Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
TESORO CORPORATION

TESORO HAWAII, LLC
and
HAWAII PACIFIC ENERGY, LLC

June 17, 2013

i

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v

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EXHIBITS

Exhibit A	Assignment of Contracts

Exhibit B	Buyer Guaranty

Exhibit C	Environmental Agreement

Exhibit D	Knowledge Individuals

Exhibit E	Transition Services Agreement

Exhibit F	Retail Assets

Exhibit G-1	Hydrocarbon Inventory Measurement Procedures

Exhibit G-2	Hydrocarbon Inventory Valuation Procedures

Exhibit H	Merchandise Inventory Measurement and Valuation Procedures

Exhibit I	Parts and Supplies Inventory Measurement and Valuation Procedures

Exhibit J	Assignment of Membership Interest

Exhibit K	License Agreement

Exhibit L	Pre-Closing Transition Services Agreement

SELLER�S DISCLOSURE SCHEDULES

Section	Description
1.1(a)	Excluded Intellectual Property
1.1(b)	Permitted Liens
1.1(c)	Seller Officers and Directors
2.5(a)(i)	Wire Transfer Instructions
3.3(a)	Seller Third Person Consents
3.3(b)	Seller�s Authorizations from Governmental Authorities
3.5	Ownership of the TH Interest
4.6	Financial Statements
4.7(d)	Fixed Assets
4.7(e)	Owned Real Property
4.7(f)	Leased Real Property
4.8(b)	Material Company Contracts
4.8(c)	Seller Contracts
4.8(d)	Excluded Contracts

(continued)

4.8(e)	Material Company Contract Defaults
4.9(a)	Authorizations
4.10	Compliance with Law
4.11	Proceedings and Orders
4.12(a)	Employees
4.13(b)	Company Plans and Company Benefit Obligations and Consents
4.14(a)	CBA�s
4.14(b)	Labor Related Administrative Proceedings
4.15	Taxes
4.16(a)	Company Intellectual Property
4.16(b)	Process Licenses
4.18	Bank Accounts/Safety Deposit Boxes
4.20(a)	Top Customers and Suppliers
4.20(b)	Customer and Supplier Terminations

BUYER�S DISCLOSURE SCHEDULES

Section	Description
5.3(a)	Buyer Third Person Consents
5.3(b)	Buyer's Authorizations from Governmental Authorities

OTHER DISCLOSURE SCHEDULES

Section	Description
2.8(a)(ii)	Annual Gross Margin Calculation
2.8(k)	Earnout Dispositions
6.1(b)(ii)	Refinery Startup Criteria
6.2	Operation of the Business
6.3(g)	Credit Support Arrangements
7.7(a)	Description of Severance Plan
7.13	Multi-Site Contracts
8.2(c)	Closing Consents

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT(this "Agreement") is entered into effective as of June 17, 2013 (the "Execution Date"), by and among TESORO CORPORATION,a Delaware corporation ("Seller"), HAWAII PACIFIC ENERGY, LLC, a Delaware limited liability company ("Buyer"), and, for the limited purposes set forth herein, TESORO HAWAII, LLC, a Hawaii limited liability company (the "Company"). Seller, Buyer and the Company may be referred to herein individually as a "Party," and collectively as the "Parties."
RECITALS
          A. Seller is the sole record and beneficial owner of all of the issued and outstanding units representing membership interests in the Company (the "TH Interest");
          B. The Company is the record and beneficial owner of all of the issued and outstanding capital stock of Smiley's Super Service, Inc., a Hawaii corporation (the "Acquired Subsidiary");
          C. Seller desires to sell and convey the TH Interest to Buyer and Buyer desires to purchase and acquire the TH Interest; and
          D. In order to induce Seller to enter into this Agreement, Buyer Guarantor is willing to execute and deliver the Buyer Guaranty simultaneously with the execution of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:
          "Acquired Subsidiary" has the meaning given such term in the Recitals of this Agreement.
          "Adjusted Net Worth" means as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its wholly-owned subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its wholly-owned subsidiaries (excluding the value of patents, trademarks, tradenames, copyrights, licenses, goodwill, leasehold improvements, prepaid assets and other intangible assets), calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the aggregate amount of the indebtedness and other liabilities of such Person and its wholly-owned subsidiaries (including tax and other proper accruals).
          "Affiliate" means, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether by contract or otherwise, and ownership of 50% or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.
          "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a corresponding or similar provision of state, local or foreign Tax Law.

          "Agreement" has the meaning given such term in the preamble of this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.
          "Allocation Schedule" has the meaning given such term in Section 7.10(j)(iii).
          "Allocation Schedule Notice of Disagreement" has the meaning given such term in Section 7.10(j)(iii).
          "Applicable Rate" means a rate per annum which shall be equal to the sum of LIBOR plus 2.0%, but in no event shall the Applicable Rate be less than an amount equal to 6.5%.
          "Arbiter" has the meaning given such term in Section 2.6(e).
          "Asset Purchase Allocation Schedule" has the meaning given such term in Section 7.10(j)(i).
          "Assets" means the Refinery, the Logistics Assets, the Retail Assets, the Real Property Interests, improvements owned by the Company and the Acquired Subsidiary (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business during the period from the Balance Sheet Date until the date of this Agreement) and located on or attached or affixed to the Real Property Interests, and all fixed assets, equipment and all other assets and rights owned or leased by, or licensed to or used by the Company and the Acquired Subsidiary, in each case, used in the day-to-day operation of the Business as it is currently operated, together with any and all rights of the Company and the Acquired Subsidiary under the contracts and agreements to which the Company or the Acquired Subsidiary is a party, and the rights to be assigned to the Company under Seller Contracts pursuant to this Agreement; but in all cases excluding the Excluded Assets.
          "Assignment of Contracts" means an assignment and assumption of contracts with respect to the Seller Contracts in the form of Exhibit A attached hereto.
          "Authorization" means any franchise, permit, license, authorization, certificate, registration, exemption, concession, approval, variance, waiver, right, settlement, compliance plan or other consent or approval granted or issued by any Governmental Authority (i) under any Law, including any Environmental Law, or (ii) under or pursuant to any Order or Material Contract with any such Governmental Authority; provided, however, "Authorizations" shall not include any license or permit issued by a Governmental Authority that grants or authorizes any interest in a right-of-way or easement or similar rights including the Pipeline ROW Interests.
          "Balance Sheet" means the unaudited consolidated balance sheet of the Companies as of the Balance Sheet Date.
          "Balance Sheet Date" means March 31, 2013.
          "Base Amount" has the meaning given such term in Section 2.3.
          "Books and Records" means all files, documents, instruments, papers, plans, drawings, manuals, books and records (including electronically stored information, to the extent reasonably practicable) owned and used by or for Seller or the Companies and relating exclusively to the ownership of the Assets or the conduct of the Business, excluding in each case any such items (i) included in or relating to the Excluded Assets or Retained Liabilities, (ii) to the extent comprising personnel medical and other records relating to employees which are prohibited by Laws or by Seller's or its Affiliates" internal policies from being transferred to Buyer or the Company without consent of the relevant employee, (iii) with respect to all corporate, financial, Tax and legal files, documents, instruments, papers, plans, drawings, manuals, books and records related to the ownership of the Assets or conduct of the Business prior to the Closing Date, (iv) to the extent disclosure or transfer is prohibited or subject to payment of fee or consideration by any license or other agreement with a Person other than Affiliates of Seller (other than the Companies), or by Law, and for which no consent to transfer has been received, until such time as consent has been obtained (at which time such item shall be deemed to be part of the Books and Records) (v) work product and attorney-client communications with any of Seller's or its Affiliates" legal counsel (other than the Companies" legal counsel), (vi) prepared in connection with or relating in any way to the transactions contemplated by this

Agreement, including bids received from other parties and analyses relating in any way to the Assets or Business, (vii) whose delivery or transfer would violate any confidentiality agreements or cause a waiver of any attorney-client or work-product privilege available to Seller or its Affiliates (other than the Companies), (viii) relating to Seller's or its Affiliates" inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and Hydrocarbon Inventory valuation procedures and records, (ix) to the extent that the disclosure of the particular terms of a contract, in the reasonable judgment of Seller, would violate any antitrust or similar Law, (x) containing financial or other data or information that is co-mingled or otherwise integrated with the data or information of Seller and its Affiliates (other than the Companies) and cannot be segregated with Commercially Reasonable Efforts by Seller or its Affiliates (other than the Companies), and (xi) that (a) are archived at locations controlled or managed by third parties and (b) are not clearly, solely, and exclusively related to the Assets or the Business and cannot be readily identified as such through the exercise of Commercially Reasonable Efforts.
          "Breach Notice" has the meaning given such term in Section 6.4.
          "Business" means the business conducted by the Company and the Acquired Subsidiary in accordance with recent past practices, including the ownership, operation and use of the Refinery, the Logistics Assets, the Retail Assets and other Assets.
          "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.
          "Buyer" has the meaning given such term in the preamble of this Agreement.
          "Buyer Guarantor" means Par Petroleum Corporation, a Delaware corporation.
          "Buyer Guaranty" means the Guaranty to be executed and delivered simultaneously with the execution of this Agreement from Buyer Guarantor to Seller, in the form of Exhibit B attached hereto.
          "Buyer Indemnitees" means Buyer, its Affiliates (including the Companies post-Closing) and their respective officers, directors, managers, employees, agents, representatives (including any officers, directors, managers, employees, agents or representatives of the Companies appointed or retained by Buyer or the Companies after the Closing or otherwise acting at the direction of Buyer, the Companies or Buyer's Affiliates after the Closing) and their permitted successors or assigns.
          "Buyer Third Person Consent" means any Third Person Consent required under (i) any Governing Document of Buyer, or (ii) any contract to which Buyer is a party or by which it or its assets is bound.
          "Buyer's FSP" has the meaning given such term in Section 7.4(b).
          "Buyer's Pension Plan" has the meaning given such term in Section 7.3(a).
          "Buyer's Plans" has the meaning given such term in Section 7.1(d).
          "Buyer's Savings Plan" has the meaning given such term in Section 7.3(b).
          "Casualty" has the meaning given such term in Section 9.1.
          "CBAs" means, collectively, all collective bargaining agreements between the Company and any collective bargaining unit of any employee union and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments with any such collective bargaining unit.
          "Claim" means any demand, claim, complaint, notice of violation or any other assertion of an Obligation, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief whether or not ultimately determined to be valid.

          "Claiming Employee" has the meaning given such term in Section 7.7(b).
          "Closing" has the meaning given such term in Section 2.4.
          "Closing Date" has the meaning given such term in Section 2.4.
          "Closing Date Payment" has the meaning given such term in Section 2.5(a)(i).
          "Code" means the Internal Revenue Code of 1986, as amended.
          "Commercially Reasonable Efforts" means efforts which are commercially reasonable to enable a Person, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Person to sell any assets, pursue any litigation or pay, incur, convey, endure or deliver any material monetary payments or other form of consideration, whether tangible or intangible, including any property, detriment, debt, right, license, obligation, waiver or release.
          "Commitment Letters" has the meaning given such term in Section 5.7.
          "Committed Refinery Inventory" means crude oil, feedstocks, intermediates and blendstocks that Seller and its Affiliates (excluding the Companies) have legally committed to purchase for delivery to the Refinery after the Closing but where title has not yet passed to Seller or its Affiliates (excluding the Companies) as of the Measurement Time.
          "Companies"means the Company and the Acquired Subsidiary.
          "Company" has the meaning given such term in the preamble of this Agreement.
          "Company Assumed Liabilities" has the meaning given such term in Section 2.9(a).
          "Company Benefit Obligations" means all Obligations, arrangements, policies, or customary practices (other than those contained in or provided under the Company Plans), whether or not legally enforceable and whether written or oral, to provide benefits (other than salary or wages) to present or former directors, managers, officers, employees or consultants of the Company, the Acquired Subsidiary or their ERISA Affiliates. Company Benefit Obligations also include consulting agreements under which the compensation paid does not depend upon the amount of the service rendered, sabbatical policies, severance payment policies, fringe benefits within the meaning of Code Section 132, workers" compensation plans, cafeteria plans, change-in-control benefits, disability benefits, retirement benefits, post-retirement benefits, supplemental unemployment benefits, vacation benefits, deferred compensation, loan, retention, bonus or other incentive compensation, and equity-based rights or compensation.
          "Company Environmental Liabilities" means any and all Orders, Claims, Losses or Obligations, including required capital expenditures, arising from or related to Environmental Laws or the Hawaii Consent Decree to the extent related to the Company, the Assets or the Business, whether known or unknown, of the Companies or the Business, whether arising before or after the Closing, including those related to Third Party Claims, actual or threatened releases of Hazardous Materials, off-site treatment, storage, recycling, or disposal and off-site migrations of Hazardous Materials or any fine, penalty or other cost assessed in connection with any alleged or actual violation(s) of Environmental Laws.
          "Company Monthly Financial Statements" has the meaning given such term in Section 6.11.
          "Company Plans" means all pension plans, as defined in Section 3(2) of ERISA ("Pension Plans") and welfare plans, as defined in Section 3(1) of ERISA ("Welfare Plans"), which the Company or an ERISA Affiliate maintains, administers, or contributes to, or is required to contribute to, or within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or an ERISA Affiliate may incur any liability and which cover any employee or former employee of the Company or any ERISA Affiliate.

          "Compensation Claims" has the meaning given such term in Section 7.7(b).
          "Confidentiality Agreement" means the Confidentiality Agreement, dated March 4, 2013 by and between Seller and Buyer Guarantor.
          "Consulting Work" means the design and planning services, engineering services, and procurement consulting and assistance performed by Seller reasonably necessary to complete the Scope of Work.
          "Credit Support Arrangements" has the meaning given such term in Section 6.3(g).
          "Current Assets"means the current assets of the Companies, on a consolidated basis, determined in accordance with GAAP and the Companies" past practices (to the extent not inconsistent with GAAP), consistently applied, as of the Measurement Time including, without duplication: (i) accounts receivable, (ii) deposits (regardless of classification) and (iii) assets accounted for as other current assets of the Companies, but excluding (A) book values for Feedstock Inventory, Product Inventory, Merchandise Inventory and Parts and Supplies Inventory to the extent such assets are measured and valued pursuant to Section 2.7 and (B) any Tax assets. For the avoidance of doubt, Current Assets shall include current assets generated by the operation of the Business prior to the Measurement Time, including credit card receipts, fuel card receipts and fleet sales. Notwithstanding the foregoing, "Current Assets" shall not include any Excluded Assets.
          "Current Liabilities" means the current liabilities of the Companies, on a consolidated basis, determined in accordance with GAAP and the Companies" past practices (to the extent not inconsistent with GAAP), consistently applied, as of the Measurement Time, including, without duplication: (i) accounts payable and (ii) liabilities accounted for as other current liabilities of the Companies. For the avoidance of doubt, Current Liabilities shall include current liabilities generated by the operation of the Business prior to the Measurement Time. Notwithstanding the foregoing, "Current Liabilities" shall not include the current portion of any capital lease obligations to the extent such capital lease obligations are not then due and payable, any Retained Liabilities, Company Environmental Liabilities or any Tax liabilities.
          "Data Room" means the electronic data room maintained by Intralinks, Inc. on behalf of Seller for the posting of documents for review by Buyer in connection with the transactions contemplated hereby.
          "De Minimis Amount" has the meaning given such term in Section 11.2(c).
          "Deposit" has the meaning given such term in Section 2.2.
          "Deposit Return Event" means the occurrence of any of the following: (a) this Agreement is terminated pursuant to Section 10.1(a); (b) this Agreement is terminated by Buyer pursuant to Section 10.1(c) and the failure to Close in such circumstance is solely due to a failure to satisfy the Closing conditions set forth in Section 8.3(a) or Section 8.3(b) (other than the execution and delivery of the Closing certificate from an executive officer of Seller); or (c) this Agreement is terminated pursuant to Section 10.1(e).
          "Diligence Representative" has the meaning given such term in Section 6.6(a).
          "Direct Claim" has the meaning given such term in Section 11.4(g).
          "Disclosure Schedules" means the disclosure schedule letters delivered by Seller to Buyer or Buyer to Seller, as the case may be, on the Execution Date. The Disclosure Schedules have been arranged in sections corresponding to the numbered sections of this Agreement.
          "Dollars" and the symbol "$" mean the lawful currency of the United States of America.

          "Effective Time" means 12:01 a.m. Hawaii-Aleutian Standard Time on the Closing Date.
          "Employees" has the meaning given such term in Section 4.12(a)(i).
          "Environmental Agreement" means the Environmental Agreement to be entered into by and among Seller, Buyer and the Company on the Closing Date, substantially in the form attached hereto as Exhibit C.
          "Environmental Condition" means any condition at, on, under, within or migrating from any tangible Assets, in each case arising out of the presence or release of any Hazardous Materials on, at or underlying the Real Property Interests or the Pipeline ROW Interests.
          "Environmental Law" means any Law or Authorization pertaining to public or employee exposure to Hazardous Materials, pollution, the environment or the protection of fish, wildlife or natural resources. For the avoidance of doubt, due to the inclusion of the word "applicable" in the definition of "Law" incorporated into this definition, any references in this Agreement to "any Environmental Law" or "any applicable Environmental Law" shall have the same meaning.
          "Equity Interests" means capital stock, partnership or membership interests or units (whether general or limited), other equity interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
          "Equity Securities" means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.
          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
          "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with the Company within the meaning of Section 4001(b)(l) of ERISA.
          "Estimated Hydrocarbon Inventory Value" has the meaning given such term in Section 2.7(a)(iii).
          "Estimated Merchandise Inventory Value" has the meaning given such term in Section 2.7(b)(iii).
          "Estimated Net Working Capital" has the meaning given such term in Section 2.6(c).
          "Estimated Parts and Supplies Inventory Value" has the meaning given such term in Section 2.7(c)(iii).
          "Estimated Refinery Startup Reimbursement" has the meaning given such term in Section 6.1(d)(v).
          "Excluded Assets" has the meaning given such term in Section 2.10.
          "Excluded Asset Transfer" has the meaning given such term in Section 2.10.
          "Excluded Contract(s)" has the meaning given such term in Section 4.8(d).
          "Excluded Intellectual Property" means the intellectual property and intellectual technology systems set forth in Section 1.1(a) of the Disclosure Schedules.
          "Execution Date" has the meaning given such term in the preamble of this Agreement.

          "Feedstock Inventory" means all crude oil, feedstock, intermediates and blendstocks owned by the Companies as of the Measurement Time, whether located at or in the Refinery, the Terminals or the Pipelines, in transit by pipeline or vessel or located elsewhere, whether in the possession of the Companies or any other Person, and regardless of whether such inventory represents wholesale exchange imbalances. For the avoidance of doubt, Feedstock Inventory includes all hydrocarbons located at the Refinery in processing units and interconnecting pipes and hydrocarbons serving as tank bottoms and heels but excluding sludge and bs&w. Additionally, Feedstock Inventory shall include Undelivered Refinery Inventory, if any.
          "Feedstock Inventory Value" means an aggregate amount equal to the market values for each constituent component of the Feedstock Inventory, calculated as of the Measurement Time in accordance with the provisions of Section 2.7(a)(ii).
          "Final Inventory Value" has the meaning given such term in Section 2.7(d)(i).
          "Final Net Working Capital" has the meaning given such term in Section 2.6(d).
          "Final Refinery Startup Reimbursement" has the meaning given such term in Section 6.1(d)(viii).
          "Financial Statements" has the meaning given such term in Section 4.6(a).
          "Financing" has the meaning given such term in Section 5.7.
          "Food Supplies" means all food products, ingredients and miscellaneous items that are intended to undergo further processing, packaging or preparation prior to their sale to customers at the retail sites of the Retail Assets or that are provided to customers at the Retail Assets at no additional charge, including soft drink syrups, coffee, hot chocolate, condiments, cups, lids, straws and napkins.
          "Fuel Credits" means all credits, allotments, renewable identification numbers ("RINs"), certificates or other authorizations relating to any applicable fuel quality standards or renewable fuel standards.
          "Fundamental Representations" has the meaning given such term in Section 11.1.
          "GAAP" means generally accepted accounting principles in the United States.
          "Governmental Authority" means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers.
          "Governing Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company agreement, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the formation, organization or governance of a Person, including any amendments thereto.
          "Hawaii Consent Decree" has the meaning given such term in Section 6.15.
          "Hazardous Materials" means (i) any chemicals, materials or substances in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, degradation products or any other materials or articles, which are listed, defined or otherwise designated as hazardous, toxic or dangerous and as such are regulated under any Environmental Law, including asbestos, and lead-containing paints or coatings, (ii) any petroleum (including crude oil), petroleum derivatives, petroleum products or by-products of petroleum refining or any oxygenate (including degradation products) in any fuel, and (iii) any other chemical, substance or waste that is regulated by any Environmental Law.
          "Honolulu Pipeline" means that certain refined products pipeline running approximately 21.2 miles connecting the Refinery to terminals located at the Honolulu International Airport, terminals located at certain military facilities, the Tesoro Sand Island Terminal, the Aloha Honolulu terminal and the Chevron terminal.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
          "Hydrocarbon Inventory" has the meaning given such term in Section 2.7(a)(ii).
          "Hydrocarbon Inventory Value" has the meaning given such term in Section 2.7(a)(i).
          "Indemnification Cap" has the meaning given such term in Section 11.2(e).
          "Indemnification Deductible" has the meaning given such term in Section 11.2(d).
          "Indemnified Party" has the meaning given such term in Section 11.4(a).
          "Indemnifying Party" has the meaning given such term in Section 11.4(a).
          "Intellectual Property" has the meaning given such term in Section 4.16(a).
          "Interim Period" means the period of time from the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to Article X.
          "Inventory Challenged Amount" has the meaning given such term in Section 2.7(d)(i).
          "Inventory Protest Letter" has the meaning given such term in Section 2.7(d)(i).
          "Inventory Statement" has the meaning given such term in Section 2.7(d)(i).
          "Kalaeloa Pipelines" means, collectively, the four (4) refined products pipelines running approximately 2.2 miles and connecting the Refinery to the loading facility at the Kalaeloa Barbers Point Harbor, the Chevron refinery, Aloha Barbers Point Terminal and HECO.
          "Knowledge" and "Known" mean, in the case of Seller, the actual knowledge of the individuals listed in Part I of Exhibit D, obtained in the normal course of their respective duties as officers, employees or consultants of Seller or any of its Affiliates, without independent investigation or inquiry and, in the case of Buyer, the actual knowledge of the individuals listed on Part II of Exhibit D, obtained in the normal course of their respective duties as officers, employees or consultants of Buyer or any of its Affiliates, without independent investigation or inquiry.
          "Law" means any applicable law (including common law), statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable Order of any court or other Governmental Authority having the effect of law in any such jurisdiction. For the avoidance of doubt, any references herein to "any Law" shall, as indicated by this definition, be deemed to refer only to such Law as is applicable in the circumstances.
          "Leased Real Property" has the meaning given such term in Section 4.7(f).
          "LIBOR" means for each applicable day, the rate stated in the "Money Rates" section of The Wall Street Journal published on such day as the one (1) month London Interbank Offered Rate; and if The Wall Street Journal is not published on such day, then the aforesaid rate in the most recent edition of The Wall Street Journal preceding such day shall be utilized for such day.
          "License Agreement" means the License Agreement to be entered into by and among Seller, Buyer and the Company on the Closing Date, substantially in the form attached hereto as Exhibit K.
          "Licensed Technology Rights" has the meaning given such term in Section 7.18(c).

          "Lien" means any mortgage, pledge, security interest, hen, deed of charge, right of first refusal or first offer, floating charge or other charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.
          "Logistics Assets" means, collectively, the Pipeline Assets, the SPM and the Terminals along with two (2) time chartered tug/barge units and one (1) leased tug boat.
          "Long-Term Inactive Employee" has the meaning given such term in Section 4.12(a)(ii).
          "Loss" means, subject to Section 11.5 and Section 11.7, any and all damages, penalties, fines, assessments, charges, costs, Obligations, losses, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable fees of attorneys, accountants and other professional advisors and expert witnesses in connection therewith.
          "Management Work" means the turnaround management, pre-start up and start-up management, operations management, and training services performed by Seller reasonably necessary to complete the Scope of Work.
          "Material Adverse Effect"means an effect, event, fact, circumstance or development ("Effects") that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Companies, taken as a whole; provided, however, that in no event shall any Effect that results from any of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement or any actions required to be taken in compliance with this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof, (b) changes or conditions generally affecting the petroleum refining, marketing and transportation industry (including feedstock pricing, refining, marketing, transportation, terminalling and trading, generally or regionally), (c) changes in general economic, capital market, regulatory or political conditions in the United States or elsewhere (including interest rate and currency fluctuations), (d) changes or proposed changes in Law occurring after the Execution Date, (e) changes or proposed changes in accounting principles or GAAP occurring after the Execution Date, (f) acts of war, insurrection, sabotage or terrorism occurring after the Execution Date, other than such acts that are specifically directed towards the Companies or the Assets, or (g) the Company's or the Acquired Subsidiary's failure, in and of itself, to meet operational or financial expectations or projections other than as a result of a breach of this Agreement by the Company or Seller; except, in the cases of clauses (b) and (c), to the extent that such Effects have a disproportionate impact on the Company or the Assets, as a whole, relative to other participants in the industry and in the locations in which the Company operates the Business.
          "Material Company Contract" has the meaning given such term in Section 4.8(b).
          "Material Contract"has the meaning given such term in Section 4.8(a).
          "Measurement Time" means 11:59 p.m. Hawaii-Aleutian Standard Time on the Closing Date.
          "Merchandise Inventory"means all merchandise (excluding any Product Inventory) owned by the Companies as of the Measurement Time and acquired for resale or use in the Retail Assets (including Food Supplies), whether in transit or located elsewhere, whether in the possession of the Companies or any other Person.
          "Merchandise Inventory Value" means the amount to be paid for the Merchandise Inventory, calculated in accordance with the provisions of Section 2.7(b)(ii).
          "Multi-Site Contract"has the meaning given such term in Section 7.13.
          "Multi-Site License" has the meaning given such term in Section 7.18(c).
          "Net Working Capital" means the sum of (a) the Current Assets; less (b) the Current Liabilities.

          "Net Working Capital Statement" has the meaning given such term in Section 2.6(d).
          "New Seller Information" has the meaning given such term in Section 6.9(a).
          "NWC Challenged Amount" has the meaning given such term in Section 2.6(d).
          "NWC Protest Letter" has the meaning given such term in Section 2.6(d).
          "Obligations" means, with respect to any Person, any duties, liabilities, covenants and obligations of such Person, whether vested or unvested, absolute or contingent, conditional or unconditional, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, disputed or undisputed, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, and whether contractual, statutory or otherwise.
          "Order" means any order, writ, ruling, decision, verdict, decree, assessment, award (including arbitration awards), judgment, stipulation, injunction, or other determination, decision or finding by, before, or under the supervision of any Governmental Authority.
          "Other Tax Contest" has the meaning given such term in Section 7.10(d)(iii).
          "Owned Real Property" has the meaning given such term in Section 4.7(e).
          "Parts and Supplies Inventory" means the warehouse and stores inventory (including tools, spare parts, catalysts, chemicals, precious metals, sulphur and other similar items) owned by the Companies as of the Measurement Time.
          "Parts and Supplies Inventory Value" means the amount to be paid for the Parts and Supplies Inventory, calculated in accordance with the provisions of Section 2.7(c)(ii).
          "Party" has the meaning given such term in the preamble of this Agreement.
          "Pension Plan" has the meaning given in the definition of Company Plan.
          "Permitted Lien" means:
          (i) inchoate Liens and charges imposed by Law and incidental to the construction, maintenance, development or operation of the Company's or the Acquired Subsidiary's properties or the operation of the Business, if payment of the obligation secured thereby is not yet due or if the validity or amount of which is being contested in good faith by the Company or the Acquired Subsidiary by appropriate action, as applicable;
          (ii) Liens for Taxes, assessments, Obligations under workers" compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet delinquent or which are being contested in good faith by the Company or the Acquired Subsidiary by appropriate actions:
          (iii) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions on the Real Property Interests (A) described in the Title Commitments, (B) to the extent related to a Real Property Interest not covered by the Title Commitments, of record or contained in any lease of such Real Property Interest or portion thereof, or (C) that do not materially interfere with, materially impair or materially impede the operation, value or use of the Assets affected thereby;
          (iv) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory Obligations, surety bonds, performance bonds, completion bonds and other Obligations of a like kind as set forth in Section 1.1(b) of the Disclosure Schedules or as otherwise incurred in the ordinary course of business that do not materially interfere with, impair or impede the Business as currently conducted by the Company or the Acquired Subsidiary;

          (v) any Liens consisting of (A) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company or the Acquired Subsidiary, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company or the Acquired Subsidiary, (B) Obligations to any Governmental Authority with respect to any Authorization and the rights reserved or vested in any Governmental Authority to terminate any such Authorization or to condemn or expropriate any property, or (C) zoning or other land use or environmental laws and ordinances of any Governmental Authority, in each case that do not materially detract from the value or marketability of the property affected or interfere with, impede or impair the Business as currently conducted by the Company or the Acquired Subsidiary;
          (vi) mechanics" and materialmen's Liens and similar charges not filed of record and not delinquent;
          (vii) mechanics" and materialmen's Liens and similar charges filed of record but (A) are being contested in good faith by appropriate action, (B) for which the Company or the Acquired Subsidiary is the beneficiary of a contractual indemnity from another Person, or (C) for which the applicable statutory foreclosure period or other enforcement rights have lapsed;
          (viii) mechanics" and materialmen's Liens and similar charges filed of record and not included in clause (vii) above for which Seller has bonded around on or before the Closing;
          (ix) Liens in respect of Orders with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained;
          (x) any Lien or title imperfection with respect to the Assets created by or resulting from any act or omission by, at the direction of or on behalf of Buyer; and
          (xi) Liens that will be paid in full or released on or prior to the Closing Date.
          "Person"means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.
          "Pipeline Assets" means, collectively, the (i) SPM Pipelines; (ii) the Honolulu Pipeline; and (iii) the Kalaeoloa Pipelines, and all current appurtenances, facilities, fixtures, pumps, valves, meters and other equipment related thereto.
          "Pipeline ROW Interests"means the parcels of land and waterways which the Company or the Acquired Subsidiary has the right to use, traverse or occupy under easements, rights-of-way, franchises, permits, licenses and other rights to or interests in relating to the installation, construction, ownership, maintenance and repair of the Pipeline Assets.
          "Post-Closing Employee" has the meaning given such term in Section 7.1(c).
          "Pre-Closing Tax Contest" has the meaning given such term in Section 7.10(d)(ii).
          "Pre-Closing Tax Period" means all taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
          "Pre-Closing Tax Return" has the meaning given such term in Section 7.10(b)(i).
          "Pre-Closing Transition Services Agreement" means that certain Pre-Closing Transition Services Agreement to be executed and delivered simultaneously with the execution of this Agreement by and between Tesoro Companies, Inc., a Delaware corporation, and Buyer, substantially in the form attached hereto as Exhibit L.

          "Pre-Transaction Claims" has the meaning given such term in Section 7.19(a).
          "Pre-Transaction Matters" has the meaning given such term in Section 7.19(a).
          "Proceeding" means any action, case, lawsuit, arbitration, mediation, investigation, hearing, audit, examination or other proceeding (including regulatory or administrative proceedings) at law or in equity, commenced, brought, conducted or heard by or before, any Governmental Authority, or any mediator, arbitrator or board of arbitration.
          "Process Licenses" has the meaning given such term in Section 4.16(b).
          "Product Inventory" means all refined products owned by the Companies as of the Measurement Time, whether located at or in the Refinery, the Pipelines, the Terminals or the Retail Assets, whether in transit by pipeline, rail car, vehicle or vessel or located elsewhere, whether in the possession of the Companies or any other Person, and regardless of whether such inventory represents wholesale exchange imbalances. For the avoidance of doubt, Product Inventory includes all hydrocarbons in interconnecting pipes and hydrocarbons serving as tank bottoms and heels.
          "Product Inventory Value" means an aggregate amount equal to the market values for each constituent component of the Product Inventory, calculated as of the Measurement Time in accordance with the provisions of Section 2.7(a)(ii).
          "Property, Motor Fuels, and Sales Taxes" has the meaning given such term in Section 7.10(a).
          "Purchase Price" has the meaning given such term in Section 2.3.
          "Real Property Interests" means the real property interests owned or leased by the Company or the Acquired Subsidiary, together with all fixtures, buildings and other structures, facilities or improvements currently or hereafter located thereon prior to the Closing and all easements, licenses, rights, appurtenances, right-of-way agreements, option agreements, use agreements and similar land-related agreements or interests relating to the foregoing but excluding the Pipeline ROW Interests.
          "Refinery" means the Company's petroleum refinery located at the Campbell Industrial Park in Kapolei, Hawaii, with a throughput capacity of 94,000 barrels per day.
          "Refinery Operational Plan" has the meaning given such term in Section 6.14(a).
          "Refinery Shutdown Activities" has the meaning given such term in Section 6.1(a).
          "Refinery Startup Completion" has the meaning given such term in Section 6.1(b)(i).
          "Refinery Startup Deposit" has the meaning given such term in Section 6.1(d)(i).
          "Refinery Startup Dispute" has the meaning given such term in Section 6.1(c).
          "Refinery Startup Expenses" means any and all expenses incurred by Seller or its Affiliates directly relating to the Refinery Turnaround and Startup Activities, including expenses relating to (i) salary, payroll expenses and benefits for employees of Seller (but excluding salary expenses of employees of the Company), (ii) engineers, (iii) contractors, (iv) third party expenses, (v) materials (including catalysts) and (vi) leased or purchased equipment incorporated into or used in the Refinery Turnaround and Startup Activities.
          "Refinery Turnaround and Startup Activities" has the meaning given such term in Section 6.1(b).
          "Refund Conditions" has the meaning given such term in Section 2.2.

          "Related Agreements" means the agreements, documents and instruments listed in Section 2.5 and any other agreements, documents and instruments executed and delivered pursuant to this Agreement including the Buyer Guaranty and the Pre-Closing Transition Services Agreement.
          "Repair Costs" has the meaning given such term in Section 9.2(a).
          "Repair Cost Dispute" has the meaning given such term in Section 9.2(c).
          "Repair Negotiation Period" has the meaning given such term in Section 9.2(b).
          "Represented Employee" has the meaning given such term in Section 4.12(b).
          "Retail Assets" means the retail assets owned by the Company located on the islands of Oahu, Maui and Hawaii at which fuel products and merchandise are marketed and sold to retail customers, and related assets, as set forth in Exhibit F to this Agreement.
          "Retained Liabilities" has the meaning given such term in Section 2.9(b).
          "Retiree Welfare Benefit" has the meaning given such term in Section 7.5.
          "Scope of Work" means the scope of work set forth in the electronic folder titled "Refinery Turnaround Scope of Work" located in the Data Room as of the Execution Date.
          "Section 338 Allocation Schedule" has the meaning given such term in Section 7.10(j)(ii).
          "Section 338(h)(10) Election Forms" has the meaning given such term in Section 7.10(i)(ii).
          "Section 338(h)(10) Elections" has the meaning given such term in Section 7.10(i)(i).
          "Securities Act" has the meaning given such term in Section 3.5.
          "Seller" has the meaning given such term in the preamble of this Agreement.
          "Seller Affiliated Group" means an Affiliated Group which includes the Seller.
          "Seller Captive Insurers" has the meaning given such term in Section 7.9(a).
          "Seller Contracts" has the meaning given such term in Section 4.8(c).
          "Seller Indemnitees" means Seller, its Affiliates (excluding the Companies post-Closing) and their respective officers, directors, employees, agents, representatives (including any officers, directors, managers, employees, agents or representatives of the Companies to the extent acting at the direction of Seller or its Affiliates prior to the Closing), and their permitted successors or assigns.
          "Seller IP" has the meaning given such term in Section 7.18(a).
          "Seller Officers and Directors" means those individuals identified as "Seller Officers and Directors" in Section 1.1(c) of the Disclosure Schedules, being all individuals holding positions with the Companies.
          "Seller Policies" has the meaning given such term in Section 7.9(a).
          "Seller Third Person Consent" means any Third Person Consent required under (i) any Governing Document of Seller, the Company or the Acquired Subsidiary, or (ii) any Material Contract to which Seller, the Company or the Acquired Subsidiary is a party or by which Seller or any of its assets is bound.

          "Seller Transaction Expenses" means the aggregate amount of all out-of-pocket fees and expenses, incurred by, or to be paid by, the Companies relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the pre-Closing transactions contemplated hereby and thereby, which shall include (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of Seller or the Companies, (b) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Liens), (c) all brokers" or finders" fees, and (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, in all cases, whether payable prior to or on the Closing Date or thereafter. For avoidance of doubt, Seller Transaction Expenses shall not include any expenses incurred by the Companies on or after the Closing at the direction or request of Buyer or its Affiliates (including the Companies beginning after the Closing Date).
          "Seller's Pension Plans" has the meaning given such term in Section 7.3(a).
          "Seller's Savings Plans" has the meaning given such term in Section 7.3(b).
          "Short-Term Inactive Employee" has the meaning given such term in Section 4.12(a)(ii).
          "SPM" means that certain floating single point mooring used for petroleum product and crude oil loading and off-loading equipment owned by the Company and located approximately 1.7 miles off the coast of the Kalaeloa Barbers Point Harbor.
          "SPM Pipelines" means, collectively, the three (3) subsea pipelines running approximately 2.0 miles and connecting the Refinery to the SPM.
          "Startup Criteria" shall mean the criteria set forth in Section 6.1(b)(ii) of the Disclosure Schedules.
          "Startup Deposit Drawn Amount" means, at a given point in time, the total amount transferred by Seller to its own account pursuant to Section 6.1(d)(iv) as of such time.
          "Straddle Period" has the meaning given such term in Section 7.10(a).
          "Straddle Tax Return" has the meaning given such term in Section 7.10(b)(ii).
          "Subsidiary Shares" has the meaning given such term in Section 4.5.
          "Taking" has the meaning given such term in Section 9.1.
          "Tax" means all United States federal, state, provincial, local or foreign income, profits, accumulated earnings, personal holding company, estimated, gross receipts, windfall profits, sales, use, transfer, value added, severance, franchise, capital gains, capital stock, withholding, ad valorem, employment, unemployment, workers" compensation, occupation, occupancy, production, social security, disability, wage, payroll, stamp, registration, premium, goods and services, real property, personal property, intangible property, severance, excise, general excise, alternative or add-on minimum, customs, or environmental taxes, or any other taxes, charges, fees, imposts, duties, levies, withholdings, escheat payments, or other assessments, imposed by any Taxing Authority, whether or not shown on a Tax Return, together with any interest, fines, penalties, or additions to tax attributable to or imposed with respect thereto, imposed by, or on behalf of any Taxing Authority, whether or not disputed.
          "Tax Contest" has the meaning given such term in Section 7.10(d)(i).
          "Tax Return" means any return, declaration, report, claim for refund or information return or statement or similar statement relating to Taxes, including any schedule or attachment thereto.

          "Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax and the Governmental Authority charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.
          "Terminals" means, collectively, (i) the two (2) refined products terminals leased and operated by the Company located on the island of Hawaii in Hilo, Hawaii; (ii) the one (1) refined products terminal leased and operated by the Company located on the island of Maui in Kahului, Hawaii; (iii) the one (1) refined products terminal leased and operated by the Company located on the island of Oahu in Hawaii; and (iv) the one (1) refined products terminal leased and operated by the Company located on the island of Kauai at the Lihue Airport in Hawaii.
          "Termination Date" has the meaning given such term in Section 10.1(d).
          "Tesoro Marks" means any name incorporating "Tesoro" or any derivation thereof that would reasonably be expected to be confused therewith, or any trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, insignia, imprints, brand identifications, and advertising of Seller or its Affiliates (including "2 Go Tesoro") and other similar indicia of origin, and all goodwill associated therewith, and registrations of and applications to register the foregoing, together with all other legal rights that arise in any of the foregoing under Law.
          "TH Interest" has the meaning given such term in the Recitals of this Agreement.
          "Third-Party Claim" has the meaning given such term in Section 11.4(b).
          "Third-Party Estimate" has the meaning given such term in Section 9.2(c).
          "Third Person Consent" means any approval, consent, amendment or waiver of a Person that is required in order to effect the transactions contemplated hereby or any of the Related Agreements or any part hereof or thereof, including waivers and consents by lenders and waivers of transfer or change of control restrictions; provided that Third Person Consents shall not include Authorizations.
          "Title Commitments" means those certain Preliminary Reports obtained by Seller issued by the Title Company under Order Nos. 6707000738 for Lot 12765, 6707000740 for Lot 3167-A, and 6707000739 for Lot 3167-B.
          "Title Company" means Old Republic Title & Escrow of Hawaii.
          "Title Policies" has the meaning given such term in Section 6.12.
          "Transition Services Agreement" means the Transition Services Agreement to be entered into by and among Tesoro Companies, Inc., a Delaware corporation, Buyer and the Company on the Closing Date, substantially in the form attached hereto as Exhibit E.
          "Treasury Regulation" means the regulations promulgated under the Code by the United States Department of Treasury.
          "Undelivered Refinery Inventory" means all crude oil, feedstock, intermediates, blendstocks and refined products owned by Seller and its Affiliates (excluding the Companies) as of the Measurement Time that is designated for use at and is in transit by vessel to the Refinery, whether in the possession of Seller, its Affiliates (excluding the Companies) or any other Person.
          "Union" has the meaning given such term in Section 4.12(b).
          "WARN Act" has the meaning given such term in Section 7.7(a).

          "Welfare Plan" has the meaning given in the definition of Company Plan.
          Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto or delivered pursuant hereto and made a part of this Agreement for all purposes. Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been (or may hereafter be) amended from time to time; provided, however, that any references to any Law in Article III, Article IV or Article V (or, as used in any Section in any such Article, any references to any Law included in any defined term used in Article III, Article IV or Article V) are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been amended, interpreted and applied through the Closing Date. In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail, but only with respect to the application of the provisions hereof or the interpretation of any of the provisions hereof. The word "includes" or "including" means "including, but not limited to," unless the context otherwise requires. The words "shall" and "will" are used interchangeably and have the same meaning. The words "this Agreement," "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The language used in this Agreement will be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. The term "cost" includes expense, and the term "expense" includes cost. All references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question unless otherwise specified. The word "or" will have the inclusive meaning represented by the phrase "and/or" unless the context requires otherwise. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day. For purposes of Article III or Article IV, the words "delivered to," "provided to," "made available to" or words of similar import mean posted to the Data Room or physically delivered to Buyer, in each case, as of the Execution Date.
ARTICLE II
PURCHASE AND SALE
          Section 2.1 Transfer of TH Interest. Subject to and in accordance with the terms of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver the TH Interest to Buyer, and Buyer agrees to purchase and accept the TH Interest from Seller, for and in consideration of the Purchase Price and the other covenants and agreements of the Parties herein.
Section 2.2 Deposit. On the Execution Date, Buyer shall pay Seller, by wire transfer or delivery of other immediately available funds to an account, or accounts, designated by Seller, a deposit against the Purchase Price of the TH Interest in an amount equal to $25,000,000 (the "Deposit"), as consideration for Seller's entry into this Agreement. This Agreement will not become a legally binding and enforceable obligation of Seller unless and until the Deposit is received by Seller. As soon as practicable after the

Execution Date, but in any event within ten (10) days after Seller receives the Deposit, Seller shall transfer the Deposit into a segregated investment account. Unless Seller and Buyer otherwise agree in writing, Seller shall use Commercially Reasonable Efforts to invest such funds in U.S. Treasury obligations with a maturity of six (6) months or less, or money market funds that invest exclusively in U.S. Treasury obligations. The Deposit shall be non-refundable in that it shall not be returned to Buyer unless all of the following events (the "Refund Conditions") occur: (a) this Agreement is terminated by Buyer or by Seller as permitted herein, and (b) a Deposit Return Event shall have occurred. Within ten (10) days following the occurrence of the Refund Conditions, Seller shall transfer to Buyer, by wire transfer or delivery of other immediately available funds to an account designated by Buyer, a cash amount equal to the Deposit. If the Closing occurs, an amount equal to the Deposit will be applied to the Purchase Price. Seller shall retain all interest or earnings received on the Deposit unless the Parties otherwise agree. Notwithstanding the preceding sentences to the contrary, in the event this Agreement is terminated pursuant to Section 10.1(e) then the amount of the Deposit that is to be refunded to Buyer shall be reduced, but not below zero, by the amount of Losses incurred by Seller and its Affiliates related to or arising from the Refinery Turnaround and Startup Activities including Losses related to the disposition of Feedstock Inventory, Undelivered Refinery Inventory and Committed Refinery Inventory.
          Section 2.3 Purchase Price. As consideration for the sale and transfer of the TH Interest, Buyer shall pay to Seller at the Closing SEVENTY FIVE MILLION ($75,000,000) (the "Base Amount"), plus or minus the adjustment set forth in Section 2.6 (Net Working Capital), plus the adjustments set forth in Section 2.7 (Inventories), and plus the Earnout Payments, if any, payable pursuant to Section 2.8 (such Base Amount, as finally adjusted, the "Purchase Price").
          Section 2.4 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller in San Antonio, Texas, or at such other place as Buyer and Seller may mutually agree, at 10:00 a.m. at the site of the Closing on the second (2nd) Business Day after the satisfaction or waiver of the conditions contained in Article VIII (other than those conditions that by their nature are to be fulfilled at Closing), or on such other date as Seller and Buyer may mutually agree (the "Closing Date"); provided, however, the Closing shall be deemed for all purposes of this Agreement to occur as of the Effective Time on the Closing Date. Buyer shall assume operational control of the Company and the Business on the Closing Date upon Seller's receipt of the Closing Date Payment by wire transfer of immediately available funds as provided below.
          Section 2.5 Deliveries at the Closing. At the Closing, the following events shall occur:
                    (a) Buyer shall deliver, or cause to be delivered, to Seller:
                              (i) An amount (the "Closing Date Payment") equal to the Base Amount,

(1)	less the Deposit,

(2)	plus or minus, as applicable, an amount equal to the Estimated Net Working Capital pursuant to Section 2.6(c),

(3)	plus an amount equal to the Estimated Hydrocarbon Inventory Value pursuant to Section 2.7(a)(iii),

(4)	plus an amount equal to the Estimated Merchandise Inventory Value pursuant to Section 2.7(b)(iii),

(5)	plus an amount equal to the Estimated Parts and Supplies Inventory Value pursuant to Section 2.7(c)(iii),

(6)	plus an amount equal to the Estimated Refinery Startup Reimbursement pursuant to Section 6.1(d)(v), and

(7)
less an amount to be agreed upon, in good faith, by Seller and Buyer prior to the Closing Date for any Taxes required under applicable Law to be deducted or withheld by Buyer which amount deducted or withheld shall be subject to Section 7.10(n), such Closing Date Payment to be paid by wire transfer of immediately available funds to the account of Seller set forth in Section 2.5(a)(i) of the Disclosure Schedules;
                    (ii) resolutions of Buyer authorizing the execution of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which Buyer is a party (to the extent required by Buyer's organizational documents), in each case certified by the Secretary or other executive officer of Buyer as being complete and correct and then in full force and effect;
                    (iii) a certificate of incumbency of the signatory officers of Buyer;
                    (iv) a certificate as to the good standing of Buyer issued by the Secretary of State of Delaware;
                    (v) the certificates referred to in Section 8.2(a) and Section 8.2(b);
                    (vi) copies of all Buyer Third Person Consents and Authorizations obtained pursuant to Section 6.3;
                    (vii) the Environmental Agreement in the form attached hereto as Exhibit C, duly executed by Buyer on behalf of itself and the Company;
                    (viii) the Transition Services Agreement in the form attached hereto as Exhibit E, duly executed by Buyer on behalf of itself and the Company; and
                    (ix) the License Agreement in the form attached hereto as Exhibit K, duly executed by Buyer on behalf of itself and the Company.
          In addition, Buyer shall accept the TH Interest from Seller, and duly execute and deliver the Related Agreements to which Buyer is a party.
                    (b) Seller shall deliver, or cause to be delivered, to Buyer:
                    (i) an Assignment of Membership Interest in the form attached hereto as Exhibit J with regard to the transfer of the TH Interest to Buyer and the admission of Buyer as the sole member of the Company;
                    (ii) the minute books and any membership records and company seals of the Company and the minute books and any stock records and company seals of the Acquired Subsidiary;

                    (iii) executed resignation letters of (or resolutions removing) the Seller Officers and Directors from their respective positions with the Company and the Acquired Subsidiary;
                    (iv) resolutions of Seller and the Company authorizing the execution of this Agreement and the Related Agreements to which Seller or the Company, as applicable, is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which Seller or the Company, as applicable, is a party (to the extent required by Seller's or the Company's organizational documents), in each case certified by the Secretary or other executive officer of Seller or the Company, as applicable, as being complete and correct and then in full force and effect;
                    (v) Governing Documents of the Company, in each case certified by the Secretary or Assistant Secretary of the Company as being complete and correct and then in full force and effect;
                    (vi) Governing Documents of the Acquired Subsidiary, in each case certified by the Secretary or Assistant Secretary of the Acquired Subsidiary as being complete and correct and then in full force and effect;
                    (vii) certificates of incumbency of the signatory officers of Seller and the Company, as applicable;
                    (viii) short form certificates as to the good standing of Seller, the Company and the Acquired Subsidiary issued by the Secretary of State or other applicable Governmental Authority of the state of formation of Seller, the Company and the Acquired Subsidiary;
                    (ix) the certificates referred to in Section 8.3(a) and Section 8.3(b);
                    (x) a certificate from Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code, duly executed by Seller;
                    (xi) the Section 338(h)(10) Election Forms referred to Section 7.10(i)(ii).
                    (xii) copies of all Seller Third Person Consents and Authorizations obtained pursuant to Section 6.3;
                    (xiii) Assignment of Contracts for those Seller Contracts for which Third Person Consents have either been obtained as of or prior to Closing or for which no Third Person Consent is required, duly executed by the Company or the Acquired Subsidiary, as applicable, and the applicable Affiliate of Seller;
                    (xiv) the Environmental Agreement in the form attached hereto as Exhibit C;
                    (xv) the Transition Services Agreement in the form attached hereto as Exhibit E;
                    (xvi) the License Agreement in the form attached hereto as Exhibit K;

                    (xvii) Certificates of resident status certifying that the Acquired Subsidiary is a "resident person" as such term is used in, and otherwise complying with, Hawaii Revised Statutes Section 235-68; and
                    (xviii) A tax clearance certificate (Form A-6) for each of the Company and the Acquired Subsidiary issued by the State of Hawaii Department of Taxation not more than fifteen (15) Business Days before the Closing Date.
          Additionally, Seller shall duly execute and deliver (or cause to be executed and delivered) the Related Agreements to which Seller or any of its Affiliates are a party.
          Section 2.6 Net Working Capital.
                    (a) If the Net Working Capital as of the Measurement Time is a positive amount, then the Purchase Price shall be increased in an amount equal to the Net Working Capital, and if the Net Working Capital as of the Measurement Time is a negative amount, then the Purchase Price shall be reduced in an amount equal to the Net Working Capital, in each case as calculated in accordance with this Section 2.6.
                    (b) Except as otherwise provided in this Section 2.6, or in the definitions of Current Assets and Current Liabilities, the items included in the components of Current Assets and Current Liabilities shall be determined, and the amounts of such items shall be calculated, in the same manner as the corresponding line items were determined and calculated, and using the same policies, practices, assumptions, procedures, classifications, methods, estimates and judgments as were used in preparing the Balance Sheet.
                    (c) At least three (3) Business Days prior to the Closing Date, Seller shall submit in writing to Buyer its good faith estimate of the Net Working Capital as of the Measurement Time (the "Estimated Net Working Capital") along with documentation supporting its good faith calculation of the Estimated Net Working Capital and shall reasonably respond to questions and comments from Buyer regarding such submission prior to the Closing Date. The Base Amount payable by Buyer on the Closing Date shall be increased or decreased, as applicable, by the amount of the Estimated Net Working Capital.
                    (d) Within sixty (60) days after the Closing Date, Seller shall submit to Buyer its written calculation (the "Net Working Capital Statement") of the actual Net Working Capital as of the Measurement Time (the "Final Net Working Capital") accompanied by the consolidated balance sheet of the Companies as of the Measurement Time. From the Closing Date through the final determination of the Final Net Working Capital in accordance with this Section 2.6(d),Buyer shall cause the Companies and their employees to provide Seller and its advisors reasonable access during normal business times to the personnel, properties and books and records of the Companies for the purpose of determining the Final Net Working Capital. Unless Buyer gives notice to Seller (a "NWC Protest Letter") on or before the thirtieth (30th) day after Buyer's receipt of the Net Working Capital Statement that Buyer disputes the Final Net Working Capital specified in the Net Working Capital Statement and setting forth in reasonable detail the amounts in dispute and the reasons therefor, then the Final Net Working Capital as specified in the Net Working Capital Statement shall become final and binding on the Parties. Except for the matters specifically set out in the NWC Protest Letter, Buyer shall be deemed to have agreed to the Net Working Capital Statement in full. If Buyer gives a NWC Protest Letter to Seller on or before such thirtieth (30th) day that it disputes the Final Net Working Capital specified in the Net Working Capital Statement, then Seller and Buyer shall meet by telephone, or at a mutually agreeable location, to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Final Net Working Capital that is being challenged by Buyer (the "NWC Challenged Amount").

                    (e) If the Parties are unable to mutually resolve the NWC Challenged Amount within twenty (20) days after receipt of the NWC Protest Letter by Seller, then PricewaterhouseCoopers, LLP or another mutually acceptable independent accounting firm (the "Arbiter") will be engaged by the Parties to determine the NWC Challenged Amount. The Arbiter: (1) will be jointly engaged by Seller and Buyer; (2) will be provided, within the (10) Business Days of accepting the engagement, with a definitive written statement from Seller and Buyer of their respective positions and a copy of the Net Working Capital Statement and the NWC Protest Letter; (3) will be advised in the engagement letter that the Parties accept the Arbiter as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the NWC Challenged Amount; (4) will be granted access to all records and personnel of the Companies and (5) will have forty-five (45) days to carry out a review and prepare a written statement of its decision regarding the NWC Challenged Amount, which shall be binding and final upon Seller and Buyer. In no event shall the Arbiter's determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute. Each Party will be afforded the opportunity to present to the Arbiter any material such Party deems relevant to the determination. The decision of the Arbiter shall be final and binding upon the Parties except in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Arbiter for correction) and shall be in substitution for and precludes the bringing of any Proceedings, including in any court, in connection with any dispute under this Section 2.6. The fees and expenses of the Arbiter incurred in resolving the disputed matter shall be shared equally by Seller, on the one hand, and Buyer, on the other hand.
                    (f) Not later than the fifth (5th) Business Day after the final determination of the Final Net Working Capital is made pursuant to this Section 2.6:
                    (i) if the Final Net Working Capital is less than the Estimated Working Capital, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer prior to such fifth (5th) Business Day, the amount of such difference together with interest thereon at the Applicable Rate from and including the Closing Date to but excluding the date of payment; or
                    (ii) if the Final Net Working Capital is greater than the Estimated Net Working Capital, then Buyer shall pay to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller prior to such fifth (5th) Business Day, the amount of such difference together with interest thereon at the Applicable Rate from and including the Closing Date to but excluding the date of payment.
          Section 2.7 Inventories.
                    (a) Feedstock Inventory and Product Inventory:
                    (i) The Purchase Price shall be increased in an amount equal to the Feedstock Inventory Value plus the Product Inventory Value (collectively, the "Hydrocarbon Inventory Value"), in each case as calculated in accordance with this Section 2.7.
                    (ii) The Feedstock Inventory and the Product Inventory (collectively, the "Hydrocarbon Inventory") shall be measured as of the Measurement Time in accordance with the measurement procedures set forth in Exhibit G-1 and shall be valued in accordance with the valuation formulas set forth in Exhibit G-2. Each Party shall be permitted to have representatives present to observe any measurements taken of Hydrocarbon Inventories.

                    (iii) At least three (3) Business Days prior to the Closing Date, Seller shall submit in writing to Buyer its good faith estimate of the Hydrocarbon Inventory and the Hydrocarbon Inventory Value as of the Measurement Time (the "Estimated Hydrocarbon Inventory Value") setting forth the types, characteristics and volumes, on a tank, truck, pipeline, vessel or other location basis along with documentation supporting its good faith calculation of the Estimated Hydrocarbon Inventory Value and shall reasonably respond to questions and comments from Buyer regarding such submission prior to the Closing Date. The Base Amount payable by Buyer on the Closing Date shall be increased by the amount of the Estimated Hydrocarbon Inventory Value.
                    (b) Merchandise Inventory:
                    (i) The Purchase Price shall be increased in an amount equal to the Merchandise Inventory Value as calculated in accordance with this Section 2.7.
                    (ii) The Merchandise Inventory shall be measured as of the Measurement Time in accordance with the measurement procedures and valued in accordance with the valuation formulas all as set forth in Exhibit H. Each Party shall be permitted to have representatives present to observe any measurements taken of Merchandise Inventory.
                    (iii) At least three (3) Business Days prior to the Closing Date, Seller shall submit in writing to Buyer its good faith estimate of the Merchandise Inventory and the Merchandise Inventory Value as of the Measurement Time (the "Estimated Merchandise Inventory Value") setting forth the types, quantities and volumes of Merchandise Inventory on a location by location basis along with documentation supporting its good faith calculation of the Estimated Merchandise Inventory Value and shall reasonably respond to questions and comments from Buyer regarding such submission prior to the Closing Date. The Base Amount payable by Buyer on the Closing Date shall be increased by the amount of the Estimated Merchandise Inventory Value.
                    (c) Parts and Supplies Inventory:
                    (i) The Purchase Price shall be increased in an amount equal to the Parts and Supplies Inventory Value as calculated in accordance with this Section 2.7.
                    (ii) The Parts and Supplies Inventory shall be measured as of the Measurement Time in accordance with the measurement procedures and valued in accordance with the valuation formulas all as set forth in Exhibit I. Each Party shall be permitted to have representatives present to observe any measurements taken of Parts and Supplies Inventory.
                    (iii) At least three (3) Business Days prior to the Closing Date, Seller shall submit in writing to Buyer its good faith estimate of Parts and Supplies Inventory and the Parts and Supplies Inventory Value as of the Measurement Time (the "Estimated Parts and Supplies Inventory Value") setting forth the types, quantities and volumes of Parts and Supplies Inventory on a location by location basis along with documentation supporting its good faith calculation of the Estimated Parts and Supplies Inventory Value and shall reasonably respond to questions and comments from Buyer regarding such submission prior to the Closing Date. The Base Amount payable by Buyer on the Closing Date shall be increased by the amount of the Estimated Parts and Supplies Inventory Value.

                    (d) Post-Closing Inventory Adjustments:
                    (i) Within sixty (60) days after the Closing Date, Seller shall submit to Buyer its written calculation (the "Inventory Statement") of the actual Hydrocarbon Inventory Value, the Merchandise Inventory Value and the Parts and Supplies Inventory Value all as of the Measurement Time (the "Final Inventory Value"). From the Closing Date through the final determination of the Final Inventory Value in accordance with this Section 2.7(d), Buyer shall cause the Companies and their employees to provide Seller and its advisors reasonable access during normal business times to the personnel, properties and books and records of the Companies for the purpose of determining the Final Inventory Value. Unless Buyer gives notice to Seller (an "Inventory Protest Letter") on or before the thirtieth (30th) day after Buyer's receipt of the Inventory Statement that Buyer disputes the Final Inventory Value specified in the Inventory Statement and setting forth in reasonable detail the amounts in dispute and the reasons therefor, then the Final Inventory Value as specified in the Inventory Statement shall become final and binding on the Parties. Except for the matters specifically set out in the Inventory Protest Letter, Buyer shall be deemed to have agreed to the Inventory Statement in full. If Buyer gives an Inventory Protest Letter to Seller on or before such thirtieth (30th) day that it disputes the Final Inventory Value specified in the Inventory Statement, then Seller and Buyer shall meet by telephone, or at a mutually agreeable location, to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Final Inventory Value that is being challenged by Buyer (the "Inventory Challenged Amount").
                    (ii) If the Parties are unable to mutually resolve the Inventory Challenged Amount within twenty (20) days after receipt of the Inventory Protest Letter by Seller, then the Arbiter will be engaged by the Parties to determine the Inventory Challenged Amount. The Arbiter: (1) will be jointly engaged by Seller and Buyer; (2) will be provided, within the (10) Business Days of accepting the engagement, with a definitive written statement from Seller and Buyer of their respective positions and a copy of the Inventory Statement and the Inventory Protest Letter; (3) will be advised in the engagement letter that the Parties accept the Arbiter as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the Inventory Challenged Amount; (4) will be granted access to all records and personnel of the Companies and (5) will have forty-five (45) days to carry out a review and prepare a written statement of its decision regarding the Inventory Challenged Amount, which shall be binding and final upon Seller and Buyer. In no event shall the Arbiter's determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute. Each Party will be afforded the opportunity to present to the Arbiter any material such Party deems relevant to the determination. The decision of the Arbiter shall be final and binding upon the Parties except in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Arbiter for correction) and shall be in substitution for and precludes the bringing of any Proceedings, including in any court, in connection with any dispute under this Section 2.7. The fees and expenses of the Arbiter incurred in resolving the disputed matter shall be shared equally by Seller, on the one hand, and Buyer, on the other hand.
                    (iii) Not later than the fifth (5th) Business Day after the final determination of the Final Inventory Value is made pursuant to this Section 2.7:

(1)
if the Final Inventory Value is less than the sum of the Estimated Hydrocarbon Inventory Value, the Estimated Merchandise Inventory Value and the Estimated Parts and Supplies Inventory Value, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer prior to such fifth (5th) Business Day, the amount of such difference together with interest thereon at the Applicable Rate from and including the Closing Date to but excluding the date of payment; or

(2)
if the Final Inventory is greater than the sum of the Estimated Hydrocarbon Inventory Value, the Estimated Merchandise Inventory Value and the Estimated Parts and Supplies Inventory Value, then Buyer shall pay to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller prior to such fifth (5th) Business Day, the amount of such difference together with interest thereon at the Applicable Rate from and including the Closing Date to but excluding the date of payment.

          Section 2.8 Earnout Payments.
                    (a) Definitions. This Section 2.8 uses the following terms with the meanings assigned to them below:
                    (i) "Annual Earnout Cap" means $20,000,000.
                    (ii) "Annual Gross Margin" means, for any Earnout Measurement Period, the excess, if any, of (A) the consolidated revenues of the Company and its subsidiaries over (B) the consolidated cost of sales of the Company and its subsidiaries, each as determined pursuant to the Consolidated Income Statement for such Earnout Measurement Period. For the avoidance of doubt, Section 2.8(a)(ii) of the Disclosure Schedules sets forth a sample calculation of the Annual Gross Margin.
                    (iii) "Computed Amounts" means, for each Earnout Measurement Period, each of the following: (A) the consolidated revenues of the Company and its subsidiaries determined pursuant to the Consolidated Income Statement for such Earnout Measurement Period, (B) the consolidated cost of sales of the Company and its subsidiaries determined pursuant to the Consolidated Income Statement for such Earnout Measurement Period, (C) the Annual Gross Margin for such Earnout Measurement Period; and (D) the Earnout Amount, if any, for such Earnout Measurement Period.
                    (iv) "Consolidated Income Statement" means, with respect to any Earnout Measurement Period, the audited consolidated statement of operations of the Company and its subsidiaries which is prepared (A) from the records of the Company, (B) on the same consolidated basis as and consistent with the financial statements for the year ended December 31, 2011 set forth in Section 4.6 of the Disclosure Schedules and (C) in accordance with GAAP applied in a consistent basis during the periods set forth therein; provided, however, that such consolidated statement of operations will exclude the effects of each item of income, gain or loss, or any revenue, charge or expense, that is: (i) extraordinary or nonrecurring (in either case, as such term is used under GAAP); (ii) not related to the ordinary course of operations of the Business; (iii) in the nature of general corporate overhead of Buyer or its Affiliates; (iv) incurred by the Company or any of its Affiliates before or after the Closing Date in connection with or related to this Agreement or the transactions contemplated by this Agreement or any financing related thereto, including transaction fees, legal, accounting or other professional fees and expenses; (v) incurred for restructuring or arising out of the voluntary shutdown or closure of any plant or facility, including severance, relocation or facility closure expenses; (vi) incurred for restructuring or arising out of the integration or consolidation of services or facilities subsequent to any acquisition, including severance, relocation or facility closure expenses; (vii) in the nature of a management fee or similar arrangement involving any Obligations to Buyer or any of its other Affiliates; or (viii) associated with the executive compensation arrangements of Buyer or any of its Affiliates or the grant, issuance or exercise of any shares of stock or other Equity Securities of Buyer or any of its Affiliates.

                    (v) "Earnout Amount" means, with respect to any Earnout Measurement Period, a dollar amount equal to the result of (A) 0.20 multiplied by (B) the positive amount, if any, by which the Annual Gross Margin for such Earnout Measurement Period exceeds the Earnout Threshold.
                    (vi) "Earnout Measurement Periods" (each an "Earnout Measurement Period") means each of the three (3) calendar years beginning January 1, 2014 through the year ending December 31, 2016.
                    (vii) "Earnout Payment" means any payment made to Seller in accordance with the provisions of Section 2.8(b).
                    (viii) "Earnout Statement" has the meaning specified in Section 2.8(c).
                    (ix) "Earnout Threshold" means, with respect to any Earnout Measurement Period an amount equal to $165,000,000.
                    (x) "Prior Earnout Payments" means, as of the time of any determination pursuant to this Section 2.8, the aggregate amount of all Earnout Payments that have been previously paid by Buyer to Seller in accordance with this Section 2.8.
                    (xi) "Post-Closing Earnout Period" means the period from (but not including) the Closing Date through (and including) the first to occur of (A) December 31, 2016, (B) the date that Buyer indefeasibly makes the payment contemplated by Section 2.8(f), (C) the date that Buyer indefeasibly makes the final Acceleration Payment contemplated by Section 2.8(j), and (D) the date that Buyer pays Earnout Payments that equal, in the aggregate, the Total Earnout Cap.
                    (xii) "Total Earnout Cap" means an amount equal to $40,000,000.
                    (b) Payment Obligation. With respect to each Earnout Measurement Period, Buyer shall pay (or cause the Company to pay) to Seller an amount equal to the Earnout Amount, if any; provided, however, that with respect to any payment pursuant to this Section 2.8(b) in no event (i) shall the Earnout Amount exceed the Annual Earnout Cap for any of the Earnout Measurement Periods or (ii) shall the aggregate of all Earnout Payments paid to Seller exceed the Total Earnout Cap. For the avoidance of doubt, in the event the Annual Gross Margin for any Earnout Measurement Period does not exceed the Earnout Threshold then such deficit shall not be carried over to any subsequent Earnout Measurement Period. In the event the Earnout Amount due to Seller with respect to an Earnout Measurement Period, when added to the Prior Earnout Payments, would cause the total of all Earnout Payments paid to and received by Seller to exceed the Total Earnout Cap, then the Earnout Amount due from Buyer to Seller with respect to such Earnout Measurement Period shall be that amount which, when added to the Prior Earnout Payments, causes the total of all Earnout Payments paid to and received by Seller to equal the Total Earnout Cap. Upon receipt by Seller of Earnout Payments that equal, in the aggregate, the Total Earnout Cap, then Buyer shall have no further Obligation to Seller for additional Earnout Amounts hereunder or otherwise under this Section 2.8.

                    (c) Earnout Statements. As soon as practicable after the end of each Earnout Measurement Period, and in any event prior to ninety (90) days after the end of each Earnout Measurement Period, Buyer will cause to be prepared in writing and delivered to Seller (i) the Consolidated Income Statement for such Earnout Measurement Period and (ii) a statement (the "Earnout Statement") setting forth each Computed Amount for such Earnout Measurement Period. Buyer shall provide (or cause the Companies to provided) to Seller and its designees reasonable access during normal business times to all materials, records and personnel of the Companies and the Business necessary for Seller to verify the correctness of each such Consolidated Income Statement and each such Computed Amount and compliance by Buyer with this Section 2.8. Subject to Section 2.8(i), each Consolidated Income Statement and each Earnout Statement will be final and binding on Buyer and Seller to the extent of information disclosed to Seller at such time unless, within thirty (30) days following the delivery of the Earnout Statement, Seller notifies Buyer in writing that Seller does not accept as correct any one or more of the Computed Amounts set forth in the Earnout Statement (the "Earnout Protest Letter") and setting forth in reasonable detail the amounts in dispute and the reasons therefor. Except for the matters specifically set out in the Earnout Protest Letter, Seller shall be deemed to have agreed to the Earnout Statement to the extent of information disclosed to Seller at such time. If Seller timely delivers an Earnout Protest Letter, then Seller and Buyer shall meet by telephone, or at a mutually agreeable location, to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Computed Amounts that are being challenged by Seller. Buyer shall pay to Seller any amounts that are not in dispute.
                    (d) Disputes. Subject to Section 2.8(i), if Seller and Buyer are unable to mutually agree upon the Computed Amounts within twenty (20) days after receipt of an Earnout Protest Letter by Buyer, the Arbiter will be engaged by Seller and Buyer to determine the Computed Amounts. The Arbiter: (i) will be jointly engaged by Seller and Buyer; (ii) will be provided, within the ten (10) Business Days of accepting the engagement, with a definitive written statement from Seller and Buyer of their respective positions and a copy of the Earnout Statement and the Earnout Protest Letter; (iii) will be advised in the engagement letter that Seller and Buyer accept the Arbiter as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the Computed Amounts; (iv) will be granted access to all records and personnel of the Companies and (v) will have forty (45) days to carry out a review and prepare a written statement of its decision regarding the Computed Amounts, which shall be binding and final upon Seller and Buyer. Seller and Buyer shall each submit their proposed Computed Amounts to the Arbiter. In no event shall the Arbiter's determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute. Each Party will be afforded the opportunity to present to the Arbiter any material such Party deems relevant to the determination. For the avoidance of doubt, the Arbiter shall have no authority to interpret the legal provisions of this Agreement except for the calculation of the Computed Amounts and definitions contained (whether directly or indirectly) therein. The decision of the Arbiter shall be final and binding upon the Parties except in the event of manifest error (in which case the relevant part of the Arbiter's determination shall be void and the matter shall be remitted to the Arbiter for correction) and shall be in substitution for and precludes the bringing of any Proceedings by either Party, including in any court, in connection with any dispute under this Section 2.8. The fees and expenses of the Arbiter incurred in resolving the disputed matter shall be shared equally by Seller, on the one hand, and Buyer, on the other hand.
                    (e) Payment. Subject to Section 2.8(f), any Earnout Payment that Buyer is required to pay pursuant to Section 2.8(b) shall be paid in full (to the extent not previously paid) no later than five (5) Business Days following the date upon which the determination of the Earnout Payment becomes final and binding upon the Parties to the extent as provided in Section 2.8(c) or Section 2.8(d), by wire transfer of immediately available funds to the account or accounts designated in writing by Seller.

                    (f) Early Termination Payment. Buyer shall have the option at any time to discharge in full its continuing obligation to make the Earnout Payments pursuant to this Section 2.8 by paying to Seller an amount equal to the positive amount by which the Total Earnout Cap exceeds the aggregate of all Prior Earnout Payments (such amount, as of any applicable date of determination, being the "Earnout Termination Payment Amount"). Any such payment shall be made by Buyer, by wire transfer of immediately available funds to an account designated in writing by Seller. Notwithstanding the foregoing provisions of this Section 2.8(f), if any petition or other action is filed by or against Buyer or the Companies under the U.S. Bankruptcy Code, Title 11 of the U.S.C., or any other Law relating to liquidation, insolvency or reorganization of debtors, or any other proceeding involving the estate or assets of Buyer or the Companies, the obligation of Buyer to make the Earnout Payments hereunder will remain effective or be reinstated, as the case may be (even if the payment contemplated by the first sentence of this Section 2.8(f) has been made), to the extent such payment is or may be voidable or otherwise subject to rescission or return as a preferential transfer, fraudulent conveyance or otherwise.
                    (g) Conduct of the Business. During the Post-Closing Earnout Period, Buyer shall (and shall cause the Companies to), in good faith, conduct the Business in the ordinary course and not in a manner intended or reasonably likely to reduce or avoid the payment of any Earnout Payments. Without limiting the foregoing, during the Post-Closing Earnout Period, without the prior written consent of Seller:
                    (i) Buyer shall (and shall cause the Companies to) use Commercially Reasonable Efforts to (A) retain and keep available the services of their respective officers and employees and (B) preserve the goodwill of their respective customers, suppliers and others having business relations with them;
                    (ii) Buyer shall not (and shall not permit the Companies to) enter into any contracts, agreements or arrangements relating to the Business with any of Buyer's Affiliates, other than contracts, agreements or arrangements on terms and conditions that are equal to or more favorable than terms and conditions which could be obtained from independent parties in arm's-length transactions; and
                    (iii) In the event Buyer or any of its Affiliates acquire, directly or indirectly, any additional assets, businesses or properties in the State of Hawaii then such assets, businesses and properties shall be owned by the Company or its wholly owned subsidiaries and results of operations of such assets, business and properties shall be included in the Annual Gross Margin calculation.
                    (h) No Equity Interest.The Parties understand and agree that (i) the contingent rights to receive the Earnout Payments shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Buyer or the Companies, (ii) Seller shall not have any rights as a security holder of Buyer or the Companies as a result of Seller's contingent right to receive the Earnout Payments hereunder, and (iii) no interest is payable with respect to Earnout Payments made on a timely basis. Seller acknowledges that (A) there is no assurance that Seller will be entitled to receive Earnout Payments and Buyer has not promised or projected the Earnout Payments and (B) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship with regards to the Earnout Payments.
                    (i) Separate Records. Buyer shall (or shall cause the Companies to) maintain separate books and records for the Business in accordance with GAAP and in such detail as to enable Seller to adequately audit the Companies" performance under the provisions of this Section 2.8 and the calculations required hereunder. Buyer shall (and shall cause the Companies to) permit Seller to conduct an audit on an annual basis in connection with Seller's review of the Earnout Statement, at Seller's cost and expense; provided that Seller shall provide notice to the Company of any such audit (such notice to be provided within thirty (30) days following receipt by Seller of the Earnout Statement for such year) and Seller's audit activities shall not unreasonably interfere with the operations of the Business. Buyer will promptly deliver (or shall cause the Companies to deliver) to Seller copies of the annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements of the Companies delivered to any lender or any representative of any lender pursuant to the terms and provisions of any agreement or instrument governing or creating any material indebtedness of Buyer or any of its Affiliates. Notwithstanding the provisions of Section 2.8(c) and Section 2.8(d) to the contrary, in the event Seller elects to conduct an audit as provided above in any year, then delivery of the Earnout Protest Letter and the provisions of Section 2.8(d) for such year shall be deferred until such audit is completed.

                    (j) Acceleration Event. In the event the Refinery ceases operations (an "Acceleration Event"), Buyer shall notify Seller promptly of such Acceleration Event and Buyer shall, in lieu of Buyer's obligation to make any other Earnout Payments under this Section 2.8, make three (3) additional payments to Seller (collectively, the "Acceleration Payments"), each in an amount equal to one-sixth of the positive amount by which the Total Earnout Cap exceeds the Prior Earnout Payments at the time of the Acceleration Event. Any payment by Buyer pursuant to this Section 2.8(j) shall be made notwithstanding the Annual Earnout Cap. Such Acceleration Payments shall be made by Buyer with the first payment being due and payable six (6) months after the Acceleration Event and the remaining two (2) payments being due and payable eighteen (18) months and thirty (30) months, respectively, after the Acceleration Event. Each Acceleration Payment shall be by wire transfer of immediately available funds to an account designated in writing by Seller. Upon payment of the final Acceleration Payment by Buyer, Buyer's obligation to make any payments under this Section 2.8 will terminate. Notwithstanding the provisions above, Seller shall have the right to elect not to accept the Acceleration Payments in lieu of Buyer's obligation to make Earnout Payments (such election to be provided within thirty (30) days following receipt by Seller of the notification of the Acceleration Event) in which event Buyer's obligation to make Earnout Payments shall continue pursuant to this Section 2.8 during the Post-Closing Earnout Period.
                    (k) Dispositions. If Buyer or the Companies shall (i) dispose, directly or indirectly, of any facility used in the Business or any portion thereof, whether by sale, merger, consolidation, operation of law, lease or otherwise, or (ii) divest, sell, convey, transfer or assign any capital equipment used in the Business (regardless, in any case, of whether such divestiture, sale, conveyance, transfer or assignment is to an unaffiliated third party or to an Affiliate of Buyer), then Buyer shall, in each such case, make an additional Earnout Payment (regardless of the Annual Earnout Cap) in an amount equal to the result of 0.20 multiplied by an amount equal to (a) the original purchase price of such asset or assets as set forth in Section 2.8(k) of the Disclosure Schedules minus (b) the sales price of such asset. Any payment by Buyer pursuant to this Section 2.8(k) shall be made notwithstanding the Annual Earnout Cap and shall not be credit against the Annual Earnout Cap. The total amount of Earnout Payments paid by Buyer as a result of the foregoing shall not exceed the Total Earnout Cap. Upon such payment by Buyer, Buyer's obligation to make any Earnout Payments with respect to such assets will terminate.
          Section 2.9 Company Assumed Liabilities; Seller Retained Liabilities.
                    (a) Buyer and the Company acknowledge and agree that, except for the Retained Liabilities and Obligations of Seller pursuant to the Environmental Agreement, (i) after the Closing, the Company will continue to retain all of its Obligations (including Company Environmental Liabilities), and (ii) to the extent not already assumed by the Company, the Company hereby unconditionally assumes all Obligations of Seller and its Affiliates in any way arising out of or related to the ownership, use or operation of the Assets or the Business on or after the Effective Time (all such Obligations in clauses (i) and (ii), whether past, present or future, known or unknown, absolute or contingent, and whether in the nature of Orders, Claims, Losses or otherwise, being herein referred to as "Company Assumed Liabilities").

                    (b) As of the Closing, Seller hereby assumes and agrees to be liable for the following (collectively, the "Retained Liabilities"):
                    (i) Obligations arising out of or with respect to (A) Long-Term Inactive Employees" employment with, or the termination of their employment from, Seller, the Company or the Acquired Subsidiary, whether such employment period is, or termination of employment occurs, prior to, on or after the Closing (except that Seller shall have no liability for Long-Term Inactive Employees who are re-employed by the Company or the Acquired Subsidiary under Section 7.1(a)(iii)); (B) Post-Closing Employees" employment with Seller, the Company, the Acquired Subsidiary or their respective Affiliates prior to the Closing (but not Post-Closing Employees" employment with, or the termination of their employment from, the Company or the Acquired Subsidiary after the Closing, including severance); (C) Company Plans or Company Benefit Obligations to Post-Closing Employees and other Employees prior to, on, or after the Closing Date only to the extent relating to employment of and eligibility of retirement benefits for the Post-Closing Employees and other Employees prior to and as of the Closing Date; (D) employees formerly employed by the Company, excluding Post-Closing Employees or Long Term Inactive Employees related to their employment with, or the termination of their employment from the Company prior to the Closing Date; and (E) any other Obligations for which Seller or its Affiliates (other than the Company and the Acquired Subsidiary) are responsible for pursuant to Section 7.1 through Section 7.7;
                    (ii) any Obligation for which Seller or its Affiliates (other than the Company and the Acquired Subsidiary) are responsible for pursuant to Section 7.10;
                    (iii) any Obligation to the extent arising out of or relating to the Excluded Assets or the transfer of the Excluded Assets pursuant to the Excluded Asset Transfer, including any Taxes arising out of or relating thereto;
                    (iv) any accounts payable, notes payable or other amounts that are payable by the Companies to Seller or any of its Affiliates (other than the Company and the Acquired Subsidiary);
                    (v) any indebtedness of the Company incurred prior to the Closing Date for borrowed money or issued for or in exchange of indebtedness for borrowed money, or (b) indebtedness of the Company incurred prior to the Closing Date that is evidenced by a note, bond, debenture or similar instrument, except (i) trade debt in the ordinary course of business and (ii) indebtedness to Affiliates of the Company that will be settled prior to the Closing (for the avoidance of doubt the provisions of this clause (v) shall not apply to any lease Obligations of the Company);
                    (vi) any liabilities to indemnify, reimburse or advance amounts to any officer or director of the Companies in respect of acting in such capacities (including with respect to any breach of fiduciary obligations by same), to the extent such liabilities accrue prior to the Closing Date, even if such Persons do not bring a Claim for indemnity, reimbursement or advancement for such liabilities until after the Closing Date; and

                    (vii) Seller Transaction Expenses but excluding such expenses that are taken into account as a liability of the Companies for purposes of the Final Net Working Capital.
          For the avoidance of doubt, the Company Environmental Liabilities are included in the Company Assumed Liabilities and are excluded from the Retained Liabilities except to the extent indemnified by Seller pursuant to the Environmental Agreement.
          Section 2.10 Excluded Assets. Each of Seller and Buyer acknowledges and agrees that (i) all rights and Obligations under the Excluded Contracts, (ii) all Excluded Intellectual Property and all of Seller's and its Affiliates" (other than the Companies") proprietary trade names, trademarks and trade dress including the Tesoro Marks, (iii) all rights of the Company related to or arising from trademark registrations for "Tesoro" or "2 Go Tesoro" or any derivations thereof, (iv) all assets and rights owned by third parties, (v) all documents and communications of Seller and its Affiliates (other than the Companies") that are subject to the attorney-client privilege or that comprise attorney work product or the attorney-client relationship, (vi) all rights on the part of Seller, its Affiliates (other than the Companies") and their respective counsel to assert or rely upon the attorney-client privilege, (vii) any accounts receivable, notes receivable or other amounts that are receivable by the Company or the Acquired Subsidiary from Seller or any of its Affiliates (subsection (i) through (vii) being collectively referred to as the "Excluded Assets") will be retained by Seller (or one or more of Seller and its Affiliates, as applicable) after the Closing. Immediately prior to Closing, the Companies shall distribute and transfer to Seller or its Affiliates (other than the Companies) or release and discharge all rights to all Excluded Assets (other than those owned by third parties) not already in possession of Seller or its Affiliates (with such distribution and transfer referred to as the "Excluded Asset Transfer"). The Excluded Asset Transfer shall be made pursuant to bills of sale, assignment and assumption agreements and such other general conveyance or release instruments as appropriate to transfer and assign title to or release and discharge rights to such Excluded Assets. Excluded Assets includes any Fuel Credits that (A) relate to the ownership or operation of the Business or the Assets and are in existence, acquired, generated, accrued or otherwise attributable to the period prior to the Closing, (B) do not otherwise relate to the operation of the Business or the Assets or (C) relate to the ownership or operation of any business by Seller or any of its Affiliates from and after the Closing. In connection with the Fuel Credits enumerated in subsection (A) in the preceding sentence, Buyer and Seller acknowledge that pursuant to the terms of that certain Product Contract by and between Aloha Petroleum Ltd. and the Company, RINs for 2013 provided for thereunder will not actually be transferred to the Company until after the Closing Date. Upon actual receipt by the Company of such RINs, Buyer agrees to cause the Company to segregate such RINs that arose on or prior to the Closing Date from those RINs that arose after the Closing Date and to transfer such pre-Closing Date RINs for 2013 to Seller through the Environmental Protection Agency's Moderated Transaction System in accordance with Section 40 CFR 80.1452 of the Renewable Fuel Standard.
          Section 2.11 Undelivered Refinery Inventory. In the event and to the extent Undelivered Refinery Inventory exists as of the Measurement Time, Seller and its Affiliates, as applicable, shall transfer and assign title to the Undelivered Refinery Inventory, effective as of the Measurement Time, to the Company. In the event and to the extent Seller or its Affiliates are contractually prohibited from transferring and assigning title to any Undelivered Refinery Inventory to the Company as of the Measurement Time then Seller (and its Affiliates, if applicable) shall continue to retain title to such Undelivered Refinery Inventory until such time as title can be transferred and assigned to the Company at which time Buyer shall cause the Company to purchase and acquire title to such Undelivered Refinery Inventory. Measurement and valuation of all Undelivered Refinery Inventory shall be made pursuant to Exhibit G-1 and G-2 and shall be included in the Hydrocarbon Inventory Value and the Estimated Hydrocarbon Inventory Value. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall indemnify, defend and hold harmless the Seller

Indemnitees from and against any and all Claims and Losses related to or arising from the Undelivered Refinery Inventory (and any other Feedstock Inventory acquired by the Company as a result of or in furtherance of the Refinery Turnaround and Startup Activities) regardless of whether the Closing occurs and regardless of any reason that the Closing does not occur; provided, however, such indemnification shall not apply in the event (i) all of the conditions to Closing pursuant to Article VIII are satisfied (other than those conditions that by their nature are to be performed at Closing) and Seller defaults in its Obligation to consummate the Closing or (ii) Buyer terminates this Agreement pursuant to Section 10.1(c) solely due to the breach by Seller of its Fundamental Representations (excluding representations and warranties contained in Section 4.15) provided that all of the other conditions to Closing pursuant to Article VIII were satisfied at the time of Buyer's termination (other than those conditions that by their nature were to be performed at Closing).
          Section 2.12 Committed Refinery Inventory. At the Closing, Seller shall transfer and assign (and, as applicable, shall cause its Affiliates (excluding the Companies) to transfer and assign), effective as of the Measurement Time, all of Seller's and its Affiliates" rights and obligations with respect to Committed Refinery Inventory which shall be transferred and assigned to the Company and the Company shall assume such rights and obligations. In the event and to the extent Seller or its Affiliates are contractually prohibited from transferring and assigning any rights or Obligations to Committed Refinery Inventory to the Company as of the Measurement Time then Seller (and its Affiliates, if applicable) shall continue to retain such rights and obligations until such time as such rights and Obligations can be transferred and assigned to the Company or title to the commodities represented thereby can be transferred to the Company at which time Buyer shall cause the Company to assume such rights and Obligations or, if applicable, purchase and acquire title to the actual commodities. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Losses related to or arising from the Committed Refinery Inventory and the commodities represented thereby regardless of whether the Closing occurs and regardless of any reason that the Closing does not occur; provided, however, such indemnification shall not apply in the event (i) all of the conditions to Closing pursuant to Article VIII are satisfied (other than those conditions that by their nature are to be performed at Closing) and Seller defaults in its Obligation to consummate the Closing or (ii) Buyer terminates this Agreement pursuant to Section 10.1(c) solely due to the breach by Seller of its Fundamental Representations (excluding representations and warranties contained in Section 4.15) provided that all of the other conditions to Closing pursuant to Article VIII were satisfied at the time of Buyer's termination (other than those conditions that by their nature were to be performed at Closing).
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
          Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the statements contained in this Article III are complete and correct as of the Execution Date, and will be complete and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date and provided that any such representation or warranty that speaks to a "current" or "currently" dated time period shall be deemed to refer to such representation or warranty as of the Execution Date):
          Section 3.1 Organization and Qualification. Seller is a Delaware corporation, duly organized and validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller's ability to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.

          Section 3.2 Authority; Enforceability. Seller has full corporate power and authority to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party, and to carry out the transactions contemplated hereby and thereby. This Agreement has been and the Related Agreements to which Seller will be a party will be duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, this Agreement and the Related Agreements to which Seller will be a party constitute the legal, valid and binding Obligations of Seller enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors" rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.
          Section 3.3 Conflicts and Approvals. Assuming the accuracy of Buyer's representations and warranties and except for (a) the receipt of the Seller Third Person Consents set forth in Section 3.3(a) of the Disclosure Schedules and (b) the effectuation of all filings required under the HSR Act and the other filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 3.3(b) of the Disclosure Schedules, neither the execution and delivery by Seller of this Agreement or the Related Agreements to which Seller will be a party, nor the performance by Seller of its Obligations hereunder or thereunder will (A) conflict with, result in a breach or violation of the terms of, cause or constitute a default under, give rise to any right of termination, cancellation or acceleration under, or require to be obtained or made any consent, waiver, order, approval, order or authorization of, or declaration, of, or notice to, or filing or registration with, any third party or any Governmental Authority, under, (i) any Law applicable to Seller or to which the TH Interest is subject, (ii) the Governing Documents of Seller, (iii) any Authorizations or Orders binding on Seller or to which the TH Interest is subject or (iv) any contract or other instrument or obligation to which Seller is a party or by which the TH Interest is subject, (B) result in the imposition or creation of any Lien, other than Permitted Liens, on the TH Interest, other than any Liens that may be created by or on behalf of Buyer, or (C) with the passage of time, the giving of notice or the taking of any action, have any of the effects set forth in clauses (A) or (B) of this Section 3.3, except for any matters described in clauses (A)(i), (iii) or (iv) that would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of Seller to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.
          Section 3.4 Proceedings. There are no Proceedings or Orders pending (for which Seller has received service of process or otherwise notice) or, to Seller's Knowledge, threatened, against Seller or its assets that would reasonably be expected to materially and adversely affect the ability of Seller to execute, deliver and perform its Obligations under this Agreement or any Related Agreement to which Seller will be a party.
          Section 3.5 Ownership of the TH Interest. Seller is the sole record and beneficial owner of the TH Interest and Seller owns the TH Interest free and clear of any Liens, other than Liens (a) arising under this Agreement, (b) arising under the Governing Documents of the Company or as disclosed in Section 3.5 of the Disclosure Schedules, and (c) imposed pursuant to the Securities Act of 1933, as amended (the 'securities Act"), and applicable state securities or "blue sky" laws. At the Closing, the delivery of the TH Interest to Buyer in accordance with the terms of this Agreement will transfer good and valid title to the TH Interest free and clear of any Liens, other than the Liens described in clauses (a) through (c) above.
          Section 3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates, except any fees and commissions that will be discharged by Seller. For the avoidance of doubt, Seller has engaged Aegis Energy Advisors Corp. as financial advisor to Seller and Seller shall be responsible for the fees and expenses of such financial advisor.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
          Except as set forth in the Disclosure Schedules, Seller and the Company hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article IV are complete and correct as of the Execution Date, and will be complete and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date and provided that any such representation or warranty that speaks to a "current" or "currently" dated time period shall be deemed to refer to such representation or warranty as of the Execution Date):
          Section 4.1 Organization and Qualification.
                    (a) The Company is an Hawaii limited liability company duly organized and validly existing and in good standing under the Laws of the State of Hawaii. The Acquired Subsidiary is an Hawaii corporation organized and validly existing and in good standing under the Laws of the State of Hawaii.
                    (b) Each of the Companies has the requisite power and authority to carry on its respective portion of the Business as currently conducted by such company. Each of the Companies is qualified and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has heretofore made available to Buyer complete and correct copies of the Governing Documents of each of the Companies, each as amended to the Execution Date and each of which is in full force and effect. None of the Companies is in violation of its Governing Documents.
                    (c) Other than the Acquired Subsidiary, there are no corporations, partnerships, limited partnerships, limited liability companies, joint ventures or other legal entities in which the Company owns, of record or beneficially, any direct or indirect Equity Securities or any right (contingent or otherwise) to acquire the same.
          Section 4.2 Authority; Enforceability. Each of the Companies has full power and authority to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party, and to carry out the transactions contemplated hereby and thereby. This Agreement has been and the Related Agreements to which each of the Companies will be a party will be duly and validly executed and delivered by the Companies, as applicable, and, assuming the due authorization, execution and delivery by Buyer, this Agreement and the Related Agreements to which each of the Companies will be a party constitute the legal, valid and binding Obligations of each of the Companies, as applicable, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors" rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.
          Section 4.3 Conflicts and Approvals. Assuming the accuracy of Buyer's representations and warranties and except for (a) the receipt of the Seller Third Person Consents set forth in Section 3.3(a) of the Disclosure Schedules, (b) the effectuation of all filings required under the HSR Act and the other filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 3.3(b) of the Disclosure Schedules and (c) for any consents, approvals or notices that may be required related to the Pipeline ROW Interests, neither the execution and delivery by the Companies of this Agreement or the Related Agreements to which each or either of the Companies will be a party, nor the performance by each of the Companies of its Obligations, as applicable, hereunder or thereunder will (A) conflict with, result in a breach or violation of the terms of, cause or constitute a default under, give rise to any right of termination, cancellation or acceleration under, or require to be obtained or made any consent, waiver, order, approval, order or authorization of, or declaration, of, or notice to, or filing or registration with, any third party or any Governmental Authority, under, (i) any Law applicable to either of the Companies or to which any of their assets are subject, (ii) the respective Governing Documents of the Companies, (iii) any Authorizations or Orders binding on either of the Companies or to which any of their respective assets are subject or (iv) any contract or other instrument or obligation of either of the Companies or to which any of their assets are subject, (B) result in the imposition or creation of any Lien, other than Permitted Liens, on any asset of any of the Companies, other than any Liens that may be created by or on behalf of Buyer, or (C) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) or (B) of this Section 4.3, except for any matters described in clauses (A)(i), (iii) or (iv) that would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of each of the Companies to execute, deliver and perform its Obligations, as applicable, under this Agreement and the Related Agreements to which it will be a party.

          Section 4.4 Capitalization of the Company. The TH Interest constitutes the sole issued and outstanding membership interest in the Company and consists of five hundred (500) issued and outstanding units. The TH Interest constitutes all of the Equity Securities of the Company. The TH Interest is uncertificated. The TH Interest is validly issued, fully paid and nonassessable and was issued and remains free of preemptive rights. There are no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the holder of the TH Interest may vote. Other than Buyer's rights as contemplated by this Agreement, there are no options, warrants, calls or other rights or agreements outstanding obligating Seller or the Company to issue, deliver or sell units representing the Company's membership interest or debt securities, or obligating Seller or the Company to grant, extend or enter into any such option, warrant, call or other such right or agreement.
          Section 4.5 Capitalization of the Acquired Subsidiary. The authorized capital stock of the Acquired Subsidiary consists of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares (the 'subsidiary Shares") are issued and outstanding. The Subsidiary Shares constitute all of the Equity Securities of the Acquired Subsidiary. The Company owns of record and beneficially all of the Subsidiary Shares free and clear of any Liens, other than Liens (a) arising indirectly under this Agreement, (b) arising under the Governing Documents of the Acquired Subsidiary, and (c) imposed pursuant to the Securities Act and applicable state securities or "blue sky" laws. The Subsidiary Shares are validly issued, fully paid and nonassessable and were issued and remain free of preemptive rights. There are no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the holder of the capital stock of the Acquired Subsidiary may vote. There are no options, warrants, calls or other rights or agreements outstanding obligating the Acquired Subsidiary to issue, deliver or sell capital stock or debt securities, or obligating the Acquired Subsidiary to grant, extend or enter into any such option, warrant, call or other such right or agreement.
          Section 4.6 Financial Statements.
                    (a) Section 4.6 of the Disclosure Schedules sets forth the following financial statements (collectively, the "Financial Statements"):

                    (i) the audited consolidated balance sheet of the Company (including the Acquired Subsidiary) as of December 31, 2011 and 2010, together with corresponding audited consolidated statements of operations and of cash flows of the Company (including the Acquired Subsidiary) for the fiscal years ended December 31, 2011, 2010 and 2009;
                    (ii) the unaudited consolidated balance sheet of the Company (including the Acquired Subsidiary) as of December 31, 2012, together with corresponding unaudited consolidated statements of operations and of cash flows for the twelve-month period ended December 31, 2012; and
                    (iii) the unaudited consolidated interim balance sheet of the Company (including the Acquired Subsidiary) as of March 31, 2013, together with corresponding unaudited consolidated interim statements of operations and of cash flows for the three-month period ended March 31, 2013.
                    (b) The Financial Statements described in Section 4.6(a)(i) have been prepared from the records of the Company (including the Acquired Subsidiary) and present fairly, in all material respects, the consolidated financial position of the Company (including the Acquired Subsidiary) as of the respective dates of the balance sheets included therein and the consolidated results of operations and cash flows of the Company (including the Acquired Subsidiary) for the respective periods set forth therein, all in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as noted in the accompanying footnotes thereto).
                    (c) The Financial Statements described in Section 4.6(a)(ii) and Section 4.6(a)(iii) have been prepared from the records of the Company (including the Acquired Subsidiary) and reflect all adjustments necessary for a fair statement, in all material respects, of the consolidated financial position of the Company (including the Acquired Subsidiary) as of the respective dates of the balance sheet included therein and the consolidated results of operations and cash flows of the Company (including the Acquired Subsidiary) for the respective periods set forth therein, all in accordance with GAAP applied on a consistent basis during the respective period covered thereby (except as noted therein) (subject to the absence of footnote disclosures and to normal and recurring year-end adjustments).
                    (d) Historically, financial statements have not been prepared for the Business as it has not operated as a separate, stand-alone enterprise. The Financial Statements for the Business have been prepared from the historical accounting records of the Companies in anticipation of a potential transaction to separate the Business from the other business activities of Seller and its other Affiliates as though the Business had been managed as a separate, stand-alone enterprise for all periods presented. As the Business has been historically managed and financed as part of a larger group, its accounts reflect certain charges for functions provided by Seller and its Affiliates that have been identified as related party transactions. It is possible that the terms of the related party transactions are not the same as the terms that might otherwise result from transactions between unrelated parties. To Seller's Knowledge, all adjustments have been reflected that are necessary for a fair presentation of the carve-out financial statements for the Business for their respective dates. The allocations have been made on a reasonable basis and have been consistently applied for each period presented. The Financial Statements may not necessarily reflect the financial position, results of operations or cash flows that the Business might have had in the past, or might have in the future, if it had existed as a separate, stand-alone enterprise.
                    (e) The net investment of Seller and its other Affiliates in the Companies has been presented in lieu of stockholder's equity in the Financial Statements. Inter-company transactions associated with the Business that involve Seller and its other Affiliates have been included in the net investment reflected in the Financial Statements since payments are not made with respect to such inter-company transactions. Transfers of asset and liabilities to and from the Companies and Seller and its other Affiliates is reflected as a component of the changes in the net investment identified by the headings "Net change in Parent advances" or "Net cash advances by Parent."

                    (f) Since the Balance Sheet Date, the Companies have not incurred any liabilities that would be required by GAAP to be included on a consolidated balance sheet of the Companies but excluding liabilities (i) reflected or reserved against in the Financial Statements or disclosed in the footnotes thereto, (ii) incurred in the ordinary course of business, (iii) included in the Final Net Working Capital, relate to the Shutdown Activities or the Startup Activities or (v) that have individually or in the aggregate, not had or would not reasonably be expected to have a Material Adverse Effect.
          Section 4.7 Assets.
                    (a) To Seller's Knowledge, the Title Commitments contain legal descriptions of all lands owned in fee simple or leased by the Company and on which the material operations of the Refinery (but not any pipelines or terminals serving it) are located subject in each case to Permitted Liens.
                    (b) Subject to the receipt of any Third Person Consent or Authorization for the transfer and assignment from Seller to the Company or the Acquired Subsidiary, as applicable, the Company and the Acquired Subsidiary own, lease or have the legal right to use their respective material Assets (or in the case of the Company's or Acquired Subsidiary's contract rights, receive the benefits of their respective Assets) free and clear of all Liens except Permitted Liens.
                    (c) The Company and the Acquired Subsidiary have good and marketable title to, or valid leasehold interests in, or license to, all of their tangible personal property, free and clear of all Liens, other than Permitted Liens, except for such nonmaterial properties as are no longer used or useful in the conduct of the Business.
                    (d) Section 4.7(d) of the Disclosure Schedules lists all material fixed assets used in or reasonably necessary for the operation of the Refinery as conducted prior to the Refinery Shutdown Activities other than the Excluded Assets.
                    (e) Section 4.7(e) of the Disclosure Schedules sets forth a complete and correct list of all Real Property Interests owned in fee simple by the Company (the "Owned Real Property"). There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property or any portion thereof or interest therein. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings (for which Seller or the Company has received service of process or otherwise notice) before any Governmental Authority with respect to any Owned Real Property. The Acquired Subsidiary does not own any Real Property Interests in fee simple.
                    (f) Section 4.7(f) of the Disclosure Schedules sets forth a list of all Real Property Interests leased to the Company (the "Leased Real Property"), including the name and address of each landlord for each such lease. Seller has delivered to Buyer complete and correct copies of each such lease. The Company is not a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property except as set forth in Section 4.7(f) of the Disclosure Schedules. The Acquired Subsidiary does not own any leasehold interest in any Real Property Interests, except as a sublessee for certain Retail Assets.
                    (g) To the Knowledge of Seller, there are no pending special assessments or reassessments (for which Seller or the Company has received service of process or otherwise notice) of any parcel included in the Real Property Interests that would reasonably be expected to result in a material increase in the real property taxes or other similar charges payable by the Company with respect to any parcel of Owned Real Property or a material increase in the rent, additional rent or other sums and charges payable by the Company under the leases for the Leased Real Property.

          Section 4.8 Material Contracts.
                    (a) For purposes of this Agreement, a "Material Contract" means, with respect to a Person, any of the following, except for this Agreement, any Excluded Contract, any Company Plan and any contract for the purchase or sale of crude oil feedstocks:
                    (i) any contract relating to any indebtedness of such Person for borrowed money in an amount in excess of $500,000, or the granting of any Lien by such Person securing any such borrowing;
                    (ii) any contract whereby such Person guarantees an Obligation in excess of $500,000 of any other Person;
                    (iii) any contract with an employee or consultant of such Person providing for annual payment by such Person in excess of $500,000 or a change in control severance benefit in excess of $500,000;
                    (iv) any contract with any officer, director or manager of such Person;
                    (v) other than the CBAs set forth in Section 4.14(a) of the Disclosure Schedules, any collective bargaining contract or other contract with a labor union;
                    (vi) any contract for the purchase or sale of feedstocks, intermediate stocks or refined products that (A) provides for forward physical delivery on a date more than ninety (90) days in the future or (B) provides for the future payment by or to the such Person of more than $2,500,000;
                    (vii) any contract for the supply of goods or services by or to such Person not covered in any other paragraph of this Section 4.8(a) that provides for future payments by or to such Person of more than $1,000,000;
                    (viii) any contract for the sale of any asset by or to such Person not covered in any other paragraph of this Section 4.8(a) that provides for the future payment by or to such Person of more than $1,000,000;
                    (ix) any lease covering the Leased Real Property or any other lease under which such Person is the lessor or lessee of real or personal property that provides for an annual base rental to or from such Person of more than $500,000;
                    (x) any contract prohibiting such Person from competing with another Person in any business or area or soliciting or hiring any Person with respect to employment;
                    (xi) any contract or agreement providing for the direct or indirect merger, consolidation, or other reorganization of the Company or the Acquired Subsidiary;

                    (xii) any other contract or agreement (other than a contract or agreement of a type described in clause (vi) above) of such Person not covered in any other paragraph of this Section 4.8(a) that provides for the future payment by or to such Person of more than $1,000,000;
                    (xiii) any joint venture, partnership, limited liability company or other similar contract;
                    (xiv) any contract that grants "most favored nations" pricing to a customer or counterparty; and
                    (xv) any contract or agreement to enter into any agreement with respect to any of the matters described in any other paragraph of this Section 4.8(a).
                    (b) Section 4.8(b) of the Disclosure Schedules sets forth a list of each Material Contract to which the Company or the Acquired Subsidiary is a party or to which any of the Assets is bound (the "Material Company Contracts").
                    (c) Section 4.8(c) of the Disclosure Schedules sets forth a list of each Material Contract to which Seller or any Affiliate of Seller (excluding the Companies) is a party, other than the Excluded Contracts, which relate primarily to the Business as currently conducted by the Company or the Acquired Subsidiary (the 'seller Contracts").
                    (d) Section 4.8(d) of the Disclosure Schedules sets forth a list of each material contract or agreement to which the Company, the Acquired Subsidiary, Seller, or any Affiliate of Seller is a party and which are used in the operation of the Business, as currently conducted by the Company or the Acquired Subsidiary, that are to be retained by Seller or its Affiliates (or if the Company or the Acquired Subsidiary is a party, which are to be assigned to Seller or its Affiliates prior to the Closing or terminated as to the Company or the Acquired Subsidiary prior to the Closing) (the "Excluded Contracts").
                    (e) Except as set forth in Section 4.8(e) of the Disclosure Schedules and as would not reasonably be expected to have a material effect, (i) none of the Company, the Acquired Subsidiary, Seller or any Affiliate of Seller has breached and is continuing the terms of any Material Company Contract or Seller Contract, or received from any third party to any such Material Company Contract or Seller Contract written notification that such contract is not in full force and effect, that the Company, the Acquired Subsidiary, Seller or any Affiliate of Seller, as applicable, has failed to perform, and such failure is continuing, its Obligations thereunder to date, or that any third party thereto has not performed its Obligations thereunder to date, (ii) to Seller's Knowledge, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, any such Material Company Contact or Seller Contract and (iii) each Material Company Contract or Seller Contract is a legal, valid, binding and enforceable agreement of the Company, the Acquired Subsidiary, Seller or any Affiliate of Seller, as applicable, and, to Seller's Knowledge, the other parties thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors" rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.
                    (f) Seller has provided to Buyer complete and correct copies of each Material Company Contract and Seller Contract relating to the Business as currently conducted by the Company or the Acquired Subsidiary (including all waivers thereunder).

          Section 4.9 Authorizations.
                    (a) The Companies possess, as of the Execution Date, all Authorizations (or have timely applied for the renewal, the granting of which is pending) that are materially necessary to carry on the Business, as currently conducted, all of which, to the extent material to the operation of the Business (taken as a whole) as currently conducted, are set forth in Section 4.9(a) of the Disclosure Schedules, and, to Seller's Knowledge, all such Authorizations are in full force and effect (except to the extent affected by the Refinery Shutdown Activities). A complete and correct copy of each material Authorization set forth in Section 4.9(a) of the Disclosure Schedules has previously been delivered to or made available for inspection by Buyer or Buyer has been given access thereto;
                    (b) To Seller's Knowledge, (i) no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by any of the Companies of, or a failure on the part of any of the Companies to comply with the terms of, any Authorization set forth in Section 4.9(a) of the Disclosure Schedules, (ii) neither of the Companies has received from any Governmental Authority written notification that any Authorization set forth in Section 4.9(a) of the Disclosure Schedules (A) is not in full force and effect, (B) has been violated in any respect, or (C) is subject to any suspension, revocation, modification or cancellation, and (iii) there is no Proceeding pending (for which the Companies have received service of process or otherwise notice) or threatened, regarding suspension, revocation, modification or cancellation of any such Authorization.
                    (c) Notwithstanding the foregoing, no representation or warranty is made in this Section 4.9 with respect to (i) Authorizations under Environmental Laws, which are addressed exclusively in Environmental Agreement, (ii) Authorizations under ERISA, which are addressed exclusively in Section 4.13 or (iii) Authorizations under Tax Laws, which are addressed exclusively in Section 4.15.
          Section 4.10 Compliance With Law. Except as set forth in Section 4.10 of the Disclosure Schedules, to Seller's Knowledge: (a) the Companies are in compliance in all material respects with all material Laws, (b) neither of the Companies has received any written notification from any applicable Governmental Authority that it is not in compliance in all material respects with any material Laws, and (c) no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the Companies to comply in all material respects with the terms of any material Law. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.10 with respect to (A) compliance with Environmental Laws, which are addressed exclusively in the Environmental Agreement, (B) compliance with ERISA, which are addressed exclusively in Section 4.13 or (C) compliance with Tax Laws, which are addressed exclusively in Section 4.15.
          Section 4.11 Proceedings and Orders. Except (i) as set forth in Section 4.11 of the Disclosure Schedules or (ii) as would not reasonably be expected to have a material effect, there are no Proceedings or Orders pending (for which the Companies have received service of process or otherwise notice) or, to Seller's Knowledge, threatened, against the Companies or to which the Assets or the Business, as currently conducted by the Companies, are subject, in any court or before or by any other Governmental Authority or any arbitrator. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.11 with respect to (i) Proceedings or Orders under or involving Environmental Laws, which are addressed exclusively in the Environmental Agreement, (ii) Proceedings or Orders under or involving ERISA, which are addressed exclusively in Section 4.13 or (iii) Proceedings or Orders under or involving Tax Laws, which are addressed exclusively in Section 4.15.

          Section 4.12 Employee Matters.
                    (a) Section 4.12(a) of the Disclosure Schedules sets forth a list of:
                    (i) the regular, full-time and regular, part-time active employees employed by the Company as of the end of the pay period immediately preceding the Execution Date (each, an "Employee", and collectively the "Employees"); and
                    (ii) the employees of the Company who, as of the Execution Date, are not actively at work, including those who are on inactive employee status or leave of absence, separately identifying those employees classified as Short-Term Inactive Employees and those employees classified as Long-Term Inactive Employees. 'short-Term Inactive Employee" means an employee who is not actively at work due to a Company-approved leave of absence of six (6) months or less that entitles such employee to reinstatement upon completion of the leave under the applicable leave policies of the Company or Laws. "Long-Term Inactive Employee" means an employee who is not actively at work due to a Company-approved leave of absence that entitles the employee to reinstatement upon completion of the leave or Laws and is not a Short-Term Inactive Employee.
                    (b) Section 4.12(a) of the Disclosure Schedules also sets forth each Employee who is represented by United Steelworkers, Local Union No. 12-591 (the "Union") (each such Employee being a "Represented Employee").
                    (c) There are no individual employment agreements governing the employment of Employees. With the exception of Employees represented by the Union, the Employees are employed at will.
                    (d) The Acquired Subsidiary does not have any employees.
          Section 4.13 Company Plans.
                    (a) With respect to each Company Plan to which the following could apply: (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred that would reasonably be expected to result in a material liability to the Company after the Closing, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation that would reasonably be expected to result in a material liability to the Company after the Closing has been incurred by the Company or any ERISA Affiliate, which liability has not been satisfied, (iii) no failure to meet the minimum funding standard, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code or any funder or other requirement of the Pension Protection Act has been incurred that would reasonably be expected to result in a material liability to the Company after the Closing, (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code and the requirements of the Pension Protection Act have been timely made, (v) neither the Company nor any of its ERISA Affiliates maintains or has an obligation to contribute, either presently or within the past six (6) years, to a "multiemployer plan" within the meaning of Section 3(37) of ERISA, and (vi) no notification to or approval from the Pension Benefit Guaranty Corporation or Internal Revenue Service is required in connection with or as a result of any transactions contemplated by this Agreement.
                    (b) Section 4.13(b) of the Disclosure Schedules sets forth a list of all material Company Plans and Company Benefit Obligations to the extent applicable to the Post-Closing Employees. Seller has made available to Buyer complete and correct copies of each of the following with respect to the Company Plans and the Company Benefit Obligations, to the extent applicable to any Post-Closing Employee: (i) any plan documents and all amendments thereto, the most recent written descriptions thereof which have been distributed to the Employees, (ii) the most recent determination or opinion letter issued with respect to each Company Plan that is intended to be qualified under Code Section 401(a), (iii) the actuarial report prepared for the last three (3) plan years for each Company Plan for which such a report was prepared, (iv) all trust documents, declarations of trust and other documents establishing other funding arrangements and all amendments thereto, and the latest financial statements thereof, (v) all material contracts and agreements relating to each Company Plan and Company Benefit Obligation, and (vi) annual report (Form 5500 series), if applicable, for the three (3) most recent plan years and all schedules thereto. Except as set forth in Section 4.13(b) of the Disclosure Schedules, transactions contemplated by this Agreement will not constitute a reportable event under ERISA or require any notice or approval from any trustee or CBA representative or other third party on account of or in connection with any Company Plan or Company Benefit Obligation or collective bargaining agreement. The transactions contemplated by this Agreement will not result in any additional funding obligation under any Company Plan or Company Benefit Obligation by the Company or its successors.

                    (c) Each Company Plan and Company Benefit Obligation has been maintained and administered in all material respects in compliance with its terms, ERISA, the Code and all applicable Laws. There are no material claims, causes of actions, penalties, penalty taxes, audit or investigation or events for any of the foregoing with respect to any Company Plan or Company Benefit Obligation.
                    (d) No payment, vesting or other benefit that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Person who is or was associated with the Company and is a "disqualified individual" (as defined in Treasury Regulation Section 1.280G-1) would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).
                    (e) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event that occurred on or prior to the Closing Date (such as a termination of employment), will result in payments of any kind that would not be deductible under Section 162(m) of the Code.
          Notwithstanding any other provisions in this Agreement to the contrary, the representations and warranties contained in this Section 4.13 are the only representations and warranties made with respect to matters arising under ERISA.
          Section 4.14 Labor Matters.
                    (a) Section 4.14(a) of the Disclosure Schedules sets forth a list of all CBAs to which the Company is a party or is bound. Seller has provided to Buyer complete and correct copies of such CBAs.
                    (b) Except as disclosed in (b) of the Disclosure Schedules or except as would not reasonably be expected to have a Material Adverse Effect, to Seller's Knowledge, (i) there are no arbitrations pending (for which the Company has received notice) pursuant to the CBAs nor are there any unfair labor practice Claims pending (for which the Company has received notice) before any agency having jurisdiction over any of the Employees and there are no union representation Claims involving any of the active Represented Employees and (ii) there are no pending strikes, work stoppages, work slowdowns, picketing, lockouts or similar labor activity, except for routine grievance matters or complaints by or with respect to any of the active Represented Employees.

          Section 4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedules:
                    (a) There are no audits or other reviews pertaining to Taxes pending or scheduled (for which the Seller, the Company or the Acquired Subsidiary have received written notice) with respect to the Company or the Acquired Subsidiary.
                    (b) All Tax Returns which were required to be filed by or with respect to the Company or the Acquired Subsidiary have been duly and timely filed (taking into account any valid extensions) and each such Tax Return was complete and correct in all material respects; all material Taxes that were required to be paid by or with respect to the Company and the Acquired Subsidiary (whether or not shown as due on any such Tax Return) have been timely (taking into account any valid extensions) paid in full.
                    (c) The Company and the Acquired Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party.
                    (d) There is no Lien for unpaid Taxes against the property of the Company or the Acquired Subsidiary other than Permitted Liens. Seller has not received any written notice of, and does not otherwise have Knowledge of, any audit, other examination or matter in controversy with respect to Taxes being conducted by a Taxing Authority with respect to the Company or the Acquired Subsidiary.
                    (e) There are no waivers of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency affecting the Company or the Acquired Subsidiary.
                    (f) There are no pending proposed deficiencies or other claims (for which the Companies have received written notice) by a Taxing Authority for unpaid Taxes of or with respect to the Company or the Acquired Subsidiary.
                    (g) Neither the Company nor the Acquired Subsidiary has any liability for the Taxes of any Person other than the Company, the Acquired Subsidiary or the Seller Affiliated Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, or pursuant to any contract, law, rule or regulation.
                    (h) Neither the Company nor the Acquired Subsidiary has received a written Claim from any Taxing Authority in a jurisdiction where the Company or the Acquired Subsidiary does not file Tax Returns stating that the Company or the Acquired Subsidiary is or may be subject to taxation by that jurisdiction.
                    (i) Neither the Company nor the Acquired Subsidiary is the beneficiary of any extension of time within which to file any Tax Return.
                    (j) The unpaid Taxes of the Company and the Acquired Subsidiary did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liabilities shown on the interim balance sheet as of the Balance Sheet Date included in the Financial Statements.
                    (k) No power of attorney granted by the Company or the Acquired Subsidiary with respect to any Taxes is currently in force.

                    (l) Immediately prior to the Closing, the Company will be disregarded as an entity separate from the Seller for U.S. federal income tax purposes, and no election has been, or will be, made under Treasury Regulations Section 301.7701-3(c) prior to the Closing to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes after the Closing.
                    (m) The Acquired Subsidiary has not been a "controlled corporation" or a "distributing corporation" in any distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof.
                    (n) All Tax returns which were required to be filed by or with respect to the Seller Affiliated Group have been duly and timely filed (taking into account any valid extensions) and each such Tax Return was correct and complete in all material respects; all material taxes that were required to be paid by the Seller Affiliated Group (whether or not shown as due on any such Tax Return) have been timely (taking into account any valid extensions) paid in full.
                    (o) The only state or political subdivisions therein in which the Company or the Acquired Subsidiary currently is required to file Tax Returns or pay Taxes is the State of Hawaii and political subdivisions therein.
Notwithstanding any other provisions in this Agreement to the contrary, the representations and warranties contained in this Section 4.15 are the only representations and warranties made with respect to Tax matters.
Section 4.16 Intellectual Property.
                    (a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, (i) the Company or the Acquired Subsidiary owns, or is licensed to use, all material trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of the Business as currently conducted by the Companies (the "Intellectual Property"), (ii) no Claim has been asserted and is pending (for which the Companies have received notice) by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to Seller's Knowledge, is there any valid basis for any such Claim, and (iii) to Seller's Knowledge, the use of such Intellectual Property by the Company or the Acquired Subsidiary, as applicable, does not infringe on the material rights of any Person.
                    (b) Except as would not have a Material Adverse Effect, all payment obligations and royalties accruing prior to the Execution Date under the licenses of Intellectual Property set forth in Section 4.16(b) of the Disclosure Schedules (the "Process Licenses") which are used by the Company in connection with the operation of the Refinery process units, have been paid.
          Section 4.17 Absence of Certain Changes. Except as contemplated by this Agreement or as reflected in Section 4.17 of the Disclosure Schedules, the Business, as currently conducted by the Companies, has not, since the Balance Sheet Date, experienced any occurrence outside of the ordinary course of business which constituted a Material Adverse Effect. Without limiting the generality of the preceding sentence, since the Balance Sheet Date there has not been any:
                    (i) offer, sale, issue or grant, or any authorization of any offering, sale, issuance or grant of, any Equity Securities of the Companies;
                    (ii) acquisition or disposition, whether by merger or consolidation, by purchasing Equity Securities or otherwise, of (A) any business or any corporation, partnership, association or other business organization or division thereof by the Companies or (B) any material assets or properties of the Companies, in each case, except for the purchase or sale of inventory in the ordinary course of business or pursuant to the Refinery Shutdown Activities or the Refinery Turnaround and Startup Activities;

                    (iii) adoption of any amendments to the Governing Documents of the Companies;
                    (iv) incurrence by the Companies of any Obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, or entrance into any guarantees, except trade debt in the ordinary course of business;
                    (v) change in any accounting principle, policy, method or procedure of the Companies or any revaluation of any material Assets;
                    (vi) material damage, destruction or loss to the Assets prior to the Execution Date;
                    (vii) destruction of any books or records of the Company or the Acquired Subsidiary other than in the ordinary course of business;
                    (viii) the settlement of any Proceeding, other than in the ordinary course of business, in each case in an amount in excess of $1,000,000 or that imposes non-monetary relief that materially adversely affects the ability of the Companies to operate the Business as currently conducted;
                    (ix) increase in the salaries or base wages of any Employee except pursuant to regular salary/wage review procedures or pursuant to CBAs;
                    (x) acceleration or delay in the collection of material accounts or notes receivable or the payment of accounts or notes payable; or
                    (xi) agreement or commitment to do any of the foregoing, or any action or omission that would reasonably be expected to result in any of the foregoing.
          Section 4.18 Bank Accounts. Section 4.18 of the Disclosure Schedules is a complete and correct list of all bank accounts and safety deposit boxes of the Companies and the names of all the Persons authorized to draw thereon and have access thereto.
          Section 4.19 Insurance. The Companies maintain, or under contractual arrangements are named as an additional insured in, policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers" compensation, vehicular, directors" and officers" liability, fiduciary liability and other casualty and property insurance relating to the Business which are customarily maintained by Persons engaged in businesses similar to the Business.
          Section 4.20 Customers and Suppliers.
                    (a) Section 4.20(a) of the Disclosure Schedules sets forth the name of (i) each of the top ten (10) customers (as determined by revenue) and (ii) each of the top ten (10) suppliers (as determined by expenses) of the Business, in each case for the twelve months ended on the December 31, 2012.

                    (b) Except as set forth in Section 4.20(b) of the Disclosure Schedules, to Seller's Knowledge, since December 31, 2012 until the Execution Date, no material vendor, exhibitor, advertiser, customer, supplier or distributor of the Business has (i) terminated, or threatened in writing to terminate, its relationship with either of the Companies or (ii) decreased materially, or threatened in writing to decrease materially, its services, supplies or materials to either of the Companies or its usage of either of the Companies" services or products in connection with the Business except to the extent related to or as a result of the Refinery Shutdown Activities.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
          Except as set forth in the Disclosure Schedules, Buyer hereby represents and warrants to Seller that the statements contained in this Article V are complete and correct as of the Execution Date, and will be complete and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date and provided that any such representation or warranty that speaks to a "current" or "currently" dated time period shall be deemed to refer to such representation or warranty as of the Execution Date):
          Section 5.1 Organization and Qualification. Buyer is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite limited liability company power and authority to carry on its business as it is now being conducted. Buyer is duly qualified as a foreign limited liability company and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer's ability to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.
          Section 5.2 Authority; Enforceability. Buyer has full limited liability company power and authority to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party, and to carry out the transactions contemplated hereby and thereby. This Agreement has been and the Related Agreements to which Buyer will be a party will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Seller, this Agreement and the Related Agreements to which Buyer will be a party constitute the legal, valid and binding Obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors" rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.
          Section 5.3 Conflicts and Approvals. Assuming the accuracy of Seller's representations and warranties and except for (a) the receipt of the Buyer Third Person Consents set forth in Section 5.3(a) of the Disclosure Schedules and (b) the effectuation of all filings required under the HSR Act and the other filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 5.3(b) of the Disclosure Schedules, neither the execution and delivery by Buyer of this Agreement or the Related Agreements to which Buyer will be a party, nor the performance by Buyer of its Obligations hereunder or thereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Buyer, (ii) the Governing Documents of Buyer, (iii) any Authorizations or Orders binding on Buyer or to which any of its assets are subject or (iv) any Material Contract of Buyer or (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 5.3, except for any matters described in this Section 5.3 that would not reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.

          Section 5.4 Proceedings. There are no Proceedings or Orders pending (for which Buyer has received service of process or otherwise notice) or, to Buyer's Knowledge, threatened, against Buyer or its assets that would reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its Obligations under this Agreement or any Related Agreement to which Buyer will be a party.
          Section 5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of Buyer, except any fees and commissions that will be discharged by Buyer.
          Section 5.6 Purchase the TH Interest for Investment.
                    (a) The TH Interest, when acquired by Buyer at the Closing, will be acquired from Seller for Buyer's own account, for investment purposes and Buyer is not acquiring the TH Interest from Seller with a view to, or to make offers of sales for Seller in connection with, any distribution thereof, or to participate or have a direct or indirect participation in any such undertaking, or to participate or have a participation in the direct or indirect underwriting of any such undertaking, in each case within the meaning of the Securities Act, or applicable state securities Laws.
                    (b) Buyer understands that (i) the TH Interest has not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and has not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (ii) Seller's reliance on such exemptions is predicated on Buyer's representations set forth herein. Buyer understands that the resale of the TH Interest may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or is exempt from such registration.
                    (c) Buyer is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer is able to bear the economic risk of the acquisition of the TH Interest pursuant to the terms of this Agreement, including a complete loss of Buyer's investment in the TH Interest.
                    (d) Buyer can bear the economic risk of its investment in the TH Interest (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the TH Interest.
                    (e) Buyer, together with its representatives and advisors, is familiar with investments of the nature of the TH Interest, understands that the purchase of the TH Interest involves certain risks, and believes that it has adequately investigated the Company, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the TH Interest. Buyer and its representatives and advisors have been afforded access, to the extent not prohibited by Law, to such information concerning the Companies and have been afforded an opportunity to ask such questions of Seller and the Companies as Buyer has deemed necessary or desirable to evaluate the merits and risks of the prospective investments in the TH Interest contemplated herein.

                    (f) For purposes of state "blue sky" Laws, Buyer represents and warrants that Buyer is located in the State of Texas and that the decision by Buyer to acquire the TH Interest shall be deemed to occur solely in the State of Texas.
          Section 5.7 Financing. Prior to the execution of this Agreement, Buyer has delivered to Seller complete and correct copies of executed commitment letters from (i) Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. and (ii) Barclays Bank PLC (including all schedules, annexes, exhibits or other attachments to such commitment letters other than those documents solely relating to fee arrangements in connection with such letters (collectively, the "Commitment Letters")). The documents relating to such fee arrangements do not contain any conditions precedent relating to the provision of the financing referred to in the Commitment Letters except for the payment of the fees provided therein. Pursuant to the Commitment Letters, such lenders and their affiliates have committed to provide and arrange the financing described therein subject to the terms and conditions set forth therein, the proceeds of which may be used to consummate the transactions contemplated by this Agreement (such financing collectively referred to as the "Financing"). The Commitment Letters are in effect as of the Execution Date and Buyer has not agreed to any material amendment or modification to any of the Commitment Letters that would adversely affect the ability of Buyer or its Affiliates to obtain financing as contemplated thereby. As of the date of this Agreement, (i) Buyer has not received from or provided to any counterparty to the Commitment Letters written notification that the Commitment Letters are not in full force and effect or have been withdrawn or terminated or otherwise amended or modified in any respect, that Buyer has failed to perform, and such failure is continuing, its Obligations thereunder to date, or that any counterparty thereto has not performed its Obligations thereunder to date, (ii) to Buyer's Knowledge, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) has resulted in or would reasonably be expected to result in a breach or violation of, or a default under, the Commitment Letters and (iii) each Commitment Letter is a legal, valid, binding and enforceable agreement of Buyer, and, to Buyer's Knowledge, the other parties thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors" rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought. Buyer and its Affiliates are in a position to satisfy all of their respective conditions to advances under the Commitment Letters to the extent such conditions are within their control. Buyer acknowledges that obtaining the Financing (y) is not a condition to its Obligation to consummate the transactions contemplated by this Agreement and (z) is not to be treated as a provision of Section 8.3.
          Section 5.8 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement and (ii) the accuracy of the representations and warranties in Article III and Article IV, at and immediately after the Closing, and after giving effect to the Closing and the other transactions contemplated hereby, Buyer will not (A) be insolvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured) and (B) have incurred debts beyond its ability to pay as they become absolute and matured.
          Section 5.9 Personnel Credentials. Buyer or its Affiliates will, as of the Closing Date, have employed, contracted with, or otherwise retained sufficient personnel having the credentials, experience, training and safety records reasonably necessary for the safe operation of the Refinery from and after the Closing.

ARTICLE VI
PRE-CLOSING COVENANTS
          Section 6.1 Refinery Shutdown, Turnaround and Startup Activities.
                    (a) Refinery Shutdown. Buyer acknowledges that prior to the Execution Date the Company determined and commenced activities to shut down the Refinery and intended to convert the Refinery into an import terminal. The Company ceased refining operations at the Refinery on or about April 23, 2013 pursuant to which the Company shut down those processing units of the Refinery set forth in Section 6.1(a) of the Disclosure Schedules including ceasing long-term capital improvement and replacement projects and ceasing routine maintenance and routine preventive maintenance activities necessary for ongoing refining operations (collectively, the "Refinery Shutdown Activities").
                    (b) Refinery Turnaround and Startup. Seller shall use Commercially Reasonable Efforts, beginning promptly after the execution of this Agreement, to provide, to and for the benefit of the Company, the Consulting Work and the Management Work (collectively, the "Refinery Turnaround and Startup Activities"). Buyer hereby approves the Scope of Work.
                    (i) The Refinery Turnaround and Startup Activities shall be deemed to be complete when the operations of the Refinery satisfy the Startup Criteria (the "Refinery Startup Completion"), and Seller shall not be obligated to perform any further Refinery Turnaround and Startup Activities following the Refinery Startup Completion.
                    (ii) If Seller and Buyer are unable to agree whether the Startup Criteria have been met, then an independent and experienced third party engineering firm that is mutually agreeable to Seller and Buyer shall be engaged to determine and evaluate the non-legal issues that are in dispute. The cost of retaining such firm shall be borne equally by Buyer and Seller.
                    (c) Changes in Scope of Work. Any amendments or modifications to the Scope of Work shall be in writing signed by an authorized representative of Seller and Buyer, and an authorized representative of Buyer shall be reasonably available during the normal business hours of the Company to make such decisions. In the event that Seller proposes a change to the Scope of Work to which Buyer does not agree, and Seller believes in good faith that such change is necessary for successful and safe completion of the remaining items in the Scope of Work (a "Refinery Startup Dispute"), Seller shall provide written notice to Buyer setting forth in reasonable detail the basis of the Refinery Startup Dispute. A member of senior management (vice president level or higher) of Buyer and Seller shall meet by telephone, or at a mutually agreeable location, in good faith to attempt to resolve the Refinery Startup Dispute within five (5) days from the date of the notice. In the event Buyer and Seller are unable to resolve the Refinery Startup Dispute in accordance with the foregoing provisions, Seller may, in Seller's discretion, cease further Refinery Turnaround and Startup Activities.
                    (d) Pricing and Payment; Reimbursement. Seller shall pay the Refinery Startup Expenses, subject to the reimbursement provisions set forth below. For the avoidance of doubt, Seller shall not be reimbursed by Buyer for Refinery Startup Expenses in excess of $15,000,000 unless and until the Refinery Startup Expenses exceed $20,000,000, in which event Seller shall receive reimbursement from Buyer for amounts in excess of $20,000,000 (whether pursuant to Section 2.5(a)(i)(6) at Closing or Section 6.1(d)(iv) prior to Closing).
                    (i) Within seven (7) days of the Execution Date, Buyer shall pay Seller, by wire transfer of immediately available funds to an account, or accounts, designated by Seller, an initial deposit for the benefit of Seller in the amount of $15,000,000 (the "Refinery Startup Deposit").

                    (ii) In the event that the Refinery Startup Expenses incurred by Seller or its Affiliates exceed $20,000,000 in the aggregate, Seller shall so notify Buyer in writing. Within three (3) Business Days of receipt of such notice, Buyer shall replenish the Refinery Startup Deposit by paying Seller, by wire transfer of immediately available funds to an account, or accounts, designated by Seller, an additional deposit for the benefit of Seller in the amount of $7,000,000.
                    (iii) As soon as practicable after receipt of any funds attributed to the Refinery Startup Deposit by Seller, but in any event within ten (10) days thereafter, Seller shall transfer the Refinery Startup Deposit into a segregated investment account.
                    (iv) Seller may transfer portions of the Refinery Startup Deposit to its own account from time to time as Seller may desire to reimburse Seller for Startup Refinery Expenses. Seller may not transfer any portion of the Refinery Startup Deposit to its own account unless the Refinery Startup Expenses incurred to date exceed the Startup Deposit Drawn Amount. From and after the date the Refinery Turnaround and Startup Activities commence, Seller shall provide, as requested by Buyer, reasonably appropriate records indicating the Refinery Startup Expenses incurred to date with a reasonable level of detail sufficient to allow Buyer to evaluate Seller's draws on the Refinery Startup Deposit. If Buyer disputes the amount or payment of any Refinery Startup Expenses, at any time (subject to Section 6.1(d)(viii)), Buyer shall provide Seller with written notice setting forth in reasonable detail the amounts in dispute and the reasons therefor. If Buyer provides such a notice, a procedure similar to the procedure set forth in Section 2.6(d) and Section 2.6(e) shall be followed to resolve the dispute.
                    (v) At least three (3) Business Days prior to the Closing Date, Seller shall submit in writing to Buyer its good faith estimate, as of the Closing Date, by which the Refinery Startup Expenses will exceed $27,000,000 (the "Estimated Refinery Startup Reimbursement") along with documentation supporting its good faith calculation of the Estimated Refinery Startup Reimbursement and shall reasonably respond to questions and comments from Buyer regarding such submission prior to the Closing Date. The Base Amount payable by Buyer on the Closing Date shall be increased or decreased, as applicable, by the amount of the Estimated Refinery Startup Reimbursement.
                    (vi) In the event that the total amount of the Refinery Startup Deposit delivered to Seller exceeds the Refinery Startup Expenses upon the completion of the Refinery Turnaround and Startup Activities, Seller shall refund to Buyer such excess at the Closing (subject to a reasonable amount reserved by Seller for invoices Seller expects to receive after the Closing).
                    (vii) Notwithstanding any other provision in this Agreement to the contrary and regardless of whether or not the Closing occurs and regardless of any reason that the Closing does not occur, Buyer shall pay to Seller (1) the Estimated Refinery Startup Reimbursement, either at the Closing pursuant to Section 2.5(a)(i)(6) or within ten (10) Business Days of the termination of this Agreement, and (2) the Final Refinery Startup Reimbursement within five (5) Business Days after the Final Refinery Startup Reimbursement becomes final pursuant to Section 6.1(d)(viii).

                    (viii) Within sixty (60) days after the payment contemplated in Section 6.1(d)(vii) has been delivered by Buyer to Seller, Seller shall deliver to Buyer notice of the amount by which the Refinery Startup Expenses exceeded $27,000,000 (the "Final Refinery Startup Reimbursement"). Unless Buyer gives notice to Seller on or before the thirtieth (30th) day after Buyer's receipt of such notice that Buyer disputes the amount setting forth in reasonable detail the amounts in dispute and the reasons therefor, then the Final Refinery Startup Reimbursement as specified in the notice shall become final and binding on the Parties. If Buyer provides such a notice, a procedure similar to the procedure set forth in Section 2.6(d) and Section 2.6(e) shall be followed to arrive at a Final Refinery Startup Reimbursement. Buyer shall promptly pay any amounts not in dispute.
                    (ix) Seller shall provide, as reasonably requested by Buyer, accounting reports setting forth actual and budgeted amounts for the Refinery Startup Expenses. Seller shall permit a Diligence Representative of Buyer to have reasonable access to the Refinery, subject to Section 6.6, to review such reports and monitor the Refinery Turnaround and Startup Activities.
                    (e) Course of performance. To the extent Seller performs the Refinery Turnaround and Startup Activities, during the course thereof:
                    (i) Seller shall use its Commercially Reasonable Efforts to perform the Refinery Turnaround and Startup Activities within the time frames indicated in the Scope of Work and to perform the Refinery Turnaround and Startup Activities in a diligent, orderly and professional manner; and
                    (ii) Seller shall keep Buyer informed of all material factors which may affect Seller's progress of the Refinery Turnaround and Startup Activities and the various dates when Seller anticipates completion of the items detailed on the Scope of Work.
                    (f) Independent Contractor. Seller will be an independent contractor with respect to all Refinery Turnaround and Startup Activities performed pursuant to this Section. Neither Seller nor any contractors nor the employees of either shall be deemed to be servants, employees or agents of Buyer.
                    (g) Waiver of Warranties. Notwithstanding any other provision in this Agreement to the contrary, SELLER HAS NOT MADE AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (I) THE QUALITY, CONDITION, OR OPERABILITY OF THE ASSETS AS MODIFIED BY THE REFINERY TURNAROUND AND STARTUP ACTIVITIES, (II) THE MERCHANTABILITY OF THE ASSETS AS MODIFIED BY THE REFINERY TURNAROUND AND STARTUP ACTIVITIES, (III) FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AS MODIFIED BY THE REFINERY TURNAROUND AND STARTUP ACTIVITIES, OR (IV) THE CONFORMITY OF THE ASSETS AS MODIFIED BY THE REFINERY TURNAROUND AND STARTUP ACTIVITIES TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, AND ALL TANGIBLE PURCHASED ASSETS SUBJECT TO THE REFINERY TURNAROUND AND STARTUP ACTIVITIES SHALL BE DELIVERED "AS IS, WHERE IS" WITH ALL FAULTS.
                    (h) Release and Indemnification of Seller. In addition to other indemnifications provided by Buyer elsewhere in this Agreement, Buyer hereby releases and discharges and agrees to indemnify, defend, and hold harmless the Seller Indemnitees from and against any and all Claims and Losses caused by, arising out of, or in any way incidental to or in connection with the performance of the Refinery Turnaround and Startup Activities, whether arising before or after completion thereof, and in any manner directly or indirectly caused, occasioned or contributed to, in whole or in part, or claimed to be caused, occasioned or contributed to, in whole or in part, by the following:

                    (i) The negligence or fault or gross negligence, whether active or passive, (but excluding willful misconduct) of the Seller Indemnitees or their contractors, subcontractors or vendors;
                    (ii) The negligence, fault, gross negligence or willful misconduct, whether active or passive, of Buyer or its contractors, subcontractors or vendors or any third parties (or any of its owners, directors, officers, employees or agents);
                    (iii) The concurrent negligence or fault, whether active or passive, of any combination of the Seller Indemnitees, Buyer or its contractors, subcontractors or vendors, or any third party (or any of their respective owners, directors, officers, employees or agents); or
                    (iv) Where liability with or without fault is imposed, or sought to be imposed, on the basis of any theory of strict liability by operation of law or any violation or failure to comply with any law, rule, regulation, order or requirement of any Governmental Authority.
          BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT SUCH INDEMNIFICATION INCLUDES AN INDEMNIFICATION OF THE SELLER INDEMNITEES FOR AND AGAINST EACH OF THEIR OWN NEGLIGENCE AND GROSS NEGLIGENCE (but excluding to the extent of willful misconduct of the Seller Indemnitees). The provisions of this Section 6.1(h) shall survive the termination or completion of the Refinery Turnaround and Startup Activities and the Closing.
          Section 6.2 Operation of the Business. Except (i) as set forth in Section 6.2 of the Disclosure Schedules, (ii) as otherwise contemplated by this Agreement (including the pre-Closing transfer of any Excluded Assets to Seller or any Affiliate of Seller (other than to the Company or the Acquired Subsidiary) and including the Refinery Shutdown Activities and the Refinery Turnaround and Startup Activities), or (iii) as otherwise consented to by Buyer, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period Seller shall (and shall cause the Company and the Acquired Subsidiary) to:
                    (a) afford to Buyer and its agents, advisors and representatives reasonable access during normal business hours to the Company's and the Acquired Subsidiary's properties, personnel and the books and records and shall furnish such information about the Company and the Acquired Subsidiary's as Buyer shall reasonably request, all upon reasonable notice to Seller and in a manner that does not interfere in any material respect with the normal operations of the Business and the Company or the Acquired Subsidiary;
                    (b) operate the Business and provide routine maintenance of the Assets in the usual and ordinary course consistent with past practice or as otherwise provided in Section 6.2 of the Disclosure Schedules;
                    (c) use Commercially Reasonable Efforts to preserve substantially intact its business organization, and to preserve relationships with agents, lessors, suppliers, customers and employees;
                    (d) not offer, sell, issue or grant, or authorize the offering, sale, issuance or grant of, any Equity Securities of the Companies;
                    (e) not acquire or sell by or through the Companies, whether by merger or consolidation, by purchasing Equity Securities or otherwise, any business or any corporation, partnership, association or other business organization or division thereof or any material assets or properties of the Companies, in each case, except for the purchase or sale of inventory in the ordinary course of business or assets purchased pursuant to the Refinery Turnaround and Startup Activities;

                    (f) not adopt any amendments to the Governing Documents of the Companies;
                    (g) not incur any Obligations of the Companies for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, nor enter into any guarantees by the Companies, except (i) trade debt in the ordinary course of business and (ii) indebtedness to Affiliates of the Company and the Acquired Subsidiary that will be settled prior to Closing;
                    (h) not destroy any books or records of the Companies other than in the ordinary course of business;
                    (i) promptly notify Buyer of any material emergency or other material change in the Business or the Assets (for purposes of this subsection (i) only, "material" shall mean events or circumstances which result or would reasonably be likely to result in Losses equal to or greater than $5 million in relation to the Refinery, $1 million in relation to the Logistic Assets and $250,000 in relation to the Retail Assets);
                    (j) not settle any Proceeding related to the Companies or the Business, other than in the ordinary course of business or as contemplated pursuant to Section 6.15 related to the Hawaii Consent Decree, in each case in an amount in excess of $1,000,000 or that imposes non-monetary relief that materially and adversely affects the ability of the Companies to operate the Business as currently conducted;
                    (k) not create any Lien (other than a Permitted Lien the release of which the Companies are pursuing by Commercially Reasonable Efforts) against any of the Assets;
                    (l) not make an election under Treasury Regulations Section 301.7701-3(c) to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes;
                    (m) except as may be required by GAAP, not change any accounting method or accounting practice of the Companies;
                    (n) not enter into, terminate or materially amend or materially modify any Material Company Contract or Seller Contract (excluding Multi-Site Contracts), or otherwise waive, release or assign any material rights, claims or benefits of the Company or the Acquired Subsidiary under any such Material Contract or enter into any derivative, option, hedge or futures contracts in all cases other than in the ordinary course of business; provided, that this provision shall not require the Company to seek or obtain Buyer's consent in order to set or change the prices at which the Company or the Acquired Subsidiary provides goods or services to customers in the ordinary course of business;
                    (o) perform and comply in all material respects with the Material Company Contracts;
                    (p) comply in all material respects with applicable Laws;
                    (q) maintain (or continue to have the benefit of) insurance with respect to the Business, comparable in amount, scope and coverage to that in effect on the Execution Date;

                    (r) not adopt, enter into or amend any Company Plan or CBA if the adoption, entry or amendment would reasonably be likely to result in any materially increased cost or expense to either of the Companies after the Closing;
                    (s) not enter into or amend any employment, severance, consulting or other compensation agreement or arrangement with any existing or new director, officer, independent contractor or employee of either of the Companies except for offer letters, employment agreements and individual consulting agreements for new hires (other than the hiring of officer-level employees) entered into in the ordinary course of business that are terminable at will and without further liability to either of the Companies;
                    (t) not materially increase the salaries or base wages of any Employee, or terminate any individual without cause or except pursuant to a CBA, if applicable;
                    (u) not agree, resolve or commit to do any of the actions prohibited in clauses (d) through (h), (j) through (n) or (r) through (t) that would, or the effects of which would, survive the Closing.
          Section 6.3 Appropriate Action; Consents; Filings. During the Interim Period:
                    (a) Subject to Seller's and Buyer's additional Obligations in clauses (b), (c) and (d) of this Section 6.3 and the other terms and conditions of this Agreement, Seller and Buyer shall each use Commercially Reasonable Efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements; provided, however, that the foregoing shall not require or cause any Party to waive any right it may have under other provisions of this Agreement and (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Buyer, Seller, the Company or the Acquired Subsidiary in connection with the authorization, execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.
                    (b) As promptly as practicable, Seller and Buyer shall make all necessary filings, including filings under the HSR Act and other filings and registrations referred to in the Disclosure Schedules, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any Law at or prior to the Closing. Buyer and Seller shall bear the costs and expenses of their respective filings; provided, that Buyer shall pay the filing fee in connection with any such filings. Seller and Buyer shall reasonably cooperate in connection with the making of all such filings and subsequent submissions to any Governmental Authority. Seller and Buyer shall each use Commercially Reasonable Efforts to furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing and will keep the other Party reasonably informed with respect to any consent, authorization, order or approval sought from, or exemption, review, investigation or inquiry conducted by, any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each Party shall (i) have the right to review in advance, and to the extent practicable consult on, any written materials submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement, and (ii) consult with and consider in good faith the views of the other Party, prior to making any submission, providing any material correspondence or entering into any agreement with any Governmental Authority with respect to the transactions contemplated hereby.

                    (c) Buyer and Seller shall each give prompt notice to the other of the receipt of and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims or Proceedings against, relating to, or involving or otherwise affecting the Company, the Acquired Subsidiary, Buyer or Seller that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the Obligations of the other Party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such Party under this Agreement, or (C) delay or impede the ability of either Buyer or Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective Obligations set forth herein.
                    (d) Buyer and Seller each agree to cooperate and to use Commercially Reasonable Efforts to contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement or the Related Agreements, including the pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding the foregoing, nothing in this Section 6.3 shall require, or be construed to require any Party or its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Parties or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Parties of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement. Neither Buyer nor Seller nor any of their respective Affiliates shall purchase or otherwise acquire or agree to purchase or otherwise acquire, whether directly or indirectly, any assets or interest in any assets or Persons that would reasonable be expected to materially and adversely affect the filings made pursuant to Section 6.3(b).
                    (e) Buyer and Seller shall each timely give or cause to be given all notices to third Persons and use Commercially Reasonable Efforts to obtain all Third Person Consents (i) set forth in Section 3.3(a) and Section 5.3(a) of the Disclosure Schedules, (ii) required under any Material Company Contract or Seller Contract in connection with the consummation of the transactions contemplated hereby or (iii) otherwise required to prevent a Material Adverse Effect from occurring prior to or after the Closing.
                    (f) Buyer shall use Commercially Reasonable Efforts to secure the release of Seller and its Affiliates from liability for any post-Closing Obligations of the Companies under any Authorizations or Material Contracts assigned or transferred from Seller or its Affiliates to the Companies, and to secure the release of Seller and its Affiliates from any guarantees of the Companies" post-Closing Obligations under any Authorizations or Material Contracts to which the Companies remain a party after Closing. Buyer's efforts in this regard shall include, if necessary, causing the Buyer Guarantor to guarantee the Obligations of the Company under the affected Authorizations or Material Contracts. Buyer acknowledges that Seller and its Affiliates shall have the right to cancel or revoke all guarantees, bonds, letters of credit and similar undertakings provided by them or on their behalf to secure any post-Closing Obligations of the Companies. The provisions of this paragraph shall survive the Closing.

                    (g) Notwithstanding Section 6.3(f), prior to the Closing Buyer shall deliver to the applicable beneficiary or counterparty replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to Buyer and the relevant beneficiary or counterparty, in substitution and replacement of those credit support arrangements set forth in Section 6.3(g) of the Disclosure Schedules (the "Credit Support Arrangements"), in form and substance acceptable to Seller, and shall cause the release as of the Closing of Seller and its Affiliates from all Obligations relating to the Credit Support Arrangements.
          Section 6.4 Breach Notice. If, prior to the Closing Date, Buyer obtains Knowledge of a breach of any of Seller's representations, warranties or covenants contained in this Agreement, Buyer shall notify Seller in writing of such information (the "Breach Notice") as promptly as reasonably possible but in all events no later than two (2) Business Days prior to the Closing Date. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer's good faith estimate of the potential Losses associated with such breach.
          Section 6.5 Exclusive Dealing. During the Interim Period, Seller and the Company shall, and each shall cause each of their respective officers, directors, employees and Affiliates to, not discuss, or otherwise enter into any agreements or other arrangements regarding, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the Equity Securities or assets of the Companies with any other Person (an "Acquisition Proposal") or provide any information to any third party other than information which is traditionally provided in the ordinary course of such entity's business operations to third parties where such entity and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such possible sale or other disposition of the equity or assets of the Companies. During the Interim Period, Seller and the Company shall, and each shall cause their respective officers, directors, employees and Affiliates to, immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing. Notwithstanding the foregoing, the provisions of this Section 6.5 shall not apply to or limit or impair any future discussions, plans, negotiations or agreements for the sale, merger or consolidation of Seller.
          Section 6.6 Right of Entry.
                    (a) Buyer hereby acknowledges that any access to the Refinery and any other Assets of the Company or the Acquired Subsidiary utilized by Buyer or any representative, consultant or other Person acting by or on behalf of Buyer ("Diligence Representative") shall be at the sole risk, cost and expense of Buyer. Buyer shall comply and shall ensure that each Diligence Representative complies with all safety and similar requirements customarily imposed by the Company or the Acquired Subsidiary on its properties. Before and after the Closing, Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Losses for personal injury, death, disease, illness or property damage or other Losses arising out of Buyer's or any Diligence Representative's entry upon or access to the Refinery and any other assets or other Losses of the Company or the Acquired Subsidiary and all Losses incurred by the Seller Indemnitees with respect to each such Claim. Additionally, any inspection or investigation conducted by or on behalf of Buyer or its Diligence Representatives shall be conducted in accordance with all Laws, including all Environmental Laws, applicable Refinery rules and regulations (including those related to health, safety, security and the environment) and in such manner as not to unreasonably interfere with the Refinery or any other Assets or operations of the Company or the Acquired Subsidiary. During the Interim Period, Buyer shall not be entitled to conduct any invasive testing or environmental assessments or any other sampling (including air sampling) or testing of soil or ground or surface water at, on or under, any real property associated with the Refinery or any other Assets of the Company or the Acquired Subsidiary, without the prior written consent of Seller, Buyer being limited to the review of Seller's or its Affiliate's records or any other publicly available materials or information with regard to these matters.

                    (b) Before Buyer or any Diligence Representative is permitted to engage in any activities within the Refinery or at any other locations of Assets, Buyer shall (or shall cause the applicable Diligence Representative to) provide proof or otherwise attest that the following types and minimum amounts of insurance coverage are in effect and cover the activities of Buyer or such Diligence Representative:

A.	1. Worker's Compensation [1]	As required by applicable law.
	2. Employer's Liability	$100,000 each accident
B.	Commercial General Liability:	$1,000,000 Combined Single Limit endorsed to cover (i) contractual liability Bodily Injury and Property Damage assumed under this Agreement, (ii) products liability, and (iii) completed operations
C.	Automobile Liability Coverage: endorsed to cover all owned, non-owned and hired vehicles	$1,000,000 Combined Single Limit Bodily Injury and Property Damage Combined
D.	Umbrella Liability in excess of A.2., B. & C. Endorsed to provide a drop-down endorsement in the event underlying limits are exhausted by claims. (Not required for Diligence Representatives whose scope of work is limited to low risk activities distant from Refinery operational areas.)	$10,000,000
          Buyer shall furnish (or cause to be furnished) to Seller a certificate of insurance evidencing that the above minimum coverages are in effect. All policies shall contain a waiver of subrogation clause in favor of the Seller Indemnitees. All policies except A.1 above shall be endorsed to name the Seller Indemnitees as additional insureds. The certificate of insurance shall further specify that all coverages are primary over (and not contributory with or secondary to) any insurance carried by the Seller Indemnitees for their own account. Such insurance shall be endorsed with a standard cross liability clause in favor of the Seller Indemnitees. Such insurance shall cover the actions of Buyer and all Diligence Representatives. The certificate of insurance shall state that Seller shall be provided with not less than thirty (30) days prior written notice of any cancellation or material adverse change with respect to any of the policies.
          Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.6 shall survive the Closing and any cancellation or termination of this Agreement. The insurance required under this paragraph shall operate independent and apart from Buyer's indemnification Obligations under this Agreement.
          Section 6.7 Condition of the Assets. In consummating the purchase and the sale of the TH Interest contemplated hereunder, Buyer acknowledges that it will become the sole member of the Company and thereby an indirect owner of the Assets including the Subsidiary Shares, and that, and that, except for (and without limiting) the representations and warranties expressly made in Article III and Article IV or in any other document delivered pursuant hereto, BUYER ACCEPTS SUCH ASSETS AS MODIFIED IN CONNECTION WITH THE REFINERY TURNAROUND AND STARTUP ACTIVITIES (TO THE EXTENT SUCH ACTIVITIES HAVE BEEN CONDUCTED AS OF THE CLOSING) IN THEIR AS-IS, WHERE-IS, CONDITION, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ENVIRONMENTAL AGREEMENT.
______________________
1 Not required for individual Diligence Representatives who have no employees.

          Section 6.8 Independent Investigation. EXCEPT FOR (AND WITHOUT LIMITING) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, BUYER ACKNOWLEDGES AND AGREES THAT: (a) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY SELLER OR ANY OF ITS AFFILIATES, EXPRESS OR IMPLIED, AS TO (i) THE ASSETS, OR (ii) THE LIABILITIES, THE BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE TH INTEREST, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (b) SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY OR ON BEHALF OF SELLER, THE COMPANY, THE ACQUIRED SUBSIDIARY OR ANY AFFILIATES OF SELLER, INCLUDING (i) ANY MODELS PROVIDED BY SELLER OR ITS AFFILIATES, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, (ii) ANY OTHER INFORMATION PROVIDED IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED MAY 2012, AS SUPPLEMENTED, IF ANY, TO THE DATE OF THIS AGREEMENT, (iii) ANY CORRESPONDENCE FROM SELLER OR AEGIS ENERGY ADVISORS CORP. OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES, (iv) ANY PRESENTATION BY THE MANAGEMENT OF SELLER OR ITS AFFILIATES, AND (v) ANY INFORMATION MADE AVAILABLE TO BUYER, OR STATEMENTS MADE TO BUYER, DURING SITE OR OFFICE VISITS, IN ANY DATA ROOM OR MANAGEMENT PRESENTATION; (c) NEITHER SELLER NOR ANY AFFILIATE, AGENT, OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE COMPANY, THE ACQUIRED SUBSIDIARY OR THEIR RESPECTIVE ASSETS; AND (d) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER OR FROM ANY PORTION OF THE REFINERY OR THE OTHER ASSETS, COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, LAND USE, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS, COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER INTERNATIONAL, NATIONAL, REGIONAL, FEDERAL, STATE, PROVINCIAL OR LOCAL REQUIREMENTS OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS, INCLUDING ENVIRONMENTAL HEALTH AND SAFETY LAWS AND PERMITS.

          WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY THIRD PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYER MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR SELLER OR ANY OF ITS AFFILIATES OTHER THAN COMPANY AND THE ACQUIRED SUBSIDIARY (SHOULD THE CLOSING OCCUR), EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYER OR ITS AGENTS, REPRESENTATIVES OR CONSULTANTS.
          BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER SHALL INDEMNIFY, DEFEND AND HOLD THE SELLER INDEMNITEES HARMLESS AGAINST ALL CLAIMS AND LOSSES CAUSED BY BUYER's CLAIMING OR ATTEMPTING TO EXERCISE ANY RIGHTS (WHETHER AS A THIRD PARTY BENEFICIARY OR OTHERWISE) UNDER, ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR SELLER OR ANY OF ITS AFFILIATES.
          WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYER AT ANY TIME OR IN ANY FORMAT BY SELLER OR ANY OF ITS AFFILIATES CONSTITUTE LEGAL ADVICE, AND BUYER (i) WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM SELLER, ANY OF SELLER's AFFILIATES, OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS, REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS, AND (ii) AGREES TO INDEMNIFY, DEFEND AND HOLD THE SELLER INDEMNITEES HARMLESS AGAINST ANY SUCH ASSERTION MADE BY OR ON BEHALF OF ANY OF BUYER's AFFILIATES.
          Section 6.9 Supplement to Disclosure Schedules.
                    (a) Seller may from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedules (including adding new Sections to the Disclosure Schedules related to provisions of this Agreement that currently do not contemplate qualification by the Disclosure Schedules) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any matter that would constitute a breach of any representation or warranty of Seller in Article III or Article IV as of the Closing Date (such new or additional information being "New Seller Information"). For purposes herein "New Seller Information" shall not include information that is updated in the ordinary course of business during the Interim Period (e.g., updated lists of Employees) and is provided to Buyer prior to the Closing.
                    (b) For purposes of determining whether Buyer's conditions set forth in Section 8.3 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude the New Seller Information. If Buyer has a right to terminate this Agreement pursuant to Section 10.1(c) as a result of the conditions set forth in Section 8.3 not being satisfied but Buyer elects to proceed with the Closing and the Closing does occur, then the New Seller Information shall be deemed to be accepted by Buyer, and Buyer shall be deemed to have waived and not be entitled to make a Claim thereon under this Agreement (including pursuant to Article XI) or otherwise. If, however, Buyer does not have such a right to terminate this Agreement pursuant to Section 10.1(c) as a result of the conditions set forth in Section 8.3 being satisfied and the Closing does occur, then the New Seller Information shall not be deemed to be accepted or waived by Buyer, and Buyer shall be entitled to make a Claim thereon under this Agreement (including pursuant to Article XI) or otherwise.

          Section 6.10 Financing Matters.
                    (a) During the Interim Period, Seller and the Companies shall use Commercially Reasonable Efforts to, and shall cause its and their respective accountants, legal counsel, officers and employees to use Commercially Reasonable Efforts to, provide, at Buyer's expense, reasonable cooperation as may be requested by Buyer in connection with Buyer's efforts to obtain the Financing provided that (a) the Companies shall not be required to pay any commitment or other similar fee or incur any Obligation in connection with the Financing, except following the Closing, (b) such cooperation does not unreasonably interfere with the ongoing operations of Seller or of the Business, (c) Seller shall not have any Obligation for any statements, materials or information provided by Seller or the Companies or their representatives to Buyer and (d) prior to the Closing, the Companies shall not have any liability for any statements, materials or information provided by the Companies or their representatives to Buyer. For the avoidance of doubt, neither Seller nor the Companies will be requested or required to prepare projections, pro forma statements, information memoranda, offering memoranda or similar documents that may be required of Buyer in connection with the Financing. The foregoing provisions shall not alter or amend Buyer's Obligation to consummate the transactions contemplated by this Agreement and a breach or purported breach of this Section 6.10(a) shall not be treated as a provision of Section 8.3.
                    (b) During the Interim Period, Buyer shall keep Seller reasonably informed regarding the status of Buyer's activities (including status of negotiations and documentation) to obtain the Financing.
          Section 6.11 Company Monthly Financial Statements. During the Interim Period, the Company shall deliver to Buyer, as soon as reasonably practicable, but in no event later than twenty (20) Business Days after the end of each calendar month, the unaudited consolidated interim balance sheet and statement of operations and cash flows of the Company and the Acquired Subsidiary as of and for the period for each calendar month ended after the Execution Date (the "Company Monthly Financial Statements"). The Company Monthly Financial Statements shall be prepared on a basis consistent with manner in which the Financial Statements of Section 4.6(a)(iii) were prepared.
          Section 6.12 Title Insurance and Surveys. Buyer, at its sole cost and expense, may procure owner's title insurance policies (the "Title Policies") from Title Company with respect to the Owned Real Property or the Leased Real Property insuring title subject only to the Permitted Liens and such other general title exceptions as may be raised by the Title Company; provided, that Buyer's ability or inability to obtain title insurance from the Title Company on the Owned Real Property or the Leased Real Property shall not result in an adjustment to the Purchase Price. If Buyer requests extended coverage policies or any endorsements to the Title Policies, Buyer shall also be responsible for the cost of such extended coverage and endorsements and the delivery of any documentation required by the Title Company in connection with the issuance of such extended coverage and endorsements (including surveys or zoning reports), however, Seller shall deliver the documentation required by the Title Company in connection therewith as described below. At Buyer's request, Seller and its Affiliates shall cooperate with and assist Buyer with any reasonable request in Buyer's efforts to obtain the Title Policies and shall execute and deliver to the Title Company such affidavits, certificates and other documentation as are customary and reasonably requested to cause the Title Company to issue CLTA Standard Coverage Policy " 1990 for the Owned Real Property or the Leased Real Property (including assistance to obtain a "non-imputation" or similar endorsement), provided that no such cooperation or assistance and nothing in such affidavits, certificates or documentation shall require Seller or its Affiliates to incur any Obligations to any Person that are not otherwise expressly set forth in this Agreement. Notwithstanding the preceding, Seller shall use Commercially Reasonable Efforts to provide, in support of any such "non-imputation" or similar endorsement, a legal opinion to the Title Company from the general counsel of the Company, subject to customary assumptions and qualifications, as to such counsel's opinion, without additional inquiry, as to the status of the title rights of the Company to the Owned Real Property lying within the boundary fence of the Refinery. In no event shall Seller be obligated to seek estoppel certificates in connection with any of the Leased Real Properties. Prior to Closing, Buyer may, at its sole cost and expense, obtain and update any surveys pertaining to the Owned Real Property or the Leased Real Property; provided, however, that any such surveys and survey updates shall be performed by a surveyor acceptable to Seller, the approval of which shall not be unreasonably withheld, conditioned or delayed. Neither Buyer's or any of its lenders" receipt of any new or updated surveys shall constitute a condition to Closing or form the basis for delaying Closing; however, Seller agrees to reasonably cooperate with Buyer prior to the Closing to permit Buyer to attempt to procure any surveys of the Real Property Interests that Buyer reasonably deems necessary, all at Buyer's sole risk, cost and expense.
          Section 6.13 Cooperation with Respect to Financial Statements. During the Interim Period and after the Closing, Seller shall (and shall cause the Companies during the Interim Period to) provide such reasonable cooperation as may be requested by Buyer with respect to preparation, at Buyer's expense, of such other financial information in such form and for such periods as may be required pursuant to the requirements of Regulation S-X of the SEC or other applicable U.S. federal securities Laws relating to Buyer's acquisition of the TH Interest. Any such cooperation shall be provided at Buyer's expense for third party fees and expenses.
          Section 6.14 Closing Date Feedstock Inventory.
                    (a) During the Interim Period as Buyer may reasonably request, Seller shall meet with Buyer and its representatives to discuss Seller's plans for nominations for and purchases of Feedstock Inventory in anticipation of the Closing. Seller shall meet with and advise Buyer at least thirty (30) days prior to the anticipated Closing Date regarding Seller's then operational plan for the Refinery (the "Refinery Operational Plan") including the minimum levels of Feedstock Inventory, Undelivered Refinery Inventory and Committed Refinery Inventory expected to be at the Refinery, in transit to the Refinery or committed in each case as of the anticipated Measurement Time. At or prior to such meeting, Buyer may propose changes to the Refinery Operational Plan and to Seller's ordinary course of business of handling the Committed Refinery Inventory in order to support Buyer's planned operation of the Refinery after the Closing. Seller shall take actions during the Interim Period as are necessary to cause the Feedstock Inventory plus the Undelivered Refinery Inventory and the Committed Refinery Inventory, as of the Measurement Time, to include a supply chain of crude oil, feedstock and blendstock in quantities that Seller reasonably expects are sufficient to continue to support the Refinery Operational Plan for sixty (60) days after the Closing Date.
                    (b) Buyer understands and agrees that it is the intent of the Parties to make Buyer ultimately responsible, regardless of whether the Closing occurs and regardless of any reason that the Closing does not occur, for the cost of all Undelivered Refinery Inventory and Committed Refinery Inventory under the terms hereof, as well as all Taxes, incidental costs and expenses, and other Obligations, Claims and Losses arising out of, incurred in connection with or relating to activities relating to the Undelivered Refinery Inventory and the Committed Refinery Inventory; provided, however, such understanding does not apply in the event (i) all of the conditions to Closing pursuant to Article VIII are satisfied (other than those conditions that by their nature are to be performed at Closing) and Seller defaults in its Obligation to consummate the Closing or (ii) Buyer terminates this Agreement pursuant to Section 10.1(c) solely due to the breach by Seller of its Fundamental Representations (excluding representations and warranties contained in Section 4.15) provided that all of the other conditions to Closing pursuant to Article VIII were satisfied at the time of Buyer's termination (other than those conditions that by their nature were to be performed at Closing).

                    (c) Seller shall use Commercially Reasonable Efforts to nominate shipments of Committed Refinery Inventory for delivery to the Refinery, and shall provide Buyer with confirmations of the scheduled shipments promptly upon receipt by Seller and its Affiliates.
          Section 6.15 Hawaii Consent Decree. During the Interim Period Seller anticipates continuing discussions to enter into final binding settlement(s) whether by judicial decree, judgment, agreement or otherwise, memorializing Seller's settlement with the United States Environmental Protection Agency and the United States Department of Justice and other applicable entities or agencies, if any, regarding alleged violations of the Clean Air Act related to the ownership and operation of multiple facilities owned by Seller and its Affiliates, including air emissions originating from the Refinery (to the extent such settlement(s) relate to air emissions originating from the Refinery such settlement(s) are referred to herein as the "Hawaii Consent Decree").
          Section 6.16 Personnel Credentials. Prior to the Closing, Buyer shall discuss with and provide information to Seller relating to the credentials, experience and training of personnel employed and expected to be employed by Buyer and its Affiliates to manage and operate the Refinery from and after the Closing.
          Section 6.17 Data Room Documentation. As promptly as practicable after the date of this Agreement (and in any event within five (5) Business Days after the date of this Agreement), Seller shall, at its expense, authorize Intralinks, Inc. to copy to DVDs all documents posted to the Data Room as of the Execution Date and deliver ten (10) copies of such DVDs to Buyer.
ARTICLE VII
POST-CLOSING COVENANTS; TAX AND EMPLOYEE MATTERS
          Section 7.1 Retention of Employees.
                    (a) Continued Employment.
                    (i) Buyer shall cause the Company to continue to employ each Employee (excluding Long-Term Inactive Employees, except as set forth in Section 7.1(a)(iii)), and subject to the severance provisions in Section 7.7(a).
                    (ii) Seller shall assume or retain responsibility and liability, if any, for all Long-Term Inactive Employees, except to the extent that any Long-Term Inactive Employee becomes re-employed by the Company under Section 7.1(a)(iii) and Buyer shall assume and retain responsibility and liability, if any, for all Short-Term Inactive Employees, except to the extent Seller may be responsible for providing long-term disability benefits with respect to the disability of any Post-Closing Employee in any case in which the onset of the disability occurred on or prior to the Closing. Any such Short-Term Employee who then becomes eligible for long-term disability benefits provided by Seller as contemplated in the foregoing sentence shall in no event be considered an Employee of Seller after Closing and shall not otherwise be eligible for any other benefits offered to eligible employees of Seller after the Closing. Moreover, such individual shall not be considered a Long-Term Inactive Employee as defined herein.
                    (iii) Buyer shall cause the Company to re-employ each Long-Term Inactive Employee on the date such employee is able to return to work, provided such return to work is within twelve (12) months of the initial date of disability. Notwithstanding any provision herein to the contrary, upon re-employment, each such employee shall be considered a Post-Closing Employee for all purposes herein and shall no longer be considered a Long-Term Inactive Employee.

                    (iv) The provisions of this Section 7.1(a) do not create any new or additional right or expectation of continued employment for Employees with the Company, Buyer, Seller or any of their respective Affiliates or otherwise modifies any employment at will status of any individual.
                    (b) Employment Data. Seller shall, as of thirty (30) days prior to the Closing Date, provide Buyer with employment data, including the name, title, employment history (including years of service), and current salary, base wages, bonus and incentive opportunity, sick or short-term disability pay, exempt or non-exempt status, and the job grade of each Employee that is employed by the Company as of the Closing Date and Company Plans and Company Benefit Obligations in which each such Employee participates.
                    (c) Orderly Transition. Each Employee who continues employment with the Company after the Closing as described above is referred to herein as a "Post-Closing Employee."
                    (d) Employment Terms Assurances. Buyer shall cause benefits to be provided to each Post-Closing Employee who is a not a Represented Employee for a period of at least twelve (12) months beginning on the Closing Date (unless earlier terminated for cause or by resignation) pursuant to Buyer's employee benefit plans as will be established as of the Closing Date ("Buyer's Plans"). The terms of the Buyer's Plans, as well as the compensation terms applicable to each such Post-Closing Employee, shall be, in the aggregate, comparable to those offered by the Company, Seller or Seller's Affiliates, as applicable, to such Post-Closing Employee prior to the Closing Date.
                    (e) Union Recognition. Buyer shall cause the Company to continue to recognize the Union as the exclusive representative of the bargaining unit at the Refinery and adopt the current CBA including existing Memoranda Agreement.
          Section 7.2 Service Recognition for Post-Closing Employees. Except as provided in this Section 7.2, Buyer shall ensure that all of Buyer's Plans in which the Post-Closing Employees participate after the Closing recognize the years of service with the Company or its Affiliates and predecessor employers prior to the Closing of any such Post-Closing Employees (to the extent such past service as reflected in the employment data furnished to Buyer pursuant to Section 7.1) for eligibility, vesting and benefit determination purposes to the same extent as such Post-Closing Employee was entitled, before the Closing, to credit for such service under any similar Seller's Plans, but Buyer shall have no Obligation to recognize such years of service for benefit accrual purposes. Without limiting the foregoing none of the Company, Buyer or their respective Affiliates shall have any Obligation to recognize such past service for the determination of benefit amounts payable under a defined benefit pension plan but will recognize such service for eligibility and vesting purposes under the Buyer's Plans.
          Section 7.3 Pension Plan Coverage.
                    (a) On and after the Closing, Post-Closing Employees shall become participants in a tax-qualified pension plan to be established or maintained by Buyer as of the Closing Date ("Buyer's Pension Plan") with full credit for eligibility, vesting and benefit entitlement purposes (but not for benefit accrual) for service with the Company or its Affiliates and predecessor employers prior to the Closing as provided for in Section 7.2. For the avoidance of doubt, Buyer's Pension Plan may be a defined contribution plan. As of the Closing Date, Post-Closing Employees who are participants in the Tesoro Corporation Retirement Plan or the Tesoro Corporation Restoration Retirement Plan (collectively, the 'seller's Pension Plans") shall be fully vested in their accrued benefits under the Seller's Pension Plans, and all Obligations under the Seller's Pension Plans shall remain the obligations of Seller, and none of Buyer, the Company or any of their respective Affiliates shall have any Obligation with respect to Seller's Pension Plans.

                    (b) Buyer shall permit each Post-Closing Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her eligible rollover distributions, except to the extent of any outstanding plan loans or as prohibited by applicable Law, under the Tesoro Corporation Thrift Plan, the Tesoro Corporation Retail Savings Plan, and the Tesoro Corporation Executive Deferred Compensation Plan (collectively, the 'seller's Savings Plans") to a tax-qualified deferred contribution plan to be established by Buyer as of the Closing Date (the "Buyer's Savings Plan"). Any such rollovers shall be made to the Buyer's Savings Plan in cash. Seller represents, covenants and agrees with respect to the Seller's Savings Plans, and Buyer represents, covenants and agrees with respect to the Buyer's Savings Plan, that, as of each date of a rollover described in this paragraph, such plan (i) is intended to satisfy the requirements of Section 401 (a) and (k) of the Code, and (ii) will have received, or an application will be timely filed for, a favorable determination letter from the Internal Revenue Service regarding such qualified status. Buyer will have no Obligation with respect to amounts attributable to Seller's Savings Plans other than acceptance of the rollovers requested by Post-Closing Employees. Seller shall take (or shall cause its Affiliates to take) any action required to ensure that Post-Closing Employees who are participants in the Seller's Savings Plans shall be fully vested in their accounts in the Seller's Savings Plans.
          Section 7.4 Welfare Plan Coverage.
                    (a) With respect to each Post-Closing Employee who elects to participate in Welfare Plans to be established by Buyer prior to the expiration of the transition period as contemplated under the Transition Services Agreement, Buyer shall, to the extent allowed under Buyer's Welfare Plans, waive any pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under Seller's Welfare Plans, provided the Post-Closing Employee enrolls within the period of time required under the terms of the plan after first becoming eligible to enroll.
                    (b) Buyer shall establish a flexible spending plan ("Buyer's FSP") prior to the Closing. Post-Closing Employees shall be eligible to participate in Buyer's FSP following the Closing. Buyer and Seller agree to determine an appropriate transition strategy for outstanding balances held by Post-Closing Employees under Seller's flexible spending plan and the reimbursement of claims thereunder to the extent necessary.
          Section 7.5 Post-Retirement Welfare Benefits. Seller and its Affiliates shall be responsible for all post-retirement medical, dental and life insurance ("Retiree Welfare Benefit") coverage for any Employees eligible for retirement as of the Closing Date or eligible former employees who do not become Post-Closing Employees and none of Buyer, the Company or any of their respective Affiliates will have any Obligation with respect thereto. For the avoidance of doubt, Buyer shall be responsible for all Retiree Welfare Benefit coverage for all Post-Closing Employees that are not eligible for retirement, pursuant to Company Plans, as of the Closing Date under the plan established by the Company or Buyer after the Closing Date.
          Section 7.6 Other Benefits.
                    (a) Vacation. Promptly following the Closing Date, Seller shall pay Post-Closing Employees for vacation that the Post-Closing Employees have accumulated under Seller's vacation policy up to and including the Closing Date. Post-Closing Employees shall be covered by Buyer's vacation policy/schedule following the Closing Date and going forward but with recognition of past service to determine vacation entitlement levels such that no Post-Closing Employee shall be provided an annual vacation entitlement less than that provided under Seller's vacation policy, which shall be pro-rated for the 2013 calendar year for their time of employment with Buyer or its Affiliates. Within thirty (30) days after the Closing Date, Seller will provide to Buyer a list of the annual vacation entitlement for the Post- Closing Employees.

                    (b) Bonuses. Promptly following the Closing Date, Seller shall pay (or cause its Affiliates to pay) to eligible Post-Closing Employees at the time of Closing a pro rata portion of any bonuses payable for 2013 based on the number of days prior to the Closing that the Post-Closing Employees were covered under Tesoro's bonus plan, such payments to be based on targeted bonus amounts for such employees under Tesoro's bonus plan.
                    (c) Tuition Reimbursement. Buyer agrees to reimburse Post-Closing Employees for tuition payments incurred by such Employees after the Closing for courses that began before the Closing, but only if such courses qualified for reimbursement under Seller's Educational Assistance plan.
          Section 7.7 Liabilities and Indemnities.
                    (a) Post-Closing Severance. Buyer shall provide severance in accordance with Section 7.7(a) of the Disclosure Schedules for Post-Closing Employees terminated by the Company or any of its Affiliates. Buyer and the Company shall be responsible for, and Buyer shall indemnify the Seller Indemnitees from and against all Claims and Losses arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act") or any state or local law equivalent incurred with respect to Post-Closing Employees after the Closing. However, Seller shall be responsible for, and shall indemnify the Buyer Indemnitees from and against all Claims and Losses arising out of the notification or other requirements of the WARN Act or any state or local law equivalent with respect to Employees who do not become Post-Closing Employees, whether or not the termination occurs prior to, on, or after the Closing.
                    (b) Workers" Compensation. Seller shall be responsible for workers" compensation claims with respect to any Post-Closing Employee to the extent the incident or alleged incident giving rise to the claim occurred at or prior to the Closing. Buyer and the Company shall be responsible for any workers" compensation claims with respect to any Post-Closing Employee to the extent the incident or alleged incident giving rise to the claim occurs after the Closing. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Buyer shall process the claim. With respect to all workers" compensation or similar claims (hereinafter "Compensation Claims") filed with an appropriate agency by or on behalf of any Post-Closing Employee (such employees are, for purposes of this paragraph, hereinafter collectively referred to as a "Claiming Employee"), or by the spouse, dependent(s) or personal representative of such Claiming Employee which is first filed after the Closing, (i) Seller shall process, defend and be responsible for, and shall indemnify the Buyer Indemnitees from and against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred on or prior to the Closing, (ii) Buyer shall process, defend and be responsible for, and shall indemnify the Seller Indemnitees from and against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred subsequent to the Closing, and (iii) in the event any such Compensation Claim is filed after the Closing and the incident or alleged incident giving rise to the claim is alleged to have occurred both prior and subsequent to the Closing, Buyer shall, in consultation with Seller and taking into account Seller's reasonable suggestions, process such claim (and Seller shall reimburse Buyer for its allocable portion of the reasonable cost of defense), and the liability for such claim as between the Parties shall be based upon the length of exposure to such incident or alleged incident while employed by the Company before and after the Closing. Thus, as between the Parties, the proportionate share of liability shall equal a fraction the denominator of which shall be the Claiming Employee's total length of exposure to such incident or alleged incident, and the numerator of which shall be in the case of Buyer, the Claiming Employee's total length of exposure while employed after the Closing, and in the case of Seller, the Claiming Employee's total length of exposure while employed prior to the Closing.

                    (c) None of Buyer, the Company or Affiliates shall have any liability or obligation with respect to any Company Plan or Company Benefit Obligation, and Seller shall take all necessary actions to remove the Company as a participating employer under all such plans after the Closing Date.
          Section 7.8 No Third Party Beneficiaries. No provision of Section 7.1 through Section 7.7, whether express or implied, shall create any third-party beneficiary rights in any Person, including any employee or former employee (and any beneficiaries, dependents or representatives thereof) of the Company, Seller or Buyer or any of their respective Affiliates, and no provision of Section 7.1 through Section 7.7, whether express or implied, shall create such third-party beneficiary rights in any Person (including the Union or any Represented Employee), in either case in respect of any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement of Buyer or its Affiliates or to claim any right to employment or recall, any right to continued employment or any other right of any kind or nature whatsoever and shall not be interpreted to amend any employee benefit plan, policy or program.
          Section 7.9 Insurance.
                    (a) Seller and Buyer acknowledge that Seller participates in a program of property and liability insurance coverage for itself and its Affiliates. This program has been designed to achieve a coordinated risk-management package for Seller and all of its Affiliates. The program consists of various types of policies including: (i) policies issued to Seller or its predecessors; (ii) policies issued directly to Affiliates by one of Seller's wholly-owned insurance companies ('seller Captive Insurers"); (iii) policies issued to Affiliates by one of the Seller Captive Insurers that may or may not be reinsured by third party insurers; and (iv) policies issued under a fronting arrangement policy (or its equivalent) by third party insurers that may or may not be reinsured (including through a guarantee, indemnity, letter of credit or similar undertaking) by Tesoro or its Affiliates. All of the insurance policies through which the program of coverage is presently or has previously been provided by or to Seller, its predecessors or Affiliates (including the Company and the Acquired Subsidiary) are herein referred to collectively as the 'seller Policies." It is understood and agreed by Buyer that from and after the Closing:
                    (i) No insurance coverage shall be provided under the Seller Policies to Buyer, the Company or the Acquired Subsidiary;
                    (ii) Any and all policies insured or reinsured by any of the Seller Captive Insurers which, but for this provision, would have insured the Refinery shall be deemed terminated, commuted and cancelled ab initio as to the Refinery, the Business, Buyer and its Affiliates (including the Company and the Acquired Subsidiary), but without prejudice to Seller's and its Affiliates" rights thereunder; and
                    (iii) No Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer, the Company or the Acquired Subsidiary against or with respect to any of the Seller Policies, regardless of their date of issuance.

                    (b) Buyer shall procure, pay for and maintain in effect its own policies of insurance with respect to the Business and the Assets and shall indemnify and defend Seller and its Affiliates against, and shall hold them harmless from, any Orders, Claims, Losses or other Obligations arising out of claims made after the Closing against any of the Seller Policies by the Company, the Acquired Subsidiary, Buyer, any Affiliate of Buyer or any Person claiming to be subrogated to Buyer's or any of its Affiliates" rights. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments, prospective premium increases or any other restitution or funding requirements attributable to any such claim or policy requirements.
          Section 7.10 Tax Matters.
                    (a) Straddle Period Allocation. In the case of any taxable period that includes (but does not end on) the Closing Date (a 'straddle Period"), the amount of any Taxes (other than Property, Motor Fuels, and Sales Taxes) of the Company and the Acquired Subsidiary for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of and including the Closing Date (with exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) apportioned between the Pre-Closing Tax Period and the portion of such Straddle Period after the Pre-Closing Tax Period based on the number of days in each such period), and the amount of any real property, personal property, ad valorem or similar Taxes, motor fuels Taxes, Hawaii general excise Taxes or sales or use Taxes of the Company and the Acquired Subsidiary ("Property, Motor Fuels, and Sales Taxes") for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Property, Motor Fuels, and Sales Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) to ratably allocate income with respect to Acquired Subsidiary or the transactions or matters contemplated herein.
                    (b) Tax Returns. Except as otherwise provided in Section 7.10(g):
                    (i) Seller shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), all Tax Returns of the Company or the Acquired Subsidiary covering a taxable period ending on or prior to the Closing Date that are required to be filed after the Closing Date (each, a "Pre-Closing Tax Return"), and each such Pre-Closing Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. Seller shall provide a copy of each such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Buyer for Buyer's review and reasonable comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return, and Seller shall include any reasonable comments provided in writing by Buyer to Seller at least five (5) days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return; provided, that in the case of a Pre-Closing Tax Return which filing deadline (including extensions) is within thirty (30) days after the Closing Date, the Seller (Y) shall in good faith attempt (but shall not have any obligation) to provide a copy of such Pre-Closing Tax Return to Buyer for Buyer's review and (Z) does not have any obligation to accept any of Buyer's comments with respect to such Pre-Closing Tax Return. Subject to Seller's obligations pursuant to Section 7.10(b)(iii) and the indemnification obligations of the Seller pursuant to Section 11.2(a)(iv), the Company or the Acquired Subsidiary, as applicable, shall be responsible for timely paying (taking into account all valid extensions) all Taxes reflected on a Pre-Closing Tax Return to the applicable Taxing Authority.

                    (ii) Buyer shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), all Tax Returns of the Company or the Acquired Subsidiary covering a Straddle Period (each, a 'straddle Tax Return"), and each such Straddle Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. Buyer shall provide a copy of each such Straddle Tax Return, together with all supporting documentation and workpapers, to Seller for Seller's review and reasonable comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return, and Buyer shall include any reasonable comments provided in writing by Seller to Buyer at least five (5) days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return; provided, that in the case of a Straddle Tax Return which filing deadline (including extensions) is within thirty (30) days after the Closing Date, Buyer (Y) shall in good faith attempt (but shall not have any obligation) to provide a copy of such Straddle Tax Return to Seller for Seller's review and (Z) does not have any obligation to accept any of Seller's comments with respect to such Straddle Tax Return. Subject to Seller's obligations pursuant to Section 7.10(b)(iii) and the indemnification obligations of Seller pursuant to Section 11.2(a)(iv), the Company or the Acquired Subsidiary, as applicable, shall be responsible for timely paying (taking into account all valid extensions) all Taxes reflected on a Straddle Tax Return to the applicable Taxing Authority.
                    (iii) To the extent the Taxes reflected on a Pre-Closing Tax Return are the obligation of Seller pursuant to Section 11.2(a)(iv), Seller will pay to Buyer the amount of Taxes reflected on such Pre-Closing Tax Return on the date that such Pre-Closing Tax Return is filed with the applicable Taxing Authority. To the extent Taxes reflected on a Straddle Tax Return are the obligation of Seller pursuant to Section 11.2(a)(iv), Seller will pay to Buyer the amount of Taxes reflected on such Straddle Tax Return, as applicable, that are the obligation of Seller pursuant to Section 11.2(a)(iv) within five (5) Business Days after the later of (i) a written request by Buyer, or (ii) the date that such Straddle Tax Return was filed with the applicable Taxing Authority.
                    (iv) For the avoidance of doubt, the term Pre-Closing Tax Return and Straddle Tax Return shall not include, and this Section 7.10(b) shall not apply to, any Tax Return that is not required under applicable Law to be filed by the Company or the Acquired Subsidiary, such as (x) the consolidated U.S. federal income tax return of the Seller Affiliated Group or (y) any state, local or foreign consolidated, combined, affiliated, unitary or aggregate group income or franchise Tax Return of an applicable group or groups of taxable entities which includes or include one or more members of the Seller Affiliated Group and which is required under applicable Law to be filed by a member of the Seller Affiliated Group other than the Company or the Acquired Subsidiary.
                    (c) Amended Tax Returns. Buyer shall not, and shall not cause or permit any of its Affiliates, the Company, or the Acquired Subsidiary to (i) amend any Tax Return of the Company or the Acquired Subsidiary that covers a Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, in each case without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

                    (d) Tax Contests.
                    (i) Buyer shall notify Seller in writing within ten (10) days of receipt by Buyer (or any Buyer Indemnitee) of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other administrative or judicial proceedings with the purpose or effect of re-determining Taxes of or with respect to the Company or the Acquired Subsidiary (including any administrative or judicial review of any claim for refund) for which Seller may be required to provide indemnification pursuant to this Agreement (a "Tax Contest"), and shall provide Seller with a copy of any such written notice. Seller shall notify Buyer in writing within ten (10) days of receipt by Seller of written notice of any pending or threatened Tax Contest, and shall provide Buyer with a copy of any such written notice. The failure of either Buyer or Seller to provide a notification described in this Section 7.10(d)(i) shall not release Seller or Buyer, respectively, from its obligations hereunder except to the extent, and only to the extent, that the party that was supposed to receive the notification is prejudiced as a result of such failure.
                    (ii) Seller shall have the right to control and defend the conduct of any Tax Contest covering any taxable period ending on or prior to the Closing Date (a "Pre-Closing Tax Contest") with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, however, that (A) Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, (B) Buyer may retain separate co-counsel at its sole cost and expense, and participate in the defense of with respect to the Pre-Closing Tax Contest, including having an opportunity to review and reasonably comment on any written materials prepared in connection with such Pre-Closing Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Seller will not settle or consent to the entry of any Order or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
                    (iii) Buyer shall have the right to control and defend (x) any Tax Contest covering any Straddle Period, (y) any Tax Contest that is not a Pre-Closing Tax Contest, and (z) any Pre-Closing Tax Contest for which Seller has not assumed its right to control and defend such Pre-Closing Tax Contest as contemplated by Section 7.10(d)(ii) (each, an "Other Tax Contest") with counsel (including, for the avoidance of doubt, accountants) of its choice, provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability Seller would be required to provide indemnification pursuant to this Agreement, (A) Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) Seller may retain separate co-counsel at its sole cost and expense, and participate in the defense of such Tax items in the Other Tax Contest, including having an opportunity to review and reasonably comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Buyer will not settle or consent to the entry of any Order or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of Seller (which consent shall not to be unreasonably withheld, conditioned, or delayed).
                    (iv) For the avoidance of doubt, the term Tax Contest shall not include, and this Section 7.10(d) shall not apply to, any audits, adjustments, claims, examinations, assessments or other administrative or judicial proceedings with the purpose or effect of re-determining Taxes of or with respect to any Tax Return of the Seller Affiliated Group (which includes the consolidated U.S. federal income tax return of the Seller Affiliated Group).
                    (e) Refunds. The amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) in respect of any Tax of the Company or the Acquired Subsidiary attributable to any Pre-Closing Tax Period received by Buyer, the Company, the Acquired Subsidiary or any of their respective Affiliates shall be for the account of Seller, and the recipient thereof shall pay such amount (including any interest received thereon) over to the Seller within ten (10) days after any such refund is received, credited or applied as an offset, as the case may be.

                    (f) Cooperation. Each of Buyer and Seller, and each of their respective Affiliates, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of or with respect to the Company or the Acquired Subsidiary and/or during the course of any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company or the Acquired Subsidiary. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Seller and Buyer agrees, (i) that Seller shall retain all books and records with respect to Tax matters pertaining to the Company and the Acquired Subsidiary relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods; shall provide copies of the foregoing to Buyer upon Buyer's request; and shall abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party (and following the Closing, Buyer agrees to cause the Company and the Acquired Subsidiary to give the Seller) reasonable written notice prior to transferring, destroying or discarding any such books and records and, on receipt of such notice, if the other Party so requests, Seller or Buyer shall, as applicable, allow the other Party to take possession of such books and records. Buyer and Seller further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
                    (g) Transfer Taxes. All transfer, documentary, sales, Hawaii general excise, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with the transactions contemplated by this Agreement ("Transfer Taxes") shall be paid by Buyer when due, and Buyer will file, or cause to be filed all necessary Tax Returns and other documents with respect to all such Taxes, fees and charges; provided that Seller shall reimburse Buyer for 50% of any such Transfer Taxes (excluding any penalties or interest incurred by Buyer).
                    (h) Tax Treatment. For all U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable), each of Seller and Buyer intend for the purchase of the TH Interest to be treated as a sale of all the Assets (and the Subsidiary Stock), subject to all the Company Assumed Liabilities. Seller and Buyer shall each report, and shall cause each of their Affiliates where applicable to report, the purchase of the TH Interest pursuant to this Agreement consistent with such intended treatment for all U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable). Except as otherwise required by applicable Law, each of Seller and Buyer agrees that it will not, and will not permit its Affiliates to, take any position for Tax purposes (whether on any Tax Return, in any Tax proceeding, or otherwise) that is inconsistent with such intended treatment.
                    (i) Section 338(h)(10) Elections.
                    (i) Because of the intended treatment set forth in Section 7.10(h), each of Seller and Buyer intend for the deemed purchase and sale of the Assets to result in the deemed purchase and sale of the Subsidiary Shares and, therefore, intend for such deemed purchase and sale of the Subsidiary Shares to qualify as a "qualified stock purchase" within the meaning of Treasury Regulations Section 1.338(h)(10)-1(c). Seller and Buyer shall make a joint election under Section 338(h)(10) of the Code and under any comparable provision of applicable state, local, and foreign Law with respect to Buyer's deemed purchase of the Subsidiary Shares (collectively, the 'section 338(h)(10) Elections"). Buyer and Seller shall take all necessary steps and cooperate in good faith, including the exchange of information, to effect and preserve valid and timely Section 338(h)(10) Elections. Except as otherwise required by applicable Law, each of Seller and Buyer agrees that (A) it shall, and shall cause each of its Affiliates, to report, act and file all Tax Returns in all respects and for all purposes consistent with the Section 338(h)(10) Elections, and (B) it will not, and will not permit its Affiliates to, take any position that is inconsistent with the Section 338(h)(10) Elections.
                    (ii) At least three (3) Business Days prior to the Closing Date, Buyer shall prepare and deliver an Internal Revenue Service Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, and any corresponding forms under comparable provisions of applicable state, local or foreign tax Law, in substance reasonably satisfactory to Seller (collectively, the 'section 338(h)(10) Election Forms"). At the Closing, Seller shall deliver to Buyer such Section 338(h)(10) Election Forms, duly executed. Seller authorizes Buyer to file each Section 338(h)(10) Election Form with the appropriate Taxing Authority on behalf of Seller and Buyer. Promptly following each such filing, Buyer shall provide Seller with a copy of such filed Section 338(h)(10) Election Forms. As reasonably requested from time to time by Buyer, Seller shall assist Buyer in, and shall provide the necessary information to Buyer, in connection with the preparation of any other forms and documentation required to effect valid and timely Section 338(h)(10) Elections.
                    (j) Purchase Price Allocations.
                    (i) Within ninety (90) days after the Final Net Working Capital is finally determined pursuant to Section 2.6 Buyer shall deliver to Seller an allocation schedule (the "Asset Purchase Allocation Schedule") allocating the Purchase Price (together with the Company Assumed Liabilities and other amounts required to be treated as part of the purchase price for U.S. federal income tax purposes) among the Assets (and the Subsidiary Stock) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.
                    (ii) Within ninety (90) days after the Final Net Working Capital is finally determined pursuant to Section 2.6, Buyer shall deliver to Seller an allocation schedule (the 'section 338 Allocation Schedule") allocating the "aggregate deemed sales price" and the "adjusted grossed-up basis" (as defined under applicable Treasury Regulations) that results from the Section 338(h)(10) Elections among the assets of the Acquired Subsidiary in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder.
                    (iii) Each of the Asset Purchase Allocation Schedule and the Section 338 Allocation Schedule (each, an "Allocation Schedule," and collectively, the "Allocation Schedules") delivered by Buyer shall become final and binding upon Buyer and Seller on the fifteenth (15th) day following the date that such Allocation Schedule was delivered by Buyer to Seller, unless prior to such date Seller notifies Buyer of any reasonable objections to such Allocation Schedule (an "Allocation Schedule Notice of Disagreement"). An Allocation Schedule Notice of Disagreement shall specifically set forth all of Seller's disputed items to the applicable Allocation Schedule, together with Seller's proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes. If Seller has delivered a timely Allocation Schedule Notice of Disagreement with respect to an Allocation Schedule, then Buyer and Seller shall use their good faith efforts to reach agreement on the disputed items to determine the final and binding Allocation Schedule. If all of Seller's disputed items with respect to an Allocation Schedule have not been resolved by Buyer and Seller by the thirtieth (30th) day following the date that Buyer receives the Allocation Schedule Notice of Disagreement with respect to such Allocation Schedule, then the items that are still disputed shall be submitted to binding arbitration to be determined by the Arbiter. The Arbiter's determination of the disputed issues shall in no event be more favorable to Buyer than reflected on such Allocation Schedule as proposed by Buyer or more favorable to Seller than reflected in the proposed changes to such Allocation Schedule delivered by Seller in the Allocation Schedule Notice of Disagreement. Following the determination by the Arbiter, such Allocation Schedule shall be revised to include the determination of the Arbiter on the disputed issues, and such revised Allocation Schedule shall be final and binding upon Buyer and Seller. The fees and expenses of any such arbitration shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
                    (iv) Any adjustment of the Purchase Price, and to any other items of consideration, cost or expense taken into account in the Allocation Schedules for U.S. federal income tax purposes, will be allocated in a manner consistent with the Allocation Schedules that has become final and binding pursuant to this Section 7.10(j). Except as otherwise required by applicable Law, (A) each of Buyer and Seller shall, and shall cause each of its Affiliates, to report, act and file all Tax Returns in all respects and for all purposes consistent with the Allocation Schedules determined to be final and binding pursuant to this Section 7.10(j), and (B) each of Buyer and Seller will not, and will not permit of any of its Affiliates to, take any position that is inconsistent with such final and binding Allocation Schedules.
                    (k) Tax Treatment of Indemnity Payments. Except as otherwise required by applicable Law, each of Buyer and Seller agree that any indemnification payments made under this Agreement shall be treated as Purchase Price adjustments for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable).
                    (l) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or the Acquired Subsidiary shall be terminated as of the Closing Date, and after the Closing Date, the Company and the Acquired Subsidiary shall not be bound thereby or have any liability thereunder.
                    (m) Consolidated Returns for Periods Through the Closing Date. For the avoidance of doubt, Seller shall include the income of the Acquired Subsidiary (including any deferred items triggered into income by Treasury Regulations Section 1.1502-12 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on the Seller Affiliated Group's consolidated U.S. federal income tax return for all periods through the end of the Closing Date and pay any U.S. federal income taxes attributable to such income, subject to indemnification by Buyer as may be herein provided. The Company and the Acquired Subsidiary shall furnish Tax information to the Seller as necessary or helpful with respect to the foregoing.
                    (n) Tax Withholding. With respect to any amount of Taxes deducted or withheld by Buyer pursuant to Section 2.5(a)(i)(7), Buyer shall timely pay the full amount of any such Taxes deducted or withheld to the applicable Taxing Authority and provide written notice to Seller of such payments when made.
                    (o) Conflict. In the event of conflict between any of the provisions of this Section 7.10 and any other provision of this Agreement, the provisions of this Section 7.10 shall control.

          Section 7.11 No Solicitation/Non-Competition.
                    (a) To the extent not prohibited by Law, for a period of five (5) years after the Closing, Buyer shall not, and shall not permit any of its Affiliates to, hire, employ or engage, or seek to hire, employ or engage, any employee of Seller or any of its Affiliates without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller; provided, that the provisions of this Section 7.11 shall not apply to general solicitations not specifically targeted towards such employees, nor shall they apply to Post-Closing Employees.
                    (b) In (i) consideration for the purchase by Buyer of the TH Interests and the goodwill, if any, associated therewith, with which Seller is associated and which Seller is causing to be sold, (ii) order to protect the goodwill obtained by Buyer as a result of the acquisition of the TH Interests, and (iii) order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement, Seller expressly covenants and agrees that, during the Prohibited Period, Seller will refrain from carrying on or engaging directly in the Business (as conducted as of the Closing Date) in the State of Hawaii (the "Restricted Area"). Seller agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, Seller will not, in the Restricted Area during the Prohibited Period, (1) own, manage, operate or directly participate in any business or Person which, to Seller's Knowledge, engages in the Business (as conducted as of the Closing Date) or (2) directly loan money (excluding purchase money indebtedness) to any business or Person which, to Seller's Knowledge, engages in the Business where the purpose of such loan is to promote the Business (as conducted as of the Closing Date) in the Restricted Area. For the avoidance of doubt, the preceding sentence shall not prohibit sales by Seller to wholesale customers of products similar to the Hydrocarbon Inventory that are ultimately resold or used in the Restricted Area by Persons other than Seller or its Affiliates. As used in this Agreement, "Prohibited Period" means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.
                    (c) To the extent that any part of this Section 7.11 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events and the Parties agree to request that such court enforce this Section 7.11 as if so written.
                    (d) The Parties agree that the limitations as to time, geographic area and scope of activity to be restrained as set forth in this Section 7.11 are reasonable and do not impose any greater restraint than is necessary to protect the goodwill, if any, that Seller is selling and causing to be sold pursuant to this Agreement and are necessary to protect the legitimate business interests of Buyer and that these limitations are intended to comply with all Laws. The Parties agree that, in the event of a breach or threatened breach of any of the provisions of this Section 7.11, Buyer shall be entitled to immediate injunctive relief, as any such breach may cause Buyer irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Buyer from pursuing or realizing any other remedies available to it under this Agreement, at law or in equity for any such breach or threatened breach.
                    (e) Seller acknowledges that the geographic scope and duration of the covenants contained in this Section 7.11 are the result of arm's-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Business (as conducted as of the Closing Date), (ii) Seller's level of control over, contact with, and association with the goodwill of, the Business (as conducted as of the Closing Date) in all jurisdictions in which it is conducted, (iii) the fact that the Business (as conducted as of the Closing Date) is conducted by the Companies throughout the Restricted Area, and (iv) the consideration that Seller is receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Buyer is paying. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under Law, whether now or hereafter in effect and therefore, to the extent permitted by Law, the parties waive any provision of Law that would render any provision of this Section 7.11 invalid or unenforceable.

          Section 7.12 Third Person Consents Not Obtained Prior To Closing.
                    (a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Seller Contract or any benefit arising under or resulting from such Seller Contract if an attempted assignment thereof, without a required Third Person Consent or Authorization, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Seller Contract, would violate or otherwise is not permitted by Law or would in any way adversely affect the rights of Seller or, upon transfer, of the Company under or in respect of such Seller Contract. If any transfer or assignment by Seller to, or any assumption by the Company of, any interest in, or Obligation under, any Seller Contract, requires any Third Person Consent or Authorization, then no such assignment or assumption shall be made without such Third Person Consent or Authorization being obtained. To the extent any Seller Contract may not be assigned to the Company by reason of the absence of any such Third Person Consent or Authorization, the Company shall not be required to assume any Obligations arising under such Seller Contract; provided, however, that upon the receipt of any such Third Person Consent or Authorization after the Closing, such Seller Contract shall be assigned to the Company and the Company shall assume such Seller Contract.
                    (b) If any such Third Person Consent or Authorization is not obtained prior to the Closing Date, Seller shall, to the extent not prohibited by the terms of any applicable Seller Contract or Law and until the receipt of such Third Person Consent or Authorization, hold the Seller Contract, subject to such Third Person Consent or Authorization, together with any proceeds therefrom, in trust for the Company, and Seller and the Company shall cooperate (each at its own expense) in any mutually acceptable, lawful and reasonable arrangement under which the Company shall obtain, to the extent practicable, the economic rights and benefits under such Seller Contract with respect to which the Third Person Consent or Authorization has not been obtained in accordance with this Agreement. Such reasonable arrangement may include the entering into of a subcontract, sublicense, sublease or other similar arrangement between Seller and the Company. During the period from Closing until such Third Person Consent or Authorization is obtained, Seller will use Commercially Reasonable Efforts to enforce such Seller Contracts for the benefit of the Company, on the condition that the Company shall bear all costs and expenses (including legal expenses) related to such enforcement. If the Company is able to receive the economic rights and benefits under such Seller Contract, such economic rights and benefits shall constitute an Asset, and the Obligations, if any, related to such economic rights and benefits under such Asset shall constitute Obligations of the Company (other than any Obligations arising out of or relating to a breach or any operation of the Business or the ownership or operation of the Assets that occurred prior to the Effective Time), as applicable. Seller's Obligations under this Section 7.12(b) shall expire as of the second (2nd) anniversary of the Closing Date.
                    (c) In the event that any Third Person Consent is not obtained prior to the Closing Date related to those certain Leased Real Properties set forth in the electronic folder titled 'specified Leased Real Property Consents" located in the Data Room and the lack of such Third Person Consents results in a termination of the leases related to such Leased Real Properties within ninety (90) days after the Closing Date, then Seller agrees to negotiate in good faith with Buyer after the Closing for a refund/reduction in the Purchase Price in an amount equal to the combined discounted value to the Company of the anticipated lost net income associated with the termination of such leases.

          Section 7.13 Multi-Site Contracts. Section 7.13 of the Disclosure Schedules sets forth a list of certain "master" contracts and agreements that the Company or the Acquired Subsidiary is a party to, or otherwise authorized to utilize, and which pertain to multiple refineries and facilities owned by Seller and its Affiliates in addition to the Assets (each, a "Multi-Site Contract" and collectively, the "Multi-Site Contracts").Some of those Multi-Site Contracts may constitute Seller Contracts or Material Company Contracts. With respect to all Multi-Site Contracts, Buyer acknowledges and agrees that the Company shall not be entitled to remain or become a party thereto, or otherwise make use thereof, after Closing, and it is Seller's intention to terminate all Multi-Site Contracts as to the Company effective as of Closing. Notwithstanding such termination, the Company shall be obligated to honor any work releases, purchase commitments or other similar commitments made by them under any Multi-Site Contracts prior to Closing, but not yet fully performed or satisfied as of Closing, so long as such commitments were not made in violation of Seller's Obligations under Section 6.2. To the extent a Multi-Site Contract by its terms is not terminable as to the Company, Buyer covenants and agrees to (i) negotiate in good faith with the counterparty(ies) to such Multi-Site Contract in an effort to enter into a new agreement between such counterparty(ies) and the Company as soon as reasonably practicable as possible following Closing, and (ii) until such new agreement becomes effective, honor the terms of the Multi-Site Contract and not make any elective purchases or other elective commitments thereunder. Buyer acknowledges that the terms and conditions of Multi-Site Contracts that relate to other facilities of Seller and its Affiliates other than the Refinery (including rate sheets and other commercial terms and conditions covering such other facilities) are confidential and proprietary information of Seller and its Affiliates, and Buyer shall destroy any such information it may inadvertently obtain, and shall not use such information for any purpose. Without limiting any of Buyer's other indemnification Obligations under this Agreement, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Claims and Losses arising out of Buyer's breach or utilization of any Multi-Site Contract after Closing.
          Section 7.14 Operation of Business. During the period commencing at the Closing and ending at the Measurement Time, Buyer (with respect to the Companies and the Business) shall, and shall cause the Companies to operate and maintain the properties and assets of the Companies and the Business in the ordinary course of business (including maintenance of appropriate insurance coverages with respect to the assets to be measured hereunder as of the Measurement Time) and not enter into or effect any transaction outside the ordinary course of business; provided that the Companies shall be permitted to enter into financing arrangements during such period and the Parties agree that the impact of such financing arrangements shall not be taken into account in the determination of Net Working Capital.
          Section 7.15 Seller's Names; Removal of Logos and Signs.
                    (a) Except as provided in this Section 7.15 or the License Agreement, following the Measurement Time, Buyer will not (and will cause the Companies not to) use or otherwise exploit the Tesoro Marks in the operation of the Business. As promptly as practicable following the Closing Date, but in no event later than one hundred eighty (180) days after the Closing Date, Buyer will stop (and will cause the Companies to stop) using the Tesoro Marks in any form in the operation of the Business except as permitted pursuant to the License Agreement, including by removing, permanently obliterating or covering all references to the Tesoro Marks that appear on any Assets, including all signage, storage containers, uniforms and clothing, promotional or advertising literature, stationery, purchase order forms, office forms and labels, packaging, manuals, policy books, reference materials and other such documents (including signs displaying Seller's or its Affiliates" emergency contact telephone numbers or otherwise using or displaying the Tesoro Marks or the phrase "Tesoro" in whole or in part). As promptly as practical after the Closing Date, Buyer shall post Buyer's emergency contact telephone numbers in place of any of Seller's or its Affiliates" emergency contact telephone numbers. Without limiting the foregoing restrictions, until such time as the Tesoro Marks are removed or covered by Buyer or the Companies as provided above, in no event will Buyer or the Companies use or display the Tesoro Marks in any way other than in the same manner used by the Business immediately prior to the Closing Date and all signs and graphics incorporating any of the Tesoro Marks shall be maintained by Buyer and the Companies in keeping with a first class operation. During any period that the Company is using the Tesoro Marks as provided in this Section 7.15, the Company shall use Commercially Reasonable Efforts to inform customers, suppliers and contractors that Buyer and the Companies are not part of or Affiliates of Seller and that the Companies are using the Tesoro Marks with permission solely to facilitate the transition of the Business or as permitted pursuant to the License Agreement. Notwithstanding anything to the contrary, neither Buyer nor the Companies shall have any right to create any new materials to be used in the operation of the Business containing the Tesoro Marks or any right to transfer, assign, license or sublicense any of the Tesoro Marks except as permitted pursuant to the License Agreement. Neither Buyer nor the Companies shall contest the validity of the Tesoro Marks, claim adversely to Seller or its Affiliates any right, title or interest in or to the Tesoro Marks, or the distinctive features of the designs used in connection with the Tesoro Marks, and shall not register, apply to register or aid a third party in registering any of the Tesoro Marks or a confusingly similar trademark or service mark.
                    (b) Within ten (10) days following the Closing Date, Buyer shall (a) cause the Company to file appropriate documentation with the applicable Governmental Authorities to change the legal name of the Company to remove the name "Tesoro" and any name that would reasonably be expected to be confused therewith; (b) provide Seller evidence of such filings; and (c) take such other actions as required to cause the Company and the Acquired Subsidiary to abandon the name "Tesoro" and any derivation thereof that would reasonably be expected to be confused therewith except to the extent expressly permitted pursuant to the License Agreement.
          Section 7.16 Further Assurances. Without limiting Section 6.3, Seller and Buyer each agree that from time to time after the Closing Date they will execute and deliver and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Related Agreements, including with respect to any consent, authorization, order or approval sought from, or exemption, review, investigation or inquiry conducted by, any Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided, however that the provisions of this Section 7.16 shall not impose any Obligation on any Party or its Affiliates greater than (and shall be subject to limitations similar to) the Obligations imposed on the Parties during the Interim Period pursuant to Section 6.3.
          Section 7.17 Retention of and Access to Books and Records.
                    (a) As promptly as practicable after the Closing Date, Seller will deliver or cause to be delivered to Buyer the Books and Records that are in the possession or control of Seller or its Affiliates other than Books and Records in the possession of the Company. Buyer agrees (and shall cause the Company to agree) to hold and maintain the Books and Records that are transferred to Buyer or the Company so that they may be reasonably retrievable and not to destroy or dispose of any portion thereof for a period of five (5) years from the Closing Date or such longer time as may be required by applicable Law, provided, that, if Buyer or the Company desires to destroy or dispose of such Books and Records during such period, they will first offer in writing at least ninety (90) days before such destruction or disposition to surrender them to Seller, and if Seller does not accept such offer within sixty (60) days after receipt of such offer, Buyer or the Company, as applicable, may proceed with the destruction of such Books and Records.

                    (b) Unless in violation of Law, each Party agrees (and shall cause its Affiliates to agree) to afford the other Party and its Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records delivered to Buyer or other information that Seller retains that relates to the Assets or the Business (including those that are not "Books and Records") at no cost to such Party or its Affiliates (other than for reasonable out-of-pocket copying expenses); provided, however, that in the event of any litigation, nothing herein shall limit any Party's rights of discovery under applicable Law. Without limiting the generality of the preceding sentences, each Party agrees to provide the other Party and its Affiliates reasonable access to and the right to make copies of the Books and Records or other information (excluding confidential, privileged or proprietary information) that Seller retains that relates to the Assets or the Business (including those that are not "Books and Records") after the Closing Date, for the purposes of assisting such Party and its Affiliates (i) in complying with the Obligations under this Agreement or the Related Agreements (including to comply with any indemnity obligations), (ii) in preparing and delivering any accounting statements provided for under this Agreement or the Related Agreements and adjusting, prorating and settling the charges and credits provided for in this Agreement or the Related Agreements, (iii) in the case of the Seller, in owning or operating the Excluded Assets or Retained Liabilities, (iv) in preparing Tax Returns or in responding to or disputing any Tax audit, Tax appeal, other Tax proceeding, (v) in asserting, defending or otherwise dealing with any Claim, known or unknown, under this Agreement or the Related Agreements or, in the case of the Seller, with respect to Excluded Assets or Retained Liabilities or (vii) in asserting, defending or otherwise dealing with any Third-Party Claim or dispute by or against a Party or its Affiliates relating to the Business or the Assets.
          Section 7.18 Intellectual Property.
                    (a) Grants to Intellectual Property Owned by Seller. Seller shall grant and hereby does grant to the Company effective as of the Closing Date, for use by the Company solely in the internal operations of the Refinery in a manner substantially similar to the operations prior to Closing, a non-exclusive, irrevocable royalty-free, paid-up license (without a right to sublicense or transfer except as expressly provided in this Section 7.18) to any Intellectual Property that is owned by Seller or any of its Affiliates, which exists at the Closing Date and which is or has been in use in the operation of the Refinery as currently operated or as operated immediately prior to the Closing ('seller IP"). Such grant is made without representation, recourse or warranty, and any warranties which may be implied by Law are hereby disclaimed. The sole purpose of this paragraph is to prevent Seller or any of its Affiliates from hereafter bringing any Claims against Buyer or the Company seeking payment of royalties for the use of, or alleging unauthorized use by Buyer or the Company of, any Seller IP, so long as such use is solely in the internal operations of the Refinery in a manner substantially similar to the operations prior to the Closing. Buyer and the Company shall have no obligation to grant back to Seller or its Affiliates or otherwise make available to Seller or any of its Affiliates any improvements or enhancement to any Seller IP that may be developed by Buyer or the Company after the Closing.
                    (b) Subsequent Transfer of Intellectual Property. In the event the Company transfers or pledges to any Person, ownership of the Refinery, or any part thereof, the license granted in Section 7.18(a) may be extended to such transferee or lender subject to outstanding obligations to third parties and subject to an assumption in writing by such transferee or lender of all relevant duties and obligations under the applicable portions of this Agreement.
                    (c) Seller Process Licenses. Seller shall transfer to the Company or cause the transfer of (A) all licenses of Intellectual Property held by Seller or its Affiliates that are used exclusively in connection with the operation of the Refinery process units or other Assets as currently operated or as operated immediately prior to the Closing, and (B) that portion of any license agreement covering the Refinery or other Assets as well as other facilities or assets owned by Seller or its Affiliates (a "Multi-Site License") that is allocable to the operation of the Refinery process units or other Assets as currently operated or as operated immediately prior to the Closing (the interests in the foregoing clauses (A) and (B)

being herein collectively referred to as the "Licensed Technology Rights"), in all cases only to the extent that such Licensed Technology Rights are freely transferable or to the extent that the licensor otherwise agrees to such transfer, it being understood that Seller makes no representations or warranties as to the assignability or transferability of any Licensed Technology Rights. Buyer shall be solely responsible for seeking the consent of the licensor(s) of any such Licensed Technology Rights and for paying any costs associated with the transfer of such Licensed Technology Rights or the issuance of replacement licenses; provided, however, that Seller agrees to (i) reasonably cooperate in requesting such transfers and in executing any reasonable transfer or assignment documents that do not impose any Obligations on Seller, and (ii) pay any accrued and unpaid royalties arising out of Seller's use of the Licensed Technology Rights at the Refinery prior to Closing. Without limiting the foregoing, Buyer agrees that Seller shall not be obligated to transfer any Licensed Technology Rights to the Company where such transfer would require Seller or its Affiliates to surrender any paid-up capacity or other rights allocable to other facilities owned by Seller or its Affiliates (but for the avoidance of doubt, Seller will agree to release any Licensed Technology Rights allocable to the Refinery or other Assets under a Multi-Site License). Effective as of and related to the period on and after the Closing Date, Buyer or the Company shall be solely responsible for complying with all Obligations (including non-disclosure, export control and grant-back obligations) under Licensed Technology Rights used by the Company after Closing and shall indemnify, defend and hold the Seller Indemnitees harmless in accordance with Section 11.3 against any Losses they may suffer by reason of Buyer's or the Company's failure to do so. Without limiting the foregoing, Buyer shall indemnify, defend and hold the Seller Indemnitees harmless in accordance with Section 11.3 against any Losses they may suffer by reason of Buyer's or the Company's use of Licensed Technology Rights beyond the use of such rights by the Company as of the Closing.
                    (d) Seller's obligations under this Section 7.18 shall expire on the second (2nd) anniversary of the Closing Date.
          Section 7.19 Releases.
                    (a) Simultaneously with the Closing, Seller, on behalf of itself and its Affiliates (other than the Companies), hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing Date, to the fullest extent permitted by Law, each of the Companies from any and all debts, Obligations, Claims, Proceedings, judgments or controversies of any kind whatsoever (collectively, "Pre-Transaction Claims") that Seller and its Affiliates (other than the Companies), may possess, if any, against the Companies to the extent arising out of or based upon any agreement or understanding or act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing Date (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, "Pre-Transaction Matters"), including: (a) claims by Seller with respect to repayment of loans or other indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which Seller or any of its Affiliates (other than the Companies), is a party; and (c) Claims by Seller and its Affiliates (other than the Companies), with respect to dividends, distributions, violations of preemptive rights and Seller's status as a stockholder, option holder or other security holder of the Companies; provided, however, that this Section 7.19(a) shall not apply to any Claim or Obligation pursuant to this Agreement or the Related Agreements or any Obligation of the Companies that is taken into account as a liability of the Companies for purposes of the Final Net Working Capital. Seller, on behalf of itself and its Affiliates (other than the Companies), hereby further agrees, from and after the Closing Date, not to file or initiate any Proceeding before any Governmental Authority on the basis of or respecting any Pre-Transaction Claim concerning any Pre-Transaction Matter that is released under this Section 7.19(a).

                    (b) Simultaneously with the Closing, Buyer, on behalf of the Companies, hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing Date, to the fullest extent permitted by Law, Seller and its Affiliates from any and all Pre-Transaction Claims that the Companies may possess, if any, against Seller and its Affiliates to the extent arising out of or based upon any Pre-Transaction Matters, including: (a) claims by the Companies with respect to repayment of loans or other indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which either of the Companies, is a party; and (c) Claims by the Companies with respect to dividends and distributions; provided, however, that this Section 7.19(b) shall not apply to any Claim or Obligation pursuant to this Agreement or the Related Agreements or any Obligation of Seller that is taken into account as an asset of the Companies for purposes of the Final Net Working Capital. Buyer, on behalf of the Companies, hereby further agrees, from and after the Closing Date, not to file or initiate any Proceeding before any Governmental Authority on the basis of or respecting any Pre-Transaction Claim concerning any Pre-Transaction Matter that is released under this Section 7.19(b).
ARTICLE VIII
CLOSING CONDITIONS
          Section 8.1 Conditions to Obligations of Each Party Under this Agreement. The respective Obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Parties, in whole or in part, to the extent permitted by Law:
                    (a) Any waiting or review period applicable to the transactions contemplated by this Agreement under applicable antitrust, trade regulation or foreign investment Laws and regulations, including the HSR Act, shall have expired or been terminated;
                    (b) No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby; and
                    (c) There shall not be pending or threatened in writing any Proceeding instituted by any Governmental Authority to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement.
          Section 8.2 Additional Conditions to Seller's Obligations. The Obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Law:
                    (a) The representations and warranties of Buyer made in Section 5.1 (Organization and Qualification) and Section 5.2 (Authority; Enforceability) shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak only as of a specific date or time, which need be so complete and correct only as of such date or time). The other representations and warranties of Buyer made in Article V shall, when read without any qualification as to "materiality" or "material adverse effect" or another similar qualifier shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need be so complete and correct only as of such date or time) except where the failure to be so complete and correct, individually and in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform its Obligations under this Agreement, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect;

                    (b) Buyer shall have performed or complied in all material respects with all Obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect;
                    (c) All Third Person Consents and all Authorizations specified in Section 8.2(c) of the Disclosure Schedules shall have been obtained;
                    (d) Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Material Adverse Effect; and
                    (e) Buyer shall have provided to Seller reasonable confirmation (which shall include an unaudited balance sheet and bank statements of Buyer) that the Adjusted Net Worth of Buyer immediately prior to the Closing shall equal or exceed an amount equal to One Hundred Fifty Million Dollars ($150,000,000).
          Section 8.3 Additional Conditions to Buyer's Obligations. The Obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Law:
                    (a) The representations and warranties of Seller and the Company, as applicable, made in Section 3.1 and Section 4.1 (Organization and Qualification), Section 3.2 and Section 4.2 (Authority; Enforceability), Section 3.5 (Ownership of the TH Interest), Section 4.4 (Capitalization of the Company), and Section 4.5 (Capitalization of the Acquired Subsidiary) shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak only as of a specific date or time, which need be so complete and correct only as of such date or time). The other representations and warranties of Seller and the Company, as applicable, made in Article III and Article IV shall, when read without any qualification as to "materiality" or "Material Adverse Effect" or another similar qualifier shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need be so complete and correct only as of such date or time) except where the failure to be so complete and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its Obligations under this Agreement, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect;
                    (b) Seller shall have performed or complied in all material respects with all Obligations required by this Agreement to be performed or complied with by it on or prior to Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect;
                    (c) All Third Person Consents and all Authorizations specified in Section 8.2(c) of the Disclosure Schedules shall have been obtained;

                    (d) Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Material Adverse Effect;
                    (e) The Startup Criteria shall have been met in all material respects; and
                    (f) Seller (or its Affiliates) shall have successfully created a functional SAP "clone" of Seller's current Hawaii operating system pursuant to the Pre-Closing Transition Services Agreement which shall be hosted and managed by Seller (or its Affiliates) at its datacenter and without any modifications by Buyer.
ARTICLE IX
CASUALTY OR CONDEMNATION
          Section 9.1 Notice. In the event that, prior to the Closing Date, all or any portion of the tangible Assets are damaged or destroyed by fire, theft, vandalism, flood, wind, hurricane, explosion or other casualty for which the associated repair or replacement costs (excluding insurance or other potential third party reimbursements) would reasonably be expected to exceed $5,000,000 (a "Casualty") or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights (a "Taking"), Seller shall promptly notify Buyer thereof.
          Section 9.2 Repair or Replacement.
                    (a) In the event of a Casualty or Taking during the Interim Period affecting the tangible Assets, Seller shall elect (i) to repair or replace or make adequate provision for the repair or replacement of the affected Asset at Seller's cost prior to the Closing, in which case Buyer's Obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until three (3) Business Days after repairs or replacement have been completed and the affected Asset has been restored to performance substantially comparable in all material respects to that prior to the Casualty or Taking or (ii) to negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected Assets, as may be mutually agreed to by Buyer and Seller (the "Repair Costs"), in which case, in the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred as provided in Section 9.5. Notwithstanding the foregoing, Seller's election in clause (i) of this Section 9.2(a) shall be unavailable and clause (ii) of this Section 9.2(a) shall apply if the required repairs or replacements would reasonably be expected to result in an extension of the Closing Date for more than forty-five (45) days.
                    (b) If Seller and Buyer agree on the Repair Costs within fifteen (15) days of Buyer's receipt of Seller's notice of the Casualty or Taking (the "Repair Negotiation Period"), Buyer's Obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the amount of the Repair Costs so agreed that exceeds $5,000,000.
                    (c) If Seller and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a "Repair Cost Dispute"), either party may request an engineering company that shall be mutually agreed to by Buyer and Seller to evaluate the affected Assets and deliver to Buyer and Seller its written estimate of the Repair Costs (the "Third-Party Estimate") within fifteen (15) days after the end of the Repair Negotiation Period.
                    (i) If the Third-Party Estimate is equal to or less than $5 million, Buyer's Obligation to effect the Closing shall not be affected and the Parties shall submit the Repair Cost Dispute to binding arbitration for resolution after the Closing, with a post-Closing adjustment to the Purchase Price equal to the amount by which the finally-determined Repair Costs exceed $5 million in the aggregate.

                    (ii) If the Third-Party Estimate is equal to or greater than $5 million but less than $20 million, Buyer's Obligation to effect the Closing shall not be affected, but the Closing Date Payment shall be reduced by the amount that the Third-Party Estimate exceeds $5 million in the aggregate and the Parties shall submit the Repair Cost Dispute to binding arbitration after the Closing, with a post-Closing adjustment of the Purchase Price equal to the amount by which the difference between the Third-Party Estimate and the finally-determined Repair Costs exceed $5 million in the aggregate.
                    (iii) If the Third-Party Estimate is equal to or greater than $20 million, either Seller or Buyer may elect, by giving the other Party written notice of election within fifteen (15) days of receipt of the Third-Party Estimate, to terminate this Agreement pursuant to Section 10.1(e); provided, however, that if within such time period, Buyer is ready and able to proceed to Closing and agrees in writing to (x) waive the closing condition set forth in Section 8.3(e) with respect to the Refinery Turnaround and Startup Activities and satisfaction of the Startup Criteria and (y) to hold the Closing within five (5) Business Days of such agreement, then Seller shall not elect to terminate this Agreement pursuant to this Section or Section 10.1(e).
          Section 9.3 Condemnation Awards. In the event of any reduction in the Purchase Price in connection with a Taking at the Refinery, as provided in Section 9.2(a), Buyer shall be entitled to collect from any condemnor the entire award(s) that may be made in any such Proceeding, without deduction, to be paid out as follows: subject to actual receipt of such award(s) by Buyer, (a) Buyer shall pay to Seller all such amounts, up to the amount of such Purchase Price reduction, and (b) Buyer shall be entitled to retain the balance (if any) of such award(s).
          Section 9.4 Purchase Price Adjustment. Any adjustment of the Purchase Price pursuant to Section 9.2(c) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (a) an adjustment in favor of Buyer shall be paid in cash by Seller; and (b) an adjustment in favor of Seller shall be paid in cash to the extent the Purchase Price had been reduced pursuant to this Article IX. Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.
          Section 9.5 Deferral of Closing Date and Termination Date. In the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred until (a) three (3) Business Days after receipt of the Third-Party Estimate, or (b) if Seller elects the option in Section 9.2(c)(i), as provided therein.
ARTICLE X
TERMINATION
          Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:
                    (a) by mutual written consent of Seller and Buyer;
                    (b) by Seller upon notice to Buyer, if any of the conditions in Section 8.1 or Section 8.2 shall not have been fulfilled by the Closing Date or are or shall have become incapable of fulfillment on or prior to the Termination Date, provided that in each such case the failure to Close is not due, inter alia, to any breach by Seller of any of its representations, warranties, covenants or other Obligations contained in this Agreement;

                    (c) by Buyer upon notice to Seller, if any of the conditions in Section 8.1 or Section 8.3 shall not have been fulfilled by the Closing Date or are or shall have become incapable of fulfillment on or prior to the Termination Date, provided that in each such case the failure to Close is not due, inter alia, to any breach by Buyer of any of its representations, warranties, covenants or other Obligations contained in this Agreement;
                    (d) by Seller or Buyer upon notice to the other Party, if the Closing contemplated hereby shall not have occurred (other than through the failure of any Party seeking to terminate this Agreement to comply with its Obligations under this Agreement) on or before September 30, 2013 (the "Termination Date"), provided that in each such case the failure to Close is not due, inter alia, to any breach by the Party seeking to terminate this Agreement of any of its representations, warranties, covenants or other Obligations contained in this Agreement; or
                    (e) by Seller or Buyer upon notice to the other Party, pursuant to Section 9.2(c)(iii).
          Section 10.2 Deferral of Closing Date and Termination Date. Notwithstanding the Termination Date being September 30, 2013 as provided pursuant to Section 10.1(d), Buyer may defer the Termination Date to a date no later than October 31, 2013 solely due to Buyer's efforts to obtain the Financing provided that Buyer provides written notice to Seller of such election on or before September 16, 2013.
          Section 10.3 Effect of Termination. Except for this Section 10.3, Section 2.11, Section 2.12, Section 6.1(d)(vii), Section 6.1(h), Section 6.6, Section 6.14, Section 11.7(c), Section 11.8, Section 11.9, Section 12.2, Section 12.3 and Section 12.4, this Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (a) except as provided in this Section 10.3 and by Section 2.2, there shall be no liability on the part of Seller, the Company, the Acquired Subsidiary or Buyer or any of their respective Affiliates, or any of their respective officers, directors or managers, to any other party and (b) all rights and Obligations of any Party shall cease; provided, however, that any such termination shall not relieve Seller, the Company, the Acquired Subsidiary or Buyer from liability for any intentional and material breach of this Agreement occurring prior to such termination. The termination of this Agreement shall have no effect on the provisions of the Confidentiality Agreement.
ARTICLE XI
INDEMNIFICATION AND REMEDIES
          Section 11.1 Survival. Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date (except for those contained in Section 3.1, Section 4.1 and Section 5.1 (Organization and Qualification), Section 3.2, Section 4.2 and Section 5.2 (Authority; Enforceability), Section 3.5 (Ownership of the TH Interest), Section 4.4 (Capitalization of the Company), Section 4.5 (Capitalization of the Acquired Subsidiary), and Section 3.6 and Section 5.5 (Brokers), and Section 4.15 (Taxes) (the foregoing representations hereinafter referred to as the "Fundamental Representations"), which shall survive the Closing until the thirtieth (30th) day following the expiration of the applicable statute of limitations, and until the resolution of the indemnification Claims received by the Indemnifying Party in accordance with the provisions hereof prior to the expiration of the relevant time period, (b) each covenant and agreement of the Parties contained in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed, and (c) the provisions of Section 6.7 and Section 6.8 shall survive the Closing without limit as to time.

          Section 11.2 Indemnification Provisions for the Benefit of Buyer.
                    (a) If the Closing occurs and subject to the other provisions of this Article XI, Seller shall indemnify, defend, save and hold the Buyer Indemnitees harmless from and against any Claims and Losses actually suffered or incurred by them to the extent arising out of or related to:
                    (i) the breach of any representation or warranty of Seller or the Company contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);
                    (ii) the breach of any covenants or agreements of Seller contained in this Agreement (other than with respect to the Retained Liabilities and for Taxes, which are covered by clauses (iii) and (iv) below);
                    (iii) the Retained Liabilities; and
                    (iv) any and all Taxes, without duplication, (A) imposed on the Company or the Acquired Subsidiary for any Pre-Closing Tax Period (as determined in accordance with Section 7.10(a) for Straddle Periods); (B) for which the Company or the Acquired Subsidiary becomes liable by reason of being a member of any affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Tax Law) on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Tax Law; (C) for which the Company or the Acquired Subsidiary becomes liable by reason of being a transferee or successor of any Person (other than the Company or the Acquired Subsidiary), by contract or pursuant to any Law, with respect to an event or transaction occurring on or before the Closing Date; and (D) which are the responsibility of Seller as described in Section 7.10(g); provided, however, (Y) in the case of subclauses (A), (B), (C), or (D), only if and to the extent that such Taxes are in excess of the amount, if any, of such Taxes that are included as a liability and taken into account in the Final Net Working Capital that has been finally determined pursuant to Section 2.6, and (Z) that Seller shall have no obligation to indemnify the Buyer Indemnitees from and against any Claims and Losses arising out of or related to Taxes described in subclause (A) if such Taxes are attributable to transactions occurring after the Closing outside the ordinary course of business (other than any such transactions specifically contemplated by this Agreement).
Notwithstanding anything in this Agreement to the contrary, all Claims and Losses of the Buyer Indemnitees arising under or related to Environmental Laws (including Third-Party Claims arising under or related to Environmental Laws) shall be governed by the Environmental Agreement and not this Agreement.
                    (b) No Claim may be asserted nor may any Proceeding be commenced against Seller pursuant to this Section 11.2 unless written notice of such Claim or Proceeding is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or Proceeding, and with respect to Claims or Proceedings based on the breach of any representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 11.1; provided, however, that no Claim may be asserted nor may any Proceeding be commenced by Buyer against Seller arising out of or related to a breach of any representation or warranty of which Buyer had Knowledge on or prior to the Closing Date and for which Buyer failed to deliver a Breach Notice in accordance with Section 6.4. If a Buyer Indemnitee has recovered any Losses pursuant to one subsection of this Section 11.2(a), such Buyer Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 11.2(a). Notwithstanding the foregoing, a Buyer Indemnitee shall be entitled to seek recovery under such provisions of this Agreement that maximizes its recovery.

                    (c) No Claim may be made against Seller for indemnification pursuant to clauses (i) or (ii) of Section 11.2(a) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless (i) such individual action, occurrence or event exceeds $5,000 for a Retail Asset, $25,000 for a Logistics Asset and $100,000 for an asset related to the Refinery (individually, each as applicable, the "De Minimis Amount") (and in such case, no Loss below such De Minimis Amounts be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees" Losses) or (ii) such Claim relates to the breach of a Fundamental Representation by Seller.
                    (d) No Claim may be made against Seller for indemnification pursuant to clauses (i) or (ii) of Section 11.2(a) unless the aggregate amount of all Claims and Losses of the Buyer Indemnitees with respect to clauses (i) and (ii) of Section 11.2(a) (excluding individual Claims and Losses less than the De Minimis Amounts) shall exceed an amount equal to $500,000 (the "Indemnification Deductible"), after which point Seller shall be obligated only to indemnify the Buyer Indemnitees from and against such aggregate Claims and Losses (excluding individual Claims and Losses less than the De Minimis Amounts) in excess of the Indemnification Deductible, provided, that the Indemnification Deductible shall not apply with respect to Losses arising under Section 11.2(a)(i) with respect to a breach of a Fundamental Representation by Seller or the Company.
                    (e) The maximum amount that Seller shall be required to pay pursuant to clauses (i) and (ii) of Section 11.2(a) in respect of all Claims and Losses by all Buyer Indemnitees shall equal $2,500,000 (the "Indemnification Cap"), after which point Seller will have no Obligation to indemnify the Buyer Indemnitees from and against further such Claims and Losses; provided, however, that with respect to a breach of a Fundamental Representation made by Seller or the Company, the maximum amount of Losses that Buyer will be able to recover from Seller pursuant to Section 11.2(a)(i) shall not be limited by the Indemnification Cap but shall be limited to an amount not to exceed the Base Amount. In addition, Seller shall have as an affirmative defense to any claim for indemnity under Section 11.2(a)(i) arising out of or related to a breach of any representation or warranty of Seller or the Company that Buyer had Knowledge of such breach on or prior to the Closing Date and Buyer failed to deliver a Breach Notice in accordance with Section 6.4.
                    (f) Amounts paid by Seller that are counted against or applied toward the Indemnification Deductible or the Indemnification Cap shall not count against and be applied toward the Environmental Deductible and the Indemnification Cap (as such terms are defined in the Environmental Agreement) and vice versa, amounts paid by Seller that are counted against or applied toward the Environmental Deductible or the Environmental Cap shall not count against and be applied toward the Indemnification Deductible and the Indemnification Cap.
                    (g) Seller's indemnification obligations pursuant to this Agreement shall be reduced in the event and to the extent amounts for such indemnified obligations are taken into account as a liability for purposes of the Final Net Working Capital.
          Section 11.3 Indemnification Provisions for the Benefit of Seller.
                    (a) If the Closing occurs and subject to the other provisions of this Article XI, Buyer agrees to indemnify, defend, save and hold the Seller Indemnitees harmless from and against any Claims and Losses actually suffered or incurred by them to the extent arising out of or related to:

                    (i) the breach of any representation or warranty of Buyer contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);
                    (ii) the breach of any covenants or agreements of Buyer contained in this Agreement (other than with respect to employees and employee benefits, Taxes, Multi-Site Contracts, Earnout Payments and Startup Activities, which are covered by clauses (v) through (ix) below, respectively);
                    (iii) the Company Assumed Liabilities;
                    (iv) the ownership of the TH Interest, the Company, the Acquired Subsidiary, or the Assets after the Effective Time, or the operation of the Business after the Effective Time (in each case excluding the Excluded Assets and the Retained Liabilities and to the extent such Losses are not indemnifiable by Seller pursuant to Section 11.2);
                    (v) any Obligations of Buyer with respect to employees and employee benefits as provided in Section 7.1 through Section 7.7;
                    (vi) (A) the breach of any covenants or agreements of Buyer (or any Affiliate of Buyer, which includes the Companies post-Closing) with respect to Taxes contained in this Agreement, or (B) any Obligations of Buyer (or any Affiliate of Buyer, which includes the Companies post-Closing) with respect to Taxes which are the responsibility of Buyer (or any Affiliate of Buyer, which includes the Companies post-Closing) as provided in Section 7.10;
                    (vii) any Obligations of Buyer with respect to Multi-Site Contracts as provided in Section 7.13;
                    (viii) any Obligations of Buyer with respect to Earnout Payments as provided in Section 2.8;
                    (ix) any Obligations of Buyer with respect to Undelivered Refinery Inventory (including Feedstock Inventory) and Committed Refinery Inventory as provided in Section 2.11 and Section 2.12.
                    (x) any Obligations of Buyer with respect to Refinery Turnaround and Startup Activities as provided in Section 6.1.
Notwithstanding anything in this Agreement to the contrary, all Claims and Losses of the Seller Indemnitees arising under or related to Environmental Laws (including Third-Party Claims arising under or related to Environmental Laws) shall be governed by the Environmental Agreement and not this Agreement.
                    (b) No Claim may be asserted nor may any Proceeding be commenced against Buyer pursuant to this Section 11.3 unless written notice of such Claim or Proceeding is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or Proceeding, and with respect to Claims or Proceedings based on the breach of representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 11.1. If a Seller Indemnitee has recovered any Losses pursuant to one subsection of Section 11.3(a), such Seller Indemnitee shall not be entitled to recover the same Losses under another subsection of Section 11.3(a). Seller and Buyer acknowledge and agree that, with respect to any failure by Buyer to comply with its Obligations with respect to Post-Closing Employees as set forth in Section 7.1 through Section 7.7, Seller shall be entitled to specific performance of such Obligations by Buyer and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

                    (c) No Claim may be made against Buyer for indemnification pursuant to clauses (i) or (ii) of Section 11.3(a): (i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events), except for Claims relating to the breach of a Fundamental Representation, unless the aggregate Claims and Losses of Seller Indemnitees with respect thereto exceeds $10,000 (nor shall any Claim or Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of Seller Indemnitees" Losses) and (ii) unless the aggregate amount of all Claims and Losses of Seller Indemnitees with respect to clauses (i) and (ii) of Section 11.3(a) shall exceed the Indemnification Deductible (after which Buyer shall be obligated only to indemnify Seller Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible), provided, that the Indemnification Deductible shall not apply with respect to Losses arising under Section 11.3(a)(i) with respect to a breach of a Fundamental Representation by Buyer. The maximum amount that Buyer shall be required to pay pursuant to clauses (i) and (ii) of Section 11.3(a) in respect of all Claims and Losses by all Seller Indemnitees shall equal the Indemnification Cap, after which point Buyer will have no Obligation to indemnify Seller Indemnitees from and against further such Claims or Losses; provided, however, that with respect to a breach of a Fundamental Representation made by Buyer, the maximum amount of Losses that Seller will be able to recover from Buyer pursuant to Section 11.3(a)(i) shall not be limited by the Indemnification Cap but shall be limited to an amount not to exceed the Base Amount. Notwithstanding the preceding sentences to the contrary, the provisions of this Section 11.3(c) shall not apply to the indemnification Obligations of Buyer set forth in Section 2.12, Section 6.6, Section 6.8, Section 7.7, Section 7.9, Section 7.13, and Section 7.18. Additionally, for the avoidance of doubt, any Claims or Losses to be paid by Buyer pursuant to Section 11.3(a)(iii) through Section 11.3(a)(vii) are not subject to the limitations of this Section 11.3(c).
          Section 11.4 Indemnification Procedures; Matters Involving Third Parties.
                    (a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 11.4, an "Indemnified Party"), shall give the indemnifying party under Section 11.2 and Section 11.3, as applicable (for purposes of this Section 11.4, an "Indemnifying Party"), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the nature of the Claim and an estimated or actual amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article XI except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure or to the extent the survival period, if applicable, expires pursuant to Section 11.1 prior to the giving of such notice.
                    (b) If any third party shall notify an Indemnified Party with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against the Indemnifying Party under this Article XI, then the Indemnified Party shall promptly (and in any event within twenty (20) days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article XI except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure.

                    (c) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume and thereafter conduct the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.4(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. The Parties shall cooperate in a manner to preserve in full (to the extent possible) the attorney-client and work-product privileges.
                    (d) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement (i) involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would not reasonably be expected to have a material adverse effect on the Indemnified Party and (ii) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third-Party Claim and does not involve any admission of wrongdoing by the Indemnified Party or any of its Affiliates.
                    (e) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 11.4(c), the Indemnified Party may defend against the Third- Party Claim in any manner it may reasonably deem appropriate.
                    (f) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).
                    (g) If a claim for indemnification against the Indemnifying Party under this Article XI does not relate to a Third-Party Claim (a "Direct Claim"), the Indemnifying Party shall have thirty (30) days after its receipt of notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement with respect to the Losses specified in such notice.
                    (h) The provisions of Section 11.4(b) through (g) shall not apply to Third Party Claims pertaining to Taxes.
          Section 11.5 Determination of Losses.
                    (a) The Losses giving rise to any indemnification Obligation hereunder shall be reduced by any insurance proceeds actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, net of any expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any. The amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, at the Applicable Rate from the date the Indemnified Party provides notice of the Loss to the Indemnifying Party until the date paid. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 11.5.

                    (b) An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, that an Indemnified Party shall have no Obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses.
                    (c) For purposes of determining whether a breach has occurred and calculating a Loss in connection with a claim for indemnification under this Article XI, each of the representations and warranties that contains any qualifications as to materiality or "Material Adverse Effect" will be determined with regard to such materiality or "Material Adverse Effect" qualifier contained in the terms of such representation and warranty; provided, however, that if the representation or warranty is breached (after taking into consideration such materiality or "Material Adverse Effect" qualifier) then the amount of Losses arising out of such breach will be determined without regards to such materiality or "Material Adverse Effect" qualifier.
          Section 11.6 No Multiple Recoveries. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant.
          Section 11.7 Limitations on Liability/Exclusive Remedies.
                    (a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR ACTUAL FRAUD, INTENTIONAL MISREPRESENTATION AND INTENTIONAL BREACH, THE REMEDIES SET FORTH IN ARTICLE VII, ARTICLE X, THIS ARTICLE XI (INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND SUBJECT TO THE DISCLAIMERS SET FORTH IN SECTION 6.7 AND SECTION 6.8) AND THE ENVIRONMENTAL AGREEMENT, ARE INTENDED TO BE, AND SHALL BE, THE SOLE AND EXCLUSIVE REMEDIES OF THE BUYER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE CLOSING OCCURS, EXCEPT FOR THE REMEDIES SET FORTH IN ARTICLE VII, ARTICLE X, AND THIS ARTICLE XI, BUYER HEREBY IRREVOCABLY WAIVES, DISCHARGES AND RELEASES (ON BEHALF OF ITSELF AND THE OTHER BUYER INDEMNITEES), TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL OTHER CLAIMS, OBLIGATIONS AND LOSSES (INCLUDING RIGHTS OF CONTRIBUTION, IF ANY) WHICH EXIST OR MAY ARISE IN THE FUTURE, THAT THE BUYER INDEMNITEES MAY HAVE AGAINST SELLER OR ITS AFFILIATES, AS THE CASE MAY BE, ARISING UNDER OR BASED UPON ANY LAW (INCLUDING ANY SUCH LAW RELATING TO ENVIRONMENTAL LAW OR ARISING UNDER OR BASED UPON ANY SECURITIES LAW, COMMON OR CIVIL LAW OR OTHERWISE) THAT ARE ATTRIBUTABLE TO OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE BUSINESS, THE ASSETS, THE TH INTEREST, THE COMPANY OR THE ACQUIRED SUBSIDIARY.
                    (b) SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR ACTUAL FRAUD, INTENTIONAL MISREPRESENTATION AND INTENTIONAL BREACH, THE REMEDIES SET FORTH IN ARTICLE VII, ARTICLE X, THIS ARTICLE XI (INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE) AND THE ENVIRONMENTAL AGREEMENT, ARE INTENDED TO BE, AND SHALL BE, THE SOLE AND EXCLUSIVE REMEDIES OF THE SELLER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                    (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR THE ENVIRONMENTAL AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO OR ANY OF SUCH PARTY's AFFILIATES ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS; EXCEPT, HOWEVER, WITH RESPECT TO ANY OF THE FOREGOING PAID OR OWING TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM, WHICH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND SHALL BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS ARTICLE XI AND THE ENVIRONMENTAL AGREEMENT, AS APPLICABLE.
                    (d) ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT AND THE ENVIRONMENTAL AGREEMENT, INCLUDING THOSE IN THIS ARTICLE XI, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.
          Section 11.8 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Texas, without regard to conflicts of laws rules or principles as applied in Texas.
          Section 11.9 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in Harris County, Texas and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such Proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.9.

ARTICLE XII
MISCELLANEOUS
          Section 12.1 Amendment. This Agreement (including this Section 12.1) may not be amended except by an instrument in writing executed and delivered by the Parties. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
          Section 12.2 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight delivery service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers:
If to Seller or to the Company (prior to the Closing for the Company), to:
Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259
Attention: Executive Vice President and General Counsel
Fax: (210) 745-4659
with a copy to (which shall not constitute notice):
Norton Rose Fulbright
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Daniel L. Mark
Fax: (713) 651-5246
If to Buyer or to the Company (after the Closing for the Company), to:
Par Petroleum Corporation
1301 McKinney, Suite 2025
Houston, Texas 77010
Attention: Chief Financial Officer
Fax: (713) 650-0502
with a copy to (which shall not constitute notice):
Porter Hedges LLP
1000 Main, 36th Floor
Houston, Texas 77002
Attention: E. James Cowen
Fax: (713) 228-1331

or to such other address or facsimile number as any party may, from time to time, designate in a written notice given in accordance with this Section 12.2. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by or on behalf of the intended recipient, (ii) if sent by facsimile transmission, upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during recipient's normal business hours, or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third (3rd) Business Day after deposit in the mail or the date of delivery as shown by the return receipt therefor.
                    Section 12.3 Public Announcements. No Party shall issue or make any press releases or similar public announcements concerning the transactions contemplated hereby or by the Related Agreements without the written consent of Buyer and Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant Party is subject, wherever situated. In the event that a Party believes it is required to issue or make any press release or public announcement, such Party shall (a) give prompt notice thereof to the other Parties, (b) allow such other Parties reasonable opportunity to review and provide comments with respect to the content of such press release or public announcement and (c) use Commercially Reasonable Efforts to incorporate any reasonable comment from any other Party prior to any release or public announcement.
                    Section 12.4 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller or its Affiliates in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer or its Affiliates in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. For the avoidance of doubt, in the event Buyer elects to obtain title insurance based upon the Title Commitments then all costs and expenses related to such title insurance shall be paid by Buyer.
                    Section 12.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
                    Section 12.6 No Strict Construction. The Parties acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person and any rule of Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

                    Section 12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
                    Section 12.8 Assignment. This Agreement shall not be assigned by any Party (including by operation of Law or otherwise) except with the prior written consent of the other Parties. Any purported assignment of this Agreement in violation of this Section 12.8 shall be null and void.
                    Section 12.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except, that the Seller Indemnitees and the Buyer Indemnitees shall be third party beneficiaries of the indemnifications provided for in Article XI.
                    Section 12.10 Failure or Indulgence Not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
                    Section 12.11 Disclosure Schedules. Any matter disclosed by Seller in the Disclosure Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by Seller for purposes of each other Section of this Agreement to which such disclosure is relevant as and to the extent that the relevance of such matter to such other Section is readily apparent on the face of such disclosure. The listing (or inclusion of a copy) of a document or other item in the Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is readily apparent from the listing (or inclusion of a copy) of such document.
                    Section 12.12 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
                    Section 12.13 Entire Agreement. This Agreement and the Related Agreements (together with the Exhibits, the Disclosure Schedules and the other Schedules hereto and thereto) constitute the entire agreement of the parties hereto and thereto, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect).
                    Section 12.14 Confidentiality. For a period of three (3) years following the Closing Date, Seller shall, and shall cause its Affiliates to, hold, and shall use Commercially Reasonable Efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, that primarily relates to the Companies or the Business, except to the extent that Seller can show that such information (a) is generally available to or known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited, to Seller's Knowledge, from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed.

                    Section 12.15 Specific Performance. Each Party acknowledges that the breach of this Agreement by the other Parties would cause irreparable damage to such Party and that money damages or other legal remedies would not be an adequate remedy for any such damages. Therefore, the Obligations of each Party under this Agreement, including Seller's obligation to sell the TH Interest to Buyer and Buyer's obligation to purchase the TH Interest from Seller, shall be enforceable by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith, without the requirement to post any bond or security in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
                    Section 12.16 Counterparts. This Agreement may be executed in multiple counterparts and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image; provided that each Party uses Commercially Reasonable Efforts to deliver to each other Party original signed counterparts as soon as possible thereafter.
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          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
TESORO CORPORATION

By:	/s/ Gregory J. Goff
Gregory J. Goff,
President and Chief Executive Officer

HAWAII PACIFIC ENERGY, LLC
by PAR PETROLEUM CORPORATION, as its sole member

By:	/s/ R. Seth Bullock
R. Seth Bullock,
Chief Financial Officer

For the limited purpose of agreeing to be bound by the provisions of Section 2.8, Section 2.9, Section 6.15, Article IV and Article VII to the extent applicable to the Company:

TESORO HAWAII, LLC

By:	/s/ Daniel R. Romasko
Daniel R. Romasko,
Executive Vice President, Operations